    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2002



                                                     REGISTRATION NO. 333-100647

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 SCANSOFT, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                  DELAWARE                                  3577                          94-3156479
       (State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
       incorporation or organization)           Classification Code Number)         Identification Number)

                                 SCANSOFT, INC.
                               9 CENTENNIAL DRIVE
                               PEABODY, MA 01960
                                 (978) 977-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                               RICHARD S. PALMER
                            CHIEF FINANCIAL OFFICER
                                 SCANSOFT, INC.
                               9 CENTENNIAL DRIVE
                               PEABODY, MA 01960
                                 (978) 977-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

      KATHARINE A. MARTIN               JEAN-MARC VANSTAEN               JACK I. KANTROWITZ
         ROBERT SANCHEZ              LERNOUT & HAUSPIE SPEECH      SIDLEY AUSTIN BROWN & WOOD LLP
WILSON SONSINI GOODRICH & ROSATI          PRODUCTS N.V.                  787 SEVENTH AVENUE
    PROFESSIONAL CORPORATION              NIEUWSTRAAT 23                 NEW YORK, NY 10019
       650 PAGE MILL ROAD             B-8940 WERVIK BELGIUM                (212) 839-8654
      PALO ALTO, CA 94304                 32-56-31-57-76
         (650) 493-9300
                                           ALLAN FORSEY
                                         VICE PRESIDENT,
                                      FINANCE AND TREASURER
                                      L&H HOLDINGS USA, INC.
                                         52 THIRD AVENUE
                                       BURLINGTON, MA 01803
                                          (781) 203-1100

                             ---------------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF          AMOUNT TO BE            PROPOSED MAXIMUM           PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED        OFFERING PRICE PER SHARE(1) AGGREGATE OFFERING PRICE     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par     8,084,406 shares(2)              $4.83                   $39,047,681               $3,593(3)
   value...................
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


---------------

(1) The Proposed Maximum offering Price Per Share has been estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Registrant's Common Stock as reported on the Nasdaq National Market on October 17, 2002.
(2) This Registration Statement also shall cover any additional shares of common stock that become issuable in connection with the shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant's common stock.

(3) Previously paid.

                             -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 6, 2002


[PROSPECTUS GRAPHIC]

                                [SCANSOFT LOGO]

                                7,034,406 SHARES
                                  COMMON STOCK
--------------------------------------------------------------------------------


We are selling 1,000,000 shares of common stock, and Lernout & Hauspie Speech Products N.V., and L&H Holdings USA, Inc. (the selling stockholders), are selling an additional 6,034,406 shares in this firm-commitment underwritten offering. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholders. We have granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares from us to cover over-allotments, if any.



We are also filing, contemporaneously with the registration statement containing this prospectus, a separate registration statement (file no. 333-100648) pertaining to the registration on behalf of certain of our stockholders of an additional 9,000,000 shares of our common stock. Each of these stockholders has agreed not to offer, sell or otherwise dispose of any of these shares for a period of 90 days after the date of this prospectus. We will not receive any proceeds from the sale, if any, of the 9,000,000 shares registered under that separate registration statement.



Our common stock is quoted on the Nasdaq National Market under the symbol "SSFT." On December 3, 2002, the last reported sale price of our common stock was $6.96 per share.

--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
--------------------------------------------------------------------------------

                                                              PER SHARE      TOTAL
Public offering price                                         $           $
Underwriting discount                                         $           $
Proceeds, before expenses, to us                              $           $
Proceeds, before expenses, to the selling stockholder         $           $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
THOMAS WEISEL PARTNERS LLC
                                  ADAMS, HARKNESS & HILL, INC.

                                                          INVESTEC INC.


The date of this prospectus is December   , 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
The Offering................................................    3
Summary Consolidated Financial Data.........................    4
Risk Factors................................................    5
Forward-Looking Statements..................................   13
Trademarks and Other Information............................   14
Use of Proceeds.............................................   14
Price Range of Common Stock.................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   16
Selected Consolidated Financial Data........................   18
Selected Quarterly Operating Results........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   38
Management..................................................   49
Certain Relationships and Securities Transactions...........   66
Principal and Selling Stockholders..........................   68
Description of Capital Stock................................   70
Shares Eligible for Future Sale.............................   74
Underwriting................................................   75
Legal Matters...............................................   77
Experts.....................................................   77
Where You Can Find More Information.........................   78
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information concerning our company, the common stock being sold in this offering and our financial statements appearing in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."

                                    SCANSOFT


     We are a leading provider of software that allows users to incorporate documents, images and speech into digital applications. Our products and technologies automate manual processes and help enterprises, professionals and consumers increase productivity, reduce costs and save time. Our products are built upon digital capture and speech technologies, and are sold as solutions into the financial, legal, healthcare, government, telecommunications and automotive industries. Our digital capture technologies transform text and images into digital form. Our speech technologies transform speech into text and text into speech and permit voice control of applications. We focus on markets where we can exercise market leadership, where significant barriers to entry exist and where we possess competitive advantages, because of the strength of our technologies, products, sales and distribution channels and business processes.



     Our software is delivered as independent applications or as part of larger integrated systems, such as systems for digital copiers on a network or customer service call centers. Our digital capture solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms within XML, Internet, mobile and other business applications. Our speech solutions automatically create documents from speech, transform text into synthesized speech, and enable seamless interaction with hardware and software systems simply by speaking. Our products and technologies deliver a measurable return on investment to our customers.



     Our extensive technology assets, intellectual property and industry expertise in digital capture and speech create high barriers to entry in markets where we compete. Our technologies are based on complex mathematical formulas, which require large amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities, and we continue to build upon our leadership position. Our digital capture technology is recognized as the most accurate in the industry, with rates as high as 99.8%, and supports more than 100 languages. Our speech technology has industry-leading recognition accuracy, provides natural sounding synthesized speech in 19 languages, and supports a broad range of hardware platforms and operating systems. Our technologies are covered by more than 300 patents or patent applications.



     We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Lexmark, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. In speech, companies such as Cisco, Dictaphone, IBM, Lucent, Matsushita, Nortel, Philips and Sony embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications. We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through major independent distributors that deliver our products to computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites.



     We sustained recurring losses from operations in each reporting period through the first quarter of 2002 and we had an accumulated deficit of $151.4 million at September 30, 2002. We reported net income of $1.9 million and $2.8 million in the three months ended June 30, 2002 and September 30, 2002, respectively, and $1.9 million for the nine months ended September 30, 2002.

                              RECENT DEVELOPMENTS


     On October 7, 2002, we signed a definitive agreement with Royal Philips Electronics to acquire its Speech Processing Telephony and Voice Control business units, and related intellectual property. Under the agreement, we will pay $3.0 million in cash, issue a $4.9 million note due December 31, 2003 and bearing 5.0% interest per annum and issue a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. We expect to close the transaction in the first quarter of 2003.



     On October 31, 2002, we entered into a loan and security agreement with Silicon Valley Bank for a revolving loan in a principal amount not to exceed $10 million, collateralized by substantially all of our personal property, but not our intellectual property. At the date of this prospectus, no amounts have been drawn under the terms of this agreement.

                             ---------------------


     ScanSoft, Inc. was incorporated as Visioneer, Inc. in March 1992 and through December 1998, developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired ScanSoft, in a cash election merger, from Xerox Corporation. The corporate entity "Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the Nasdaq National Market, to "SSFT."



     We maintain executive offices and principal facilities at 9 Centennial Drive, Peabody, MA 01960. Our telephone number is (978) 977-2000. We maintain a web site at www.ScanSoft.com.


                             ---------------------

                                  THE OFFERING

Common stock offered by us..............     1,000,000 shares


Common stock offered by the selling
stockholders............................     6,034,406 shares


Over-allotment option offered by us.....     1,050,000 shares


Common stock to be outstanding after
this offering...........................     64,250,782 shares



Use of proceeds.........................     We do not have specific plans for
                                             the use of the net proceeds to us
                                             from this offering. We may use some
                                             or all of the net proceeds to repay
                                             $3.5 million plus accrued interest
                                             of outstanding debt and to pay
                                             amounts in connection with our
                                             pending acquisition of certain
                                             business units and related
                                             intellectual property from Philips
                                             or future acquisitions. We may also
                                             use some of these funds for working
                                             capital and capital expenditures.
                                             We will not receive any proceeds
                                             from the sale of common stock
                                             offered by the selling stockholder.


Nasdaq National Market symbol...........     SSFT


     The foregoing information is based on 63,250,782 shares outstanding as of November 15, 2002. This information does not include:


     - 3,562,238 shares of Series B Preferred Stock that are convertible into common stock on a one-to-one basis;

     - 525,732 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.61 per share;


     - 15,171,324 shares of common stock issuable as of November 15, 2002 upon exercise of outstanding stock options granted under our equity compensation plans at a weighted average exercise price of $3.1915 per share; and



     - 2,878,775 shares of common stock reserved for future issuance as of November 15, 2002 under our equity compensation plans.

                             ---------------------

     Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.


     The selling stockholders are Lernout & Hauspie Speech Products N.V., and L&H Holdings USA, Inc. Of the 6,034,406 shares being offered by the selling stockholders under this prospectus, 4,040,400 are held of record by Lernout & Hauspie and 1,994,006 are held of record by L&H Holdings. We issued the shares of common stock being sold by the selling stockholders in this offering in connection with our purchase of substantially all of the speech and language operations of the selling stockholders.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table presents summary financial data for the five most recent years, and the first nine months of the current year, comparative to the same period in the prior year, which are derived from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements, including related notes, contained elsewhere in this prospectus.



                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                            YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                               --------------------------------------------------   ------------------
                                                 1997      1998      1999       2000       2001       2001      2002
                                               --------   -------   -------   --------   --------   --------   -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue................................  $ 57,623   $79,070   $31,629   $ 49,055   $ 63,855   $ 44,130   $78,184
Income (loss) from operations................   (24,320)   (3,858)   (3,613)   (52,497)   (16,931)   (14,545)    1,905
Income (loss) before income taxes............   (23,380)   (3,805)   (2,598)   (52,779)   (17,194)   (14,671)    1,727
Net income (loss)............................  $(23,380)  $(3,805)  $(2,748)  $(53,251)  $(16,877)  $(14,509)  $ 1,893
                                               ========   =======   =======   ========   ========   ========   =======
Net income (loss) per share:
Basic and diluted............................  $  (1.20)  $ (0.19)  $ (0.11)  $  (1.26)  $  (0.34)  $  (0.30)  $  0.03
                                               ========   =======   =======   ========   ========   ========   =======
Weighted average shares outstanding:
  Basic......................................    19,450    19,728    25,630     42,107     49,693     48,638    67,116
  Diluted....................................    19,450    19,728    25,630     42,107     49,693     48,638    72,451



                                                          AS OF DECEMBER 31,                       AS OF
                                           -------------------------------------------------   SEPTEMBER 30,
                                            1997      1998      1999       2000       2001         2002
                                           -------   -------   -------   --------   --------   -------------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments............................  $14,452   $ 8,123   $ 5,224   $  2,633   $ 14,324     $ 14,382
Working capital (deficit)................    8,389     6,569     7,031     (6,484)     9,318       15,765
Total assets.............................   33,550    28,445    29,982    109,480    142,070      139,270
Long-term liabilities....................      125        91        --      2,172      6,370        4,425
Total stockholders' equity...............   10,930     7,582    21,924     87,461    114,534      114,934

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our common stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and financial situation. Our business, financial condition and results of operations could be seriously harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

                         RISKS RELATING TO OUR BUSINESS

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND SEASONALITY. IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE SIGNIFICANTLY.

     Our revenue and operating results have fluctuated in the past and may not meet the expectations of securities analysts or investors in the future. If this occurs, the price of our stock would likely decline. Factors that may cause fluctuations in our operating results include the following:

     - slowing sales by our distribution and fulfillment partners to their customers, which may place pressure on these partners to reduce purchases of our products;

     - volume, timing and fulfillment of customer orders;

     - customers delaying their purchase decisions in anticipation of new versions of products;

     - introduction of new products by us or our competitors;

     - seasonality;

     - reduction in the prices of our products in response to competition or market conditions;

     - returns and allowance charges in excess of recorded amounts;

     - timing of significant marketing and sales promotions;

     - increased expenditures incurred pursuing new product or market opportunities;

     - inability to adjust our operating expenses to compensate for shortfalls in revenue against forecast;

     - demand for products; and

     - general economic trends as they affect retail and corporate sales.

     Due to the foregoing factors, among others, our revenue and operating results are difficult to forecast. Our expense levels are based in significant part on our expectations of future revenue. Therefore, our failure to meet revenue expectations would seriously harm our business, operating results, financial condition and cash flows. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect our profitability because a relatively small amount of our expenses are intended to vary with our revenue in the short term.

WE HAVE A HISTORY OF LOSSES. WE MAY INCUR LOSSES IN THE FUTURE.


     We sustained recurring losses from operations in each reporting period through the first quarter of 2002 and we had an accumulated deficit of $151.4 million at September 30, 2002. We reported net income of approximately $1.9 million and $2.8 million in the quarters ended June 30, 2002 and September 30, 2002, respectively, and approximately $1.9 million for the nine months ended September 30, 2002. If we do not maintain profitability, the market price for our stock may decline, perhaps substantially.

OUR BUSINESS COULD BE HARMED IF WE DO NOT SUCCESSFULLY MANAGE THE INTEGRATION OF THE BUSINESSES THAT WE ACQUIRE, INCLUDING OUR EXPECTED PURCHASE OF THE SPEECH PROCESSING TELEPHONY AND VOICE CONTROL BUSINESS UNITS FROM PHILIPS.


     As part of our business strategy, we have in the past and expect to continue to acquire other businesses and technologies. Our recent acquisition of the speech and language technology operations of Lernout & Hauspie Speech Products N.V. and certain of its affiliates, including L&H Holdings USA, Inc. (collectively, L&H) required substantial integration and management efforts. Our expected purchase of the Speech Processing Telephony and Voice Control business units from Philips, if and when completed, will pose similar challenges. Acquisitions involve a number of risks, including:


     - difficulty in transitioning and integrating the operations and personnel of the acquired businesses;

     - potential disruption of our ongoing business and distraction of management;

     - difficulty in incorporating acquired technology and rights into our products and technology;

     - unanticipated expenses and delays in completing acquired development projects and technology integration;

     - management of geographically remote units both in the United States and internationally;

     - impairment of relationships with partners and customers;

     - entering markets or types of businesses in which we have limited experience; and

     - potential loss of key employees of the acquired company.


     As a result of these and other risks, we may not realize anticipated benefits from our acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could seriously harm our business.



A LARGE PART OF OUR REVENUE IS DEPENDENT ON CONTINUED DEMAND FOR OUR PRODUCTS FROM OEM PARTNERS. A SIGNIFICANT REDUCTION IN OEM REVENUE WOULD SERIOUSLY HARM OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND STOCK PRICE.


     Many of our technologies are licensed to partners that incorporate our technologies into solutions that they sell to their customers. The commercial success of these licensed products depends to a substantial degree on the efforts of these licensees in developing and marketing products incorporating our technologies. The integration of our technologies into their products takes significant time, effort and investment, and products incorporating our technologies may never be successfully implemented or marketed by our licensees.


     OEM revenue represented 30% and 34% of our consolidated revenue for the year ended December 31, 2001 and for the nine months ended September 30, 2002, respectively. One of our partners, Xerox Corporation, accounted for 11% and 5% of our consolidated revenue during the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively. Our partners are not required to continue to bundle or embed our software, and they may choose the software products of our competitors in addition to, or in place of, our products. A significant reduction in OEM revenue would seriously harm our business, results of operations, financial condition and our stock price.



     Royalty revenues derived from sales to certain OEM partners are based on estimates of deployments of the licenses by the customers in the most recent reporting period. While we have not experienced material differences between our OEM estimates and actual deployments of licenses in the past, if actual licenses differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual licenses deployed become known.

SPEECH TECHNOLOGIES MAY NOT ACHIEVE WIDESPREAD ACCEPTANCE BY BUSINESSES, WHICH COULD LIMIT OUR ABILITY TO GROW OUR SPEECH BUSINESS.


     The market for speech technologies is relatively new and rapidly evolving. Our ability to increase revenue in the future depends in large measure on acceptance by both our customers and the end users of speech technologies in general and our products in particular. The continued development of the market for our current and future speech solutions will also depend on the following factors:

     - widespread deployment and acceptance of speech technologies;

     - consumer demand for speech-enabled applications;

     - development by third-party vendors of applications using speech technologies; and

     - continuous improvement in speech technology.

     Sales of our speech products would be harmed if the market for speech software does not continue to develop or develops more slowly than we expect, and, consequently, our business could be harmed.

WE HAVE GROWN, AND MAY CONTINUE TO GROW, THROUGH ACQUISITIONS, WHICH MAY RESULT IN SIGNIFICANT INTANGIBLE ASSETS, DILUTION OF OUR EXISTING STOCKHOLDERS, USE OF CASH AND OTHER RISKS.

     We have made several significant acquisitions over the last two years, have recently announced the purchase of certain businesses and intellectual property from Philips and may acquire additional complementary assets, technologies or businesses in the future. Our past acquisitions have given rise to, and future acquisitions may result in, substantial levels of intangible assets that will be amortized or subject to impairment analyses in future years, and our future results will be adversely affected if we do not achieve benefits from these acquisitions commensurate with amortization and potential impairment charges. For example, our acquisition of Caere Corporation included a substantial write-off of acquired in-process research and development costs, and this also may occur as a result of other acquisitions.

     In connection with the Caere and the L&H acquisitions, we issued 19.0 million and 7.4 million shares of our common stock, respectively. We may continue to issue equity securities for future acquisitions and working capital purposes that could dilute our existing stockholders. In connection with the L&H acquisition, we issued a promissory note for $3.5 million. Under the terms of the Philips acquisition, we will pay Philips $3.0 million in cash, issue a $4.9 million note due December 31, 2003 bearing 5.0% interest per annum and issue a $27.5 million three-year zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. Future acquisitions may also require us to expend significant funds or incur debt. If we expend funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decrease.


SALES OF OUR DOCUMENT AND PDF CONVERSION PRODUCTS AND OUR DIGITAL PAPER MANAGEMENT PRODUCTS REPRESENTED 81% OF OUR REVENUE FOR THE YEAR ENDED DECEMBER 31, 2001 AND 49% FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002. ANY REDUCTION IN REVENUE FROM THESE PRODUCT AREAS COULD SERIOUSLY HARM OUR BUSINESS.



     Historically, a substantial portion of our revenue has been generated by a few product areas. For the year ended December 31, 2001, our document and PDF conversion products represented approximately 65% of our revenue, and our digital paper management products represented approximately 16% of our revenue. For the nine months ended September 30, 2002, our document and PDF conversion products represented 38% of our revenue and our digital paper management products represented 11% of our revenue. Although the relative share of our revenue derived from these products decreased during 2002 due to the inclusion of sales of our speech products after the L&H acquisition, a reduction in the revenue contribution from these product areas could seriously harm our business, results of operations, financial condition, cash flows and stock price.

THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY IS KEY TO OUR SUCCESS.

     We rely heavily on our proprietary technology, trade secrets and other intellectual property. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop technologies that are substantially the same or superior to ours. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Although the source code for our proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management efforts.


THIRD PARTIES HAVE CLAIMED AND MAY CLAIM IN THE FUTURE THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY. WE COULD BE EXPOSED TO SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS IF SUCH CLAIMS ARE SUCCESSFUL.


     Like other technology companies, from time to time, we are subject to claims that we or our customers may be infringing or contributing to the infringement of the intellectual property rights of others. We may be unaware of intellectual property rights of others that may cover some of our technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from any or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time consuming and could divert the attention of our management and key personnel from our business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop and sell our products.


     On November 27, 2002, AllVoice Computing plc filed an action against ScanSoft in the United States District Court for the Southern District of Texas claiming patent infringement. In the lawsuit, AllVoice alleges that ScanSoft infringes United States Patent No. 5,799,273 entitled "Automated Proofreading Using Interface Linking Recognized Words to Their Audio Data While Text Is Being Changed" ("the '273 Patent"). The '273 Patent generally discloses techniques for manipulating audio data associated with text generated by a speech recognition engine. Although ScanSoft has several products in the speech recognition technology field, ScanSoft believes that these products do not infringe the '273 Patent because they do not use the claimed techniques. We believe this claim has no merit, and we intend to defend the action vigorously.


     In December 2001, we were sued for patent infringement initiated by the Massachusetts Institute of Technology and Electronics For Imaging, Inc. We were one of more than 200 defendants named in this suit. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on July 1, 2002. We cannot predict the outcome of the claim, nor can we make any estimate of the amount of damages, if any, for which we will be held responsible in the event of a negative conclusion of the claim. We believe this claim has no merit, and we intend to defend the action vigorously.

     On August 16, 2001, we were sued by Horst Froessl for patent infringement. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on September 19, 2001. We believe this claim has no merit, and we intend to defend the action vigorously.


     We believe that the final outcome of the current litigation matters described above will not have a significant adverse effect on our financial position and results of operations and we believe that we will not be required to expend a significant amount of resources defending such claims. However, should we not prevail in these litigation matters or if we are required to expend a significant amount of resources defending such claims, our operating results, financial position and cash flows could be adversely impacted.

If any third parties are successful in intellectual property infringement claims against us, we may be subject to significant damages and our operating results and financial position could be harmed.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING. WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.


     There are a number of companies that develop or may develop products that compete in our targeted markets; however, there is no one company that competes with us in all of our product areas. The individual markets in which we compete are highly competitive, and are rapidly changing. Within digital capture, we compete directly with ABBYY, I.R.I.S. and NewSoft. Within speech, we compete with AT&T, IBM, Nuance Communications, Philips Electronics and SpeechWorks International. Vendors such as Adobe and Microsoft offer solutions that can be considered alternatives to some of our solutions. In addition, a number of smaller companies produce technologies or products that are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers.


     The competition in these markets could adversely affect our operating results by reducing the volume of the products we sell or the prices we can charge. Some of our current or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do. The price and performance of our products and technologies may not be superior relative to the products of our competitors. As a result, we may lose competitive position that could result in lower prices, fewer customer orders, reduced revenue, reduced gross margins and loss of market share. Our products and technologies may not achieve market acceptance or sell at favorable prices, which could hurt our revenue, results of operations and the price of our common stock.

     Some of our customers, such as Microsoft, have developed or acquired products or technologies that compete with our products and technologies. These customers may give higher priority to the sale of these competitive products or technologies. To the extent they do so, market acceptance and penetration of our products, and therefore our revenue, may be adversely affected.

     Our success will depend substantially upon our ability to enhance our products and technologies and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and incorporate technological advancements. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes, or are unable to realize synergies among our acquired products and technologies, our business will suffer.

OUR SOFTWARE PRODUCTS MAY HAVE BUGS, WHICH COULD RESULT IN DELAYED OR LOST REVENUE, EXPENSIVE CORRECTION, LIABILITY TO OUR CLIENTS AND CLAIMS AGAINST US.

     Complex software products such as ours may contain errors, defects or bugs. Defects in the solutions or products that we develop and sell to our customers could require expensive corrections and result in delayed or lost revenue, adverse client reaction and negative publicity about us or our products and services. Customers who are not satisfied with any of our products could bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm our financial results and competitive position.


WE RELY ON A SMALL NUMBER OF DISTRIBUTION AND FULFILLMENT PARTNERS, INCLUDING 1450, DIGITAL RIVER, INGRAM MICRO AND TECH DATA, TO DISTRIBUTE MANY OF OUR PRODUCTS. ANY DISRUPTION IN THESE CHANNELS COULD HARM OUR RESULTS OF OPERATIONS.



     Our products are sold through, and a substantial portion of our revenue is derived from, a network of over 2000 channel partners, including value-added resellers, computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites. We rely on a small number of distribution and fulfillment partners, including 1450, Digital River, Ingram Micro and Tech Data to serve this network of channel partners. In particular, during the year ended December 31, 2001, two distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 28% and 15% of our consolidated revenue, respectively. For the nine months ended September 30, 2002, Ingram Micro and Digital River accounted for 26% and 12% of our consolidated revenue, respectively. Although we believe that we could replace any of our distribution and fulfillment partners without a significant long-term impact on our business, a disruption in these distribution and fulfillment partner relationships could negatively affect our results of operations in the short term. Any disruption for which we are unable to compensate could have a more sustained impact on our results of operations.



A SIGNIFICANT PORTION OF OUR ACCOUNTS RECEIVABLE IS CONCENTRATED AMONG OUR THREE LARGEST DISTRIBUTION AND FULFILLMENT PARTNERS, INGRAM MICRO, INC., TECH DATA CORPORATION, AND DIGITAL RIVER, INC.



     Our products are sold through, and a substantial portion of our accounts receivable is derived from, three distribution and fulfillment partners. At September 30, 2002, Ingram Micro, Tech Data and Digital River represented 19%, 8% and 17% of our net accounts receivable, respectively. At December 31, 2001, Ingram Micro, Tech Data and Digital River represented 16%, 11% and 5%, of our net accounts receivable, respectively. In addition, although we perform ongoing credit evaluations of our distribution and fulfillment partners' financial condition and maintain reserves for potential credit losses, we do not require collateral. While, to date, such losses have been within our expectations, we cannot assure you that these actions will be sufficient to meet future contingencies. If any of these distribution and fulfillment partners were unable to pay us in a timely fashion or if we were to experience significant credit losses in excess of our reserves, our results of operations, cash flows and financial condition would be seriously harmed.



A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM SALES IN EUROPE AND ASIA. OUR RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH THESE AND OTHER INTERNATIONAL REGIONS.



     Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenue from international operations will represent an increasing portion of our total revenue. Reported international revenue for the year ended December 31, 2001 and the nine months ended September 30, 2002, represented 21% and 26% of our consolidated revenue for those periods, respectively. Most of these international revenues are produced by sales in Europe and Asia. A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. However, based on an estimate that factors our OEM partners' geographical revenue mix to our revenue generated from these OEM partners, international revenue would have represented approximately 28% and 31% of our consolidated revenue for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.



     Therefore, in addition to risks to our business based on a potential downturn in the world economy, a region-specific downturn affecting countries in Western Europe and/or Asia could have a negative effect on our future results of operations.


     In addition, some of our products are developed and manufactured outside the United States. A significant portion of the development and manufacturing of our speech products are completed in Belgium, and a significant portion of our digital capture research and development is conducted in Hungary. In addition, if and when we close the Philips acquisition, we will add an additional research and development location in Germany. Our future results could be harmed by a variety of factors associated with international sales and operations, including:

     - changes in a specific country's or region's political or economic conditions;

     - trade protection measures and import or export licensing requirements imposed by the United States or by other countries;

     - negative consequences from changes in applicable tax laws;

     - difficulties in staffing and managing operations in multiple locations in many countries;

     - difficulties in collecting trade accounts receivable in other countries; and

     - less effective protection of intellectual property.

WE ARE EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES.

     Because we have international subsidiaries and distributors that operate and sell our products outside the United States, we are exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries. We generally do not engage in hedging transactions to manage our exposure to currency fluctuations. Our exposure to currency rate fluctuations could affect our results of operations and cash flows.

IF WE ARE UNABLE TO ATTRACT AND RETAIN TECHNICAL AND OPERATIONAL PERSONNEL, OUR BUSINESS COULD BE HARMED.

     If any of our key employees were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Our employment relationships are generally at-will and we have had key employees leave us in the past. We cannot assure you that one or more key employees will not leave us in the future. We intend to continue to hire additional highly qualified personnel, including software engineers and operational personnel, but we may not be able to attract, assimilate or retain qualified personnel in the future. Any failure to attract, integrate, motivate and retain these employees could harm our business.

                        RISKS RELATING TO THIS OFFERING


FUTURE SALES OF OUR COMMON STOCK BY CERTAIN OF OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECREASE.



     Upon the effectiveness of this offering, the 7,034,406 shares registered hereby will be freely tradable. Under a separate Registration Statement, we are registering an additional 9,000,000 shares on behalf of certain of our stockholders. Each of these stockholders has agreed that it will not offer, sell or otherwise dispose of any of our securities with respect to which it has registration rights, including the shares covered by that registration statement, for a period of 90 days after the date of this prospectus. If these stockholders subsequently sell substantial amounts of our common stock in the public market, or if public investors believe that these stockholders are likely subsequently to sell substantial amounts of our common stock in the near future, the market price of our common stock could decrease.


THE STOCKHOLDINGS OF OUR TWO LARGEST STOCKHOLDERS MAY ENABLE THEM TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL.


     As of November 15, 2002, Xerox beneficially owned approximately 23.7% of our outstanding common stock, including warrants exercisable for up to 525,732 shares of our common stock and 3,562,238 shares of our outstanding Series B Preferred Stock, each of which is convertible into one share of our common stock. The number of shares of common stock issuable upon exercise of the Xerox warrant may increase in accordance with a formula defined in the warrant agreement. The State of Wisconsin Investment Board (SWIB) is our second largest stockholder, owning approximately 18.6% of our common stock as of November 15, 2002. Because of their large holdings of our capital stock relative to other stockholders, Xerox and SWIB, acting individually or together, could have a strong influence over matters requiring approval by our stockholders.


THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE SUBJECT TO WIDE FLUCTUATIONS.

     Our stock price historically has been and may continue to be volatile. Various factors contribute to the volatility of our stock price, including, for example, quarterly variations in our financial results, new product introductions by us or our competitors and general economic and market conditions. While we cannot predict the individual effect that these factors may have on the market price of our common stock, these factors, either individually or in the aggregate, could result in significant volatility in our stock price during any given period of time. Moreover, companies that have experienced volatility in the market price of their stock often are subject to securities class action litigation. If we were the subject of such litigation, it could result in substantial costs and divert management's attention and resources.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS
OFFERING.


     We are not obligated to use the proceeds to us from this offering for any particular purpose. Accordingly, our management will have considerable discretion in the application of the net proceeds. We may use some or all of the net proceeds from this offering to repay the outstanding principal and interest on the outstanding $3.5 million promissory note that we issued to L&H; potential acquisitions, if and when they become available; working capital; and capital expenditures. As disclosed in this prospectus, under the terms of our acquisition agreement with Philips, we have agreed to pay $3.0 million in cash in connection with this acquisition. Some or all of the proceeds of this offering may also be used for this purpose. Although we investigate the acquisition of complementary businesses and technologies on an ongoing basis, at the date of this prospectus we have no commitments or agreements to acquire any such businesses or technologies. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment grade obligations.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - a classified board of directors;


     - a preferred shares rights agreement;


     - authorized "blank check" preferred stock;

     - prohibiting cumulative voting in the election of directors;

     - limiting the ability of stockholders to call special meetings of stockholders;

     - requiring all stockholder actions to be taken at meetings of our stockholders; and

     - establishing advance notice requirements for nominations of directors and for stockholder proposals.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements include predictions regarding:


     - our revenue, earnings, cash flow and liquidity;


     - our strategy relating to speech and language technologies;


     - our expectations regarding our acquisition of certain assets from Philips, including the expected closing date;


     - the potential of future product releases;

     - our product development plans and investments in research and development;

     - future acquisitions;


     - international operations and localized versions of our products;



     - cost savings arising from our 2002 restructuring; and


     - legal proceedings and litigation matters.

     You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue" or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

     Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this prospectus under the heading "Risk Factors." All forward-looking statements included in this document are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

                        TRADEMARKS AND OTHER INFORMATION



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "ScanSoft," "we," "us," and "our" refer to ScanSoft, Inc., its predecessors and its consolidated subsidiaries.



     ScanSoft(R), Dragon NaturallySpeaking(R), OmniForm(R), OmniPage(R), TextBridge(R), Pagis(R), PaperPort(R) and PaperPort Deluxe(R) are registered trademarks of ScanSoft, Inc. RealSpeak(TM), AudioMining(TM), MediaIndexer(TM), Capture Development System(TM) and PaperPortOnline(TM) are trademarks of ScanSoft, Inc. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.



     Information contained on our web site or any other web sites identified in this prospectus is not part of this prospectus. All Web site addresses listed in this prospectus are intended to be inactive, textual references only.


                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $5.1 million, or $10.5 million if the underwriters exercise their over-allotment option in full, based upon an assumed public offering price of $6.00 per share and after deducting estimated underwriting discounts and offering expenses payable by us. We do not have specific plans for the use of the net proceeds to us of this offering. However, we may use some or all of the net proceeds from this offering to repay the outstanding principal and interest on the outstanding $3.5 million promissory note that we issued to L&H; potential acquisitions, if and when they become available; working capital; and capital expenditures. As disclosed in this prospectus, under the terms of our acquisition agreement with Philips, we have agreed to pay $3.0 million in cash in connection with this acquisition. Some or all of the proceeds of this offering may also be used for this purpose. Although we investigate the acquisition of complementary businesses and technologies on an ongoing basis, at the date of this prospectus we have no commitments or agreements to acquire any such businesses or technologies. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment grade obligations.


     We will not receive any proceeds from the sale of common stock offered by the selling stockholder.

                          PRICE RANGE OF COMMON STOCK


     Our common stock commenced trading on the Nasdaq National Market on December 11, 1995 under the symbol "VSNR," and traded under that symbol until March 3, 1999. Our common stock is now traded under the symbol "SSFT." As of November 15, 2002, there were outstanding approximately 63,250,782 shares of common stock held by 567 stockholders of record. The following table sets forth for the periods indicated the high and low sale prices for our common stock as reported on the Nasdaq National Market.



                                                              HIGH     LOW
                                                              -----   -----
FISCAL 2002:
  First Quarter.............................................  $6.00   $2.88
  Second Quarter............................................   8.85    5.30
  Third Quarter.............................................   7.94    3.15
  Fourth Quarter (through December 3, 2002).................   7.77    3.16
FISCAL 2001:
  First Quarter.............................................  $1.69   $0.66
  Second Quarter............................................   1.69    0.50
  Third Quarter.............................................   1.68    1.20
  Fourth Quarter............................................   5.50    1.35
FISCAL 2000:
  First Quarter.............................................  $6.81   $3.72
  Second Quarter............................................   5.00    2.22
  Third Quarter.............................................   2.81    1.28
  Fourth Quarter............................................   1.75    0.41



     The last reported sale price of our common stock on the Nasdaq National Market on December 3, 2002 was $6.96.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2002:


     - on an actual basis, and


     - as adjusted to reflect the sale by us of 1,000,000 shares of our common stock at an assumed public offering price of $6.00 per share, less underwriting discounts and commissions and estimated offering expenses.


     This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and notes to those statements appearing elsewhere in this prospectus.


                                                               AS OF SEPTEMBER 30, 2002
                                                              ---------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------   -------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                         DATA)
Cash and cash equivalents...................................   $  14,382      $  19,482
                                                               =========      =========
Note payable................................................       3,328          3,328
                                                               ---------      ---------
Stockholders' equity:
  Preferred stock, $0.001 par value; 40,000,000 shares
     authorized; 3,562,238 shares issued and outstanding
     (liquidation preference $4,631)........................       4,631          4,631
  Common stock, $0.001 par value; 140,000,000 shares
     authorized; 65,334,366 issued and 63,216,988
     outstanding, actual; and 66,334,366 issued and
     64,216,988 outstanding, as adjusted....................          65             66
  Additional paid-in capital................................     269,822        274,921
  Treasury stock at cost (2,117,378 shares).................      (8,031)        (8,031)
  Deferred compensation.....................................        (199)          (199)
  Accumulated other comprehensive income....................          12             12
  Accumulated deficit.......................................    (151,366)      (151,366)
                                                               ---------      ---------
     Total stockholders' equity.............................     114,934        120,034
                                                               ---------      ---------
       Total capitalization.................................   $ 118,262      $ 123,362
                                                               =========      =========


                                    DILUTION

     If you invest in our common stock your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.


     Our net tangible book value on September 30, 2002 was $15.6 million or $0.25 per share of common stock. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our net tangible book value, which is our total tangible assets less our total liabilities. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to our sale of 1.0 million shares of common stock offered by this prospectus at an assumed public offering price of $6.00 per share and after deducting the underwriting discounts, commissions and estimated offering expenses payable by us, our net tangible book value would have been approximately $20.7 million, or $0.32 per share. This represents an immediate increase in net tangible book value of $0.07 per share to existing stockholders and an immediate dilution in net tangible book value of $5.68 per share to new investors. The following table illustrates the per share dilution:



Estimated public offering price per share...................          $6.00
  Net tangible book value per share as of September 30,
     2002...................................................  $0.25
  Increase per share attributable to new investors..........   0.07
                                                              -----
Net tangible book value per share after this offering.......           0.32
                                                                      -----
Dilution in net tangible book value per share to new
  investors.................................................          $5.68
                                                                      =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data is not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.


     The statement of operations data for the years ended December 31, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2001 and 2000 have been derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1998 and 1997 have been derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, which are not included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2002 and 2001 and the balance sheet data as of September 30, 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.


     On March 2, 1999, we acquired ScanSoft, Inc., an indirect wholly-owned subsidiary of Xerox Corporation. On June 30, 1999, we acquired certain assets and liabilities of MetaCreations Corporation. On March 13, 2000, we acquired Caere. On December 12, 2001, we acquired substantially all of the speech and language technology operations of L&H. These acquisitions were each accounted for under the purchase method of accounting. Accordingly, the results of operations from the ScanSoft, MetaCreations, Caere and L&H acquisitions are included in our results of operations from the applicable acquisition dates.

     Through December 1998, we developed and sold scanner hardware and software products. On January 6, 1999, we sold our hardware business. Accordingly, the results of the hardware business are included in our results of operations through the date of disposal.


                                                                                          NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                  ---------------------------------------------------     ------------------
                                    1997      1998      1999       2000        2001         2001      2002
                                  --------   -------   -------   --------    --------     --------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Total revenue...................  $ 57,623   $79,070   $31,629   $ 49,055(5) $ 63,855(5)  $ 44,130   $78,184
                                  --------   -------   -------   --------    --------     --------   -------
Costs and expenses:
  Cost of revenue...............    50,725    59,370     7,602     12,692      12,849        9,215    12,937
  Cost of revenue from
    amortization of intangible
    assets......................        --        --     1,405     11,569      14,192       10,536     7,494
  Research and development......     8,115     4,408     6,920     14,967      13,968       10,016    21,310
  Selling, general and
    administrative..............    22,428    19,150    14,509     28,205      26,449       18,944    32,051
  Amortization of goodwill and
    other intangible
    assets(1)...................        --        --       516     11,017      13,328        9,964     1,446
  Restructuring and other
    charges, net(2)(3)..........       675        --       346      4,811          --           --     1,041
  Acquired in-process research
    and development(4)..........        --        --     3,944     18,291          --           --        --
                                  --------   -------   -------   --------    --------     --------   -------
    Total costs and expenses....    81,943    82,928    35,242    101,552      80,786       58,675    76,279
                                  --------   -------   -------   --------    --------     --------   -------
Income (loss) from operations...   (24,320)   (3,858)   (3,613)   (52,497)    (16,931)     (14,545)    1,905
Other income (expense), net.....       940        53     1,015       (282)       (263)        (126)     (178)
                                  --------   -------   -------   --------    --------     --------   -------
Income (loss) before income
  taxes.........................   (23,380)   (3,805)   (2,598)   (52,779)    (17,194)     (14,671)    1,727
Provision for (benefit from)
  income taxes..................        --        --       150        472        (317)        (162)     (166)
                                  --------   -------   -------   --------    --------     --------   -------
Net income (loss)...............  $(23,380)  $(3,805)  $(2,748)  $(53,251)   $(16,877)    $(14,509)  $ 1,893
                                  ========   =======   =======   ========    ========     ========   =======
Net income (loss) per share:
  basic and diluted.............  $  (1.20)  $ (0.19)  $ (0.11)  $  (1.26)   $  (0.34)    $  (0.30)  $  0.03
                                  ========   =======   =======   ========    ========     ========   =======
Weighted average common shares
  outstanding:
  Basic.........................    19,450    19,728    25,630     42,107      49,693       48,638    67,116
                                  ========   =======   =======   ========    ========     ========   =======
  Diluted.......................    19,450    19,728    25,630     42,107      49,693       48,638    72,451
                                  ========   =======   =======   ========    ========     ========   =======

                                                            AS OF DECEMBER 31,                     AS OF
                                             -------------------------------------------------   SEPTEMBER
                                              1997      1998      1999       2000       2001     30, 2002
                                             -------   -------   -------   --------   --------   ---------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..............................  $14,452   $ 8,123   $ 5,224   $  2,633   $ 14,324   $ 14,382
Working capital (deficit)..................    8,389     6,569     7,031     (6,484)     9,318     15,765
Total assets...............................   33,550    28,445    29,982    109,480    142,070    139,270
Long-term liabilities......................      125        91        --      2,172      6,370      4,425
Total stockholders' equity.................   10,930     7,582    21,924     87,461    114,534    114,934


---------------


(1) See Note 4 to Notes to Unaudited Consolidated Financial Statements.



(2) See Note 12 to Notes to Consolidated Financial Statements.



(3) See Note 6 to Notes to Unaudited Consolidated Financial Statements.



(4) See Note 11 to Notes to Consolidated Financial Statements.



(5) Excludes the impact of EITF 01-9 which was adopted on January 1, 2002. See
    Note 2 to Unaudited Consolidated Financial Statements.

                      SELECTED QUARTERLY OPERATING RESULTS


     The following table sets forth unaudited quarterly consolidated statement of operations data for the eleven quarters ended September 30, 2002 as well as the percentage of total revenue represented by each item. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus, and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. This quarterly information reflects the adoption of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), as described in Note 2 to the Notes to the Unaudited Consolidated Financial Statements. This data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the operating results for the full year ending December 31, 2002 or any future period.


                                                                                QUARTER ENDED
                                                 ----------------------------------------------------------------------------
                                                 MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                                   2000       2000       2000        2000       2001       2001       2001
                                                 --------   --------   ---------   --------   --------   --------   ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue..................................  $  7,166   $ 13,817    $13,259    $13,719    $12,501    $14,864     $16,765
Costs and expenses:
 Cost of revenue...............................     2,441      4,084      2,962      3,205      2,890      2,828       3,497
 Cost of revenue from amortization of
   intangible assets...........................     1,081      3,496      3,496      3,496      3,512      3,512       3,512
 Research and development......................     3,235      4,820      3,830      3,082      3,197      3,238       3,581
 Selling, general and administrative...........     5,188      8,614      6,463      6,846      6,286      6,113       6,545
 Amortization of goodwill and other intangible
   assets(2)...................................       833      3,602      3,291      3,291      3,322      3,321       3,321
 Restructuring and other charges, net(3)(4)....        --      4,956         --       (145)        --         --          --
 Acquired in-process research and
   development(5)..............................    18,291         --         --         --         --         --          --
                                                 --------   --------    -------    -------    -------    -------     -------
Total costs and expenses.......................    31,069     29,572     20,042     19,775     19,207     19,012      20,456
                                                 --------   --------    -------    -------    -------    -------     -------
Income (loss) from operations..................   (23,903)   (15,755)    (6,783)    (6,056)    (6,706)    (4,148)     (3,691)
Other income (expense), net....................        35        (35)      (257)       (25)      (133)        (5)         12
                                                 --------   --------    -------    -------    -------    -------     -------
Income (loss) before income taxes..............   (23,868)   (15,790)    (7,040)    (6,081)    (6,839)    (4,153)     (3,679)
Provision for (benefit from) income taxes......        70        238         36        128         61        242        (465)
                                                 --------   --------    -------    -------    -------    -------     -------
Net income (loss)..............................  $(23,938)  $(16,028)   $(7,076)   $(6,209)   $(6,900)   $(4,395)    $(3,214)
                                                 ========   ========    =======    =======    =======    =======     =======
Net income (loss) per share:
 Basic.........................................  $  (0.78)  $  (0.35)   $ (0.15)   $ (0.13)   $ (0.15)   $ (0.09)    $ (0.06)
                                                 ========   ========    =======    =======    =======    =======     =======
 Diluted.......................................  $  (0.78)  $  (0.35)   $ (0.15)   $ (0.13)   $ (0.15)   $ (0.09)    $ (0.06)
                                                 ========   ========    =======    =======    =======    =======     =======
Weighted average common shares outstanding:
 Basic.........................................    30,529     45,918     45,963     46,032     46,100     48,939      50,875
                                                 ========   ========    =======    =======    =======    =======     =======
 Diluted.......................................    30,529     45,918     45,963     46,032     46,100     48,939      50,875
                                                 ========   ========    =======    =======    =======    =======     =======
AS A PERCENTAGE OF TOTAL REVENUE:
Total revenue..................................     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Costs and expenses:
 Cost of revenue...............................      34.1       29.5       22.4       23.3       23.0       19.1        20.9
 Cost of revenue from amortization of
   intangible assets...........................      15.1       25.3       26.4       25.5       28.0       23.6        20.9
 Research and development......................      45.1       34.9       28.9       22.5       25.5       21.9        21.4
 Selling, general and administrative...........      72.4       62.3       48.7       50.0       50.1       41.1        39.0
 Amortization of goodwill and other intangible
   assets......................................      11.6       26.1       24.8       24.0       26.5       22.3        19.8
 Restructuring and other charges, net..........        --       35.9         --       (1.1)        --         --          --
 Acquired in-process research and
   development.................................     255.2         --         --         --         --         --          --
                                                 --------   --------    -------    -------    -------    -------     -------
Total costs and expenses.......................     433.5      214.0      151.2      144.2      153.1      128.0       122.0
                                                 --------   --------    -------    -------    -------    -------     -------
Income (loss) from operations..................    (333.5)    (114.0)     (51.2)     (44.2)     (53.1)     (28.0)      (22.0)
Other income (expense), net....................       0.5       (0.3)      (1.9)      (0.2)      (1.1)      (0.0)        0.1
                                                 --------   --------    -------    -------    -------    -------     -------
Income (loss) before income taxes..............    (333.0)    (114.3)     (53.1)     (44.4)     (54.2)     (28.0)      (21.9)
Provision for (benefit from) income taxes......       1.0        1.7        0.3        0.9        1.0        1.6        (2.7)
                                                 --------   --------    -------    -------    -------    -------     -------
Net income (loss)..............................    (334.0%)   (116.0%)    (53.4%)    (45.3%)    (55.2%)    (29.6%)     (19.2%)
                                                 ========   ========    =======    =======    =======    =======     =======

                                                                 QUARTER ENDED
                                                 ---------------------------------------------
                                                 DEC. 31,    MAR. 31,     JUNE 30,   SEPT. 30,
                                                   2001        2002         2002       2002
                                                 --------   -----------   --------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            RESTATED(1)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue..................................  $18,587      $23,765     $26,184     $28,235
Costs and expenses:
 Cost of revenue...............................    3,634        4,129       4,609       4,199
 Cost of revenue from amortization of
   intangible assets...........................    3,656        3,542       1,976       1,976
 Research and development......................    3,952        6,986       7,067       7,257
 Selling, general and administrative...........    6,367        9,711      10,928      11,412
 Amortization of goodwill and other intangible
   assets(2)...................................    3,364          957         253         236
 Restructuring and other charges, net(3)(4)....       --        1,041          --          --
 Acquired in-process research and
   development(5)..............................       --           --          --          --
                                                 -------      -------     -------     -------
Total costs and expenses.......................   20,973       26,366      24,833      25,080
                                                 -------      -------     -------     -------
Income (loss) from operations..................   (2,386)      (2,601)      1,351       3,155
Other income (expense), net....................     (137)         (75)         65        (168)
                                                 -------      -------     -------     -------
Income (loss) before income taxes..............   (2,523)      (2,676)      1,416       2,987
Provision for (benefit from) income taxes......     (155)         206        (534)        162
                                                 -------      -------     -------     -------
Net income (loss)..............................  $(2,368)     $(2,882)    $ 1,950     $ 2,825
                                                 =======      =======     =======     =======
Net income (loss) per share:
 Basic.........................................  $ (0.04)     $ (0.05)    $  0.03     $  0.04
                                                 =======      =======     =======     =======
 Diluted.......................................  $ (0.04)     $ (0.05)    $  0.03     $  0.04
                                                 =======      =======     =======     =======
Weighted average common shares outstanding:
 Basic.........................................   52,858       62,304      67,595      67,865
                                                 =======      =======     =======     =======
 Diluted.......................................   52,858       62,304      76,677      74,787
                                                 =======      =======     =======     =======
AS A PERCENTAGE OF TOTAL REVENUE:
Total revenue..................................    100.0%       100.0%      100.0%      100.0%
Costs and expenses:
 Cost of revenue...............................     19.5         17.4        17.6        14.9
 Cost of revenue from amortization of
   intangible assets...........................     19.5         14.9         7.5         7.0
 Research and development......................     21.1         29.3        27.0        25.7
 Selling, general and administrative...........     34.3         40.9        41.7        40.4
 Amortization of goodwill and other intangible
   assets......................................     18.1          4.0         1.0         0.8
 Restructuring and other charges, net..........       --          4.4          --          --
 Acquired in-process research and
   development.................................       --           --          --          --
                                                 -------      -------     -------     -------
Total costs and expenses.......................    112.5        110.9        94.8        88.8
                                                 -------      -------     -------     -------
Income (loss) from operations..................    (12.5)       (10.9)        5.2        11.2
Other income (expense), net....................     (0.7)        (0.3)        0.2        (0.6)
                                                 -------      -------     -------     -------
Income (loss) before income taxes..............    (13.2)       (11.2)        5.4        10.6
Provision for (benefit from) income taxes......     (0.8)         0.9        (2.0)        0.6
                                                 -------      -------     -------     -------
Net income (loss)..............................    (12.4%)      (12.1%)       7.4%       10.0%
                                                 =======      =======     =======     =======


---------------


(1) See Note 1 to Notes to Unaudited Consolidated Financial Statements.



(2) See Note 4 to Notes to Unaudited Consolidated Financial Statements.



(3) See Note 12 to Notes to Consolidated Financial Statements.



(4) See Note 6 to Notes to Unaudited Consolidated Financial Statements.


(5) See Note 11 to Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in the prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in "Risk Factors" starting on page 5 and elsewhere in this prospectus.

OVERVIEW


     We are a leading provider of software that allows users to incorporate documents, images and speech into digital applications. Our products and technologies automate manual processes and help enterprises, professionals and consumers increase productivity, reduce costs and save time. Our products are built upon digital capture and speech technologies, and are sold as solutions into the financial, legal, healthcare, government, telecommunications and automotive industries. We focus on markets where we can exercise market leadership, where significant barriers to entry exist and where we possess competitive advantages, because of the strength of our technologies, products, channels and business processes.


     On December 12, 2001, we acquired substantially all of the speech and language technologies operations of L&H. Consideration for the transaction comprised $10 million in cash, a $3.5 million note and 7.4 million shares of our common stock having a value of $27.8 million. The operations acquired include text-to-speech, speech recognition and dictation, and voice control technologies.


     On October 7, 2002, we entered into a definitive agreement with Royal Philips Electronics to acquire the Philips Speech Processing Telephony and Voice Control business units and related intellectual property. The Telephony business unit offers speech-enabled services including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony venders and carriers. The Voice Control business unit offers a product portfolio including small footprint speech recognition engines for embedded applications such as voice-controlled climate, navigation and entertainment features in automotive vehicles, as well as voice dialing for mobile phones. Consideration for the transaction will consist of $3.0 million in cash, a $4.9 million note due December 31, 2003 bearing 5.0% interest per annum and a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. We expect that this transaction will close during the first quarter of 2003. The technology to be acquired includes several speech recognition and voice control products.



     As of October 31, 2002, we entered into a loan and security agreement with Silicon Valley Bank for a revolving loan in a principal amount not to exceed $10 million, collateralized by substantially all of our personal property, but not our intellectual property. At the date of this prospectus, no amounts have been drawn under the terms of this agreement.

RESULTS OF OPERATIONS


     The following table presents, as a percentage of total revenue, certain selected financial data for each of the three years in the period ended December 31 and the nine months ended September 30, 2001 and 2002:



                                                                                  NINE MONTHS
                                                                                     ENDED
                                                     YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                     ------------------------    -------------
                                                     1999      2000     2001     2001    2002
                                                     -----    ------    -----    -----   -----
Total revenue......................................  100.0%    100.0%   100.0%   100.0%  100.0%
Costs and expenses:
  Cost of revenue..................................   24.0      25.9     20.1     20.9    16.6
  Cost of revenue from amortization of intangible
     assets........................................    4.4      23.6     22.2     23.9     9.6
  Research and development.........................   21.9      30.5     21.9     22.7    27.3
  Selling, general and administrative..............   45.9      57.4     41.4     42.9    41.0
  Amortization of goodwill and other intangible
     assets(1).....................................    1.6      22.5     20.9     22.6     1.8
  Restructuring and other charges, net(2)(3).......    1.1       9.8       --       --     1.3
  Acquired in-process research and
     development(4)................................   12.5      37.3       --       --      --
                                                     -----    ------    -----    -----   -----
Total costs and expenses...........................  111.4     207.0    126.5    133.0    97.6
                                                     -----    ------    -----    -----   -----
Income (loss) from operations......................  (11.4)   (107.0)   (26.5)   (33.0)    2.4
Other income (expense), net........................    3.2      (0.6)    (0.4)    (0.3)   (0.2)
                                                     -----    ------    -----    -----   -----
Income (loss) before income taxes..................   (8.2)   (107.6)   (26.9)   (33.3)    2.2
Provision for (benefit from) for income taxes......    0.5       1.0     (0.5)    (0.4)   (0.2)
                                                     -----    ------    -----    -----   -----
Net income (loss)..................................   (8.7%)  (108.6%)  (26.4%)  (32.9%)   2.4%
                                                     =====    ======    =====    =====   =====


---------------


(1) See Note 4 of Notes to Unaudited Consolidated Financial Statements.



(2) See Note 12 of Notes to Consolidated Financial Statements.



(3) See Note 6 of Notes to Unaudited Consolidated Financial Statements.



(4) See Note 11 of Notes to Consolidated Financial Statements.


GENERAL

     We derive our revenue from sales of our software products to customers through distribution partners and value-added resellers, royalty revenues from OEM partners, license fees from sales of our products to customers and from services, primarily maintenance associated with software license transactions.


     Sales of our software products through distributors and value-added resellers provide rights of return for as long as the distributors or resellers hold the inventory. As a result, we recognize revenue from sales to distributors and resellers only when products have been sold by the distributors or resellers to retailers or end-users. Title and risk of loss pass to the distributor or reseller upon shipment, at which time the transaction is invoiced and payment is due. Based on reports from distributors and resellers of their inventory balances at the end of each period, we record an allowance against accounts receivable for the sales price of all inventory subject to return. If we experience significant returns from distributors or resellers, our liquidity may be adversely impacted. We make an estimate of sales returns by retailers or end users to us directly or through our distributors or resellers based on historical returns experience. The provision for these estimated returns is recorded as a reduction of revenue at the time that the related revenue is recorded. Historically, we have not experienced significant returns from retailers or end-users. If actual returns were to differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual returns become known. We make estimates of the uncollectibility of our accounts receivable. We specifically analyze accounts receivable and analyze historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.


     Royalty revenue derived from sales to OEM partners is recognized when software copies are deployed and payment is due. OEM customers for which we have significant historical experience with the OEM is recognized based on estimates of deployments in the current period. We base our estimates on timely, informal communications with the OEM and the past payment and royalty reporting history of our OEMs, seasonality of the OEM's business, the number of copies deployed in prior periods and the overall economic climate that our OEMs operate in. If actual copies deployed differ significantly from estimates, the differences could have a material impact on our results of operations for the period in which the actual copies deployed become known.



     If our experience changes due to changes in the market, seasonality or other economic factors, our ability to make such estimates may be impacted and therefore we may be unable to recognize revenue until we receive royalty reports from OEMs. Historically, we have not experienced material differences between estimated and actual copies deployed.



     Cost of revenue consists primarily of material and fulfillment costs, third-party royalties, salaries for product support personnel, and engineering costs associated with certain contracts which are accounted for under the percentage of completion method of accounting. Currently, most of our software products are manufactured, packaged and shipped by GlobalWare Solutions on a worldwide basis. We believe that, if necessary, we could transition the services provided by GlobalWare to another third party provider with minimal disruption to our operations.



     Cost of revenue from amortization of intangible assets includes the amortization of acquired patents and core and completed technology.



     Research and development expense consists primarily of salary and benefits costs of engineers. We believe that the development of new products and the enhancement of existing products are essential to our success. Accordingly, we plan to continue to invest in research and development activities. To date, we have not capitalized any internal development costs as the cost incurred after technological feasibility but before release of product has not been significant.


     Selling expenses include salaries, commissions, advertising, direct mail, public relations, trade shows, travel and other related sales and marketing expenses. General and administrative expenses include personnel costs for administration, finance, human resources, information systems and general management, in addition to legal and accounting expenses and other professional services. We attempt to control selling, general and administrative expense; however, if revenue continues to grow, we expect selling, general and administrative expense to increase to support our growing operations. In addition, we may increase selling, general and administrative expenses in advance of revenue to support expected future revenue growth in specific product lines or geographic regions.


     Amortization of goodwill and other intangible assets excludes amortization of acquired patents and core and completed technology which is included in cost of revenue from amortization of intangible assets.



NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO SEPTEMBER 30, 2001



Total Revenue



     Total revenue for the nine months ended September 30, 2002 increased by $34.1 million or 77% from the comparable period in 2001. The growth in revenue for the nine months ended September 30, 2002 was primarily the result of revenue generated from our speech products. Revenue from our speech products was $32.3 million and zero for the nine months ended September 30, 2002 and 2001, respectively. The increase in speech revenue was due to the L&H acquisition, which occurred in December 2001. Revenue from our digital capture products was $45.9 million and $44.1 million for the nine months ended September 30, 2002 and 2001, respectively. The increase of $1.8 million in revenue from our digital capture products from the comparable period in 2001 was due primarily to an increase of $3.6 million in sales of Digital Capture Products through the channel network, partially offset by a decrease in revenue of $1.8 million from Xerox, a related party, due to the cancellation of its retail multi-function product line in late 2001.



     Geographic revenue classification is based on the country in which the sale is invoiced. Revenue for the nine months ended September 30, 2002 was 74% North America and 26% international, versus 79% North America and 21% international for the comparable period in 2001.



     A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. We believe that, if we were provided with this information, our geographical revenue classification would indicate a higher international percentage. Based on an estimate that factors our OEM partners' geographical revenue mix to our revenues generated from these OEM partners, revenue for the nine months ended September 30, 2002 is approximately 69% North America and 31% international versus 72% North America and 28% international for the comparable period in 2001. The increase in our international revenue percentage for the nine months ended September 30, 2002 is driven primarily from Europe and Asia and is the result of increased sales and marketing efforts and additional resellers.



     The following table presents the breakdown of our total revenue for the nine months ended September 30, 2001 and 2002:



                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                               -------------
                                                               2001    2002
                                                               -----   -----
VAR/retail..................................................    48%     43%
Direct......................................................    22%     23%
OEM.........................................................    30%     34%



The increase in OEM, and the corresponding decrease in VAR/retail, as a percent of revenue, for the nine months ended September 30, 2002 as compared to the corresponding period in 2001 was due to the addition of speech products in 2002. OEMs represent a higher percentage of revenue for our speech products than for our digital capture products.



Cost of Revenue



     Cost of revenue for the nine months ended September 30, 2002 was $12.9 million or 16.6% of revenue, compared to $9.2 million or 20.9% for the same period in 2001. The increase in cost of revenue in absolute dollars for the nine months ended September 30, 2002 is directly attributable to the increase in the volume of product sales to VAR/retail customers as well as increased embedded text-to-speech revenue which bears a higher cost of revenue than our traditional software products. The decrease in cost of revenue as a percentage of total revenue for the nine months ended September 30, 2002, as compared to the same period in 2001, is due to lower supply chain logistics and fulfillment costs, partially offset by the higher cost of embedded text-to-speech revenue.



Cost of Revenue from Amortization of Intangible Assets



     Cost of revenue from amortization of intangible assets for the nine months ended September 30, 2002 was $7.5 million compared to $10.5 million for the comparable period in 2001. The decrease in cost of revenue from amortization of intangible assets of $3.0 million was due to $4.4 million of intangible assets that became fully amortized in the first quarter of 2002. This reduction was partially offset by $1.4 million of amortization recorded for the acquired L&H assets.

Research and Development Expense


     Research and development costs for the nine months ended September 30, 2002 were $21.3 million or 27.3% of total revenue, compared to $10.0 million or 22.7% of total revenue for the comparable period in 2001. The increase in research and development expenses of $11.3 million for the nine months ended September 30, 2002 is primarily the result of increased headcount of 138 employees associated with the L&H acquisition. Cost savings from the restructuring actions taken in 2002 for the nine months ended September 30, 2002 was approximately $0.4 million.



Selling, General and Administrative Expense



     Selling, general and administrative expense for the nine months ended September 30, 2002 was $32.1 million or 41.0% of total revenue, compared to $18.9 million or 42.9% for the same period in 2001. The increase in selling, general and administrative expense in absolute dollars for the nine months ended September 30, 2002 is primarily the result of increased headcount costs of $7.4 million resulting from the addition of 74 employees, primarily in sales and marketing, as well as $2.3 million of increased marketing programs in support of the higher revenue. These increases were largely attributable to the L&H acquisition and expanded focus on international sales and marketing. The decrease in selling, general and administrative expenses as a percentage of total revenue for the nine months ended September 30, 2002 is the result of synergies associated with the L&H acquisition, focused market spending and revenue growth.



Amortization of Goodwill and Other Intangible Assets



     Amortization of goodwill and other intangible assets for the nine months ended September 30, 2002 was $1.4 million compared to $10.0 million for the comparable period in 2001. The decrease in amortization expense is directly attributable to the adoption of SFAS 142, as a result of which we ceased the amortization of goodwill and acquired workforce of approximately $2.6 million per quarter. Additionally, amortization expense decreased $1.0 million in the nine months ended September 30, 2002, due to intangible assets that became fully amortized in the first quarter of 2002. This reduction was partially offset by additional amortization of approximately $0.2 million for the nine months ended September 30, 2002 from the L&H acquisition.


Restructuring and Other Charges, Net


     In January 2002, we announced, and in March 2002 completed, a restructuring plan to consolidate facilities, worldwide sales organizations, research and development teams and other personnel following the December 12, 2001 L&H acquisition. As a result, we exited certain facilities in both North America and Europe, eliminating 21 employee positions, including 12 in research and development and 9 in selling, general and administrative functions. In the first quarter of 2002, we recorded a restructuring charge in the amount of $0.6 million for severance payments to these employees and a charge of $0.4 million for certain termination fees to be incurred as a result of exiting the facilities, including the write-off of previously recorded assembled workforce of $0.1 million.



     During the nine months ended September 30, 2002, we paid a total of $0.7 million in severance payments, of which $0.6 million related to the March 2002 restructuring and $0.1 million related to severance paid to the former Caere President and CEO, pursuant to a 2000 restructuring.



     At September 30, 2002, the remaining restructuring accrual from the current and prior restructuring activities amounted to $0.7 million. This balance is comprised of $0.2 million of lease exit costs resulting from the 2002 restructuring and $0.5 million of severance to the former Caere President and CEO. The severance due to the former Caere President and CEO will be paid through March 2005.



     We anticipate that the 2002 restructuring action will provide future cost savings of approximately $0.4 million for the remaining three months of 2002, of which $0.3 million relates to employee-related costs and $0.1 million relates to lease costs.

Income (Loss) from Operations


     As a result of the above factors, income from operations was $1.9 million in the nine months ended September 30, 2002 compared with a loss of ($14.5) million in the comparable period in 2001.


Other Income (Expense), Net


     Other income (expense), net was ($0.2) million for the nine months ended September 30, 2002 compared to ($0.1) million for the same period in 2001. The change in other income (expense), net for the nine months ended September 30, 2002 from the comparable period of 2001 is the result of an increase in interest expense of $0.1 million and a decrease in other income of $0.1 million, offset by an increase in interest income of $0.1 million, which was earned on an IRS tax refund received in the second quarter of 2002.


Income (Loss) Before Income Taxes


     Income before income taxes was $1.7 million in the nine months ended September 30, 2002, compared with a loss of ($14.7) million in the comparable period in 2001.


Income Taxes


     The (benefit from) income taxes of ($0.2) million for the nine months ended September 30, 2002 consisted of foreign and state tax provisions of $0.7 million, offset by a federal tax benefit of ($0.9) million, related to a refund of taxes paid by Caere Corporation prior to its acquisition by us. The (benefit from) income taxes of ($0.2) million for the nine months ended September 30, 2001 consisted of foreign and state tax provisions of $0.5 million offset by the state tax benefit of ($0.7) million.


Net Income (Loss)


     As a result of all these factors, net income totaled $1.9 million in the nine months ended September 30, 2002, compared with a net loss of ($14.5) million in the comparable period in 2001.


YEAR ENDED DECEMBER 31, 2001 COMPARED TO DECEMBER 31, 2000


Total Revenue



     Total revenue of $63.9 million for 2001 increased by $14.8 million or 30% from the comparable period in 2000. The primary factors responsible for this growth include a $10.2 million revenue increase in revenue from our document and PDF conversion product line driven primarily by our release of OmniPage 11 which contained significant enhancements over the prior version and secondarily by an increased usage of our document conversion tool kits by software vendors, integrators and in-house developers; $0.9 million revenue increase in our digital paper management product line, also driven by the release of a significantly improved new version of our PaperPort product; and a $2.7 million revenue increase driven by a contract with an OEM customer. We also generated additional revenue in the amount of $1.7 million from our speech products as a result of the L&H acquisition on December 12, 2001.



     North America accounted for 79% and Europe accounted for 21% of 2001 total revenue, versus 82% and 18%, respectively, for the comparable period in 2000. The release of international versions for two of our digital capture products and additional sales and marketing resources in Europe expanded the market opportunity for our digital capture products, thereby contributing to the revenue growth in Europe for 2001.

     The following table presents the breakdown of our total revenue for the year ended December 31, 2000 and 2001:



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2000    2001
                                                              -----   -----
VAR/retail..................................................  52%     46%
Direct......................................................  20%     24%
OEM.........................................................  28%     30%



     During 2001, our distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 28% and 15% of our total revenue, respectively. In addition Xerox, an OEM customer, accounted for 11% of our total revenue. During 2000, Ingram Micro, Digital River and Xerox accounted for 27%, 11% and 12% of our total revenue, respectively.



Cost of Revenue



     Cost of revenue in 2001 was $12.8 million or 20% of revenue, compared to $12.7 million or 26% of revenue in the comparable period of 2000. The decrease in cost of revenue as a percentage of total revenue from the comparable period in 2000 is directly attributed to the consolidation of our worldwide manufacturing fulfillment activities and cost savings initiatives we introduced in the second quarter of 2000. This decrease was partially offset by an increase of $1.2 million in the cost of revenue in the second half of 2001, as a result of costs associated with engineering efforts under an OEM contract.



Cost of Revenue from Amortization of Intangible Assets



     Cost of revenue from amortization of intangible assets for 2001 was $14.2 million compared to $11.6 million for the same period in 2000. The increase in cost of revenue from amortization of intangible assets of $2.6 million was primarily attributable to a full year in 2001 of amortization expense for patents and core and completed technology acquired from Caere late in the first quarter of 2000.


Research and Development Expense


     Research and development costs were $14.0 million or 22% of revenue in 2001, compared to $15.0 million or 31% of revenue in 2000. The decrease in research and development expense as a percentage of total revenue is a result of $1.2 million of expenses associated with engineering efforts on an OEM contract being charged to cost of revenues as well as increased revenues of $14.8 million compared to the prior period. Additionally, during 2000, we transferred certain digital capture development activities from Los Gatos, California to Budapest, Hungary.


Selling, General and Administrative Expense


     Selling, general and administrative expenses were $26.4 million or 41% of total revenue in 2001 compared to $28.2 million or 57% of total revenue for the same period in 2000. The absolute dollar decrease in selling, general and administrative expense from the same period in 2000 was a result of cost reduction efforts undertaken during the first and second quarters of 2000. Additionally, we realized a gain of approximately $1.0 million primarily due to the favorable settlement of investment banking fees associated with the Caere acquisition. The decrease in selling, general and administrative expense as a percentage of revenue from the same period in 2000 is a result of the decreased expenses as noted above, the realized gain and increased revenues compared to the prior period.



Amortization of Goodwill and Other Intangible Assets and Acquired In-Process Research and Development



     Amortization of goodwill and other intangible assets for 2001 was $13.3 million compared to $11.0 million for the same period in 2000. The increase in amortization of intangible assets of $2.3 million compared to the same period in 2000, resulted from a full 12 months of amortization for the Caere acquisition being taken during 2001 versus approximately nine months in 2000 due to the timing of the Caere acquisition which was completed on March 13, 2000. In connection with the Caere acquisition, $18.3 million was charged to operations upon consummation of the acquisition, which represented acquired in-process research and development on development projects that had not yet reached technological feasibility and had no alternative future use.


Restructuring and Other Charges, Net


     There were no restructuring or other charges in 2001, compared with approximately $4.8 million in 2000. In connection with the acquisition of Caere in the first quarter of 2000, we identified 46 employees of Caere whose positions were eliminated upon consummation of the acquisition. These positions included 22 in research and development, 14 in general and administrative functions, and 10 in sales and marketing. Additionally, the Caere president and CEO position was eliminated. As a result, we established, as part of the purchase price allocation, a restructuring reserve of $0.5 million for severance payments to employees, and a restructuring reserve of $1.1 million for severance to the Caere former president and CEO, the payments of which will continue through March 2005.



     In June 2000, we implemented a restructuring plan to strategically refocus our business and bring operating expenses in line with net revenues. As a result, we eliminated 65 employee positions, including 29 in research and development, 13 in general and administrative functions and 23 in support and marketing. We recorded a restructuring charge in the amount of $1.1 million for severance payments to these employees and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the Los Gatos, California facility. Additionally, we wrote off $3.5 million of net intangible assets acquired as part of the Caere acquisition, including the acquired work force of $1.1 million and the favorable building lease of $2.4 million, which were impaired as a result of the restructuring action. At the time of the restructuring, management expected these restructuring actions to reduce operating expenses by approximately $10 million on an annualized basis. Annualized cost savings realized from these actions amounted to $13.6 million.


     For the years ended December 31, 2001 and 2000, we paid $0.8 million and $1.1 million, respectively in severance payments related to these restructuring actions. The remaining severance balance of $0.6 million primarily relates to severance for the former Caere President and CEO and will be paid through March 2005.

Loss from Operations

     As a result of the above factors, loss from operations totaled approximately ($16.9) million in 2001 compared to loss from operations of approximately ($52.5) million in 2000.

Other Income (Expense), Net


     Interest income was $0.2 million and $0.1 million for 2001 and 2000, respectively. The increase in interest income from 2000 to 2001 was a result of significantly higher cash and cash equivalent balances, which grew from $2.6 million at December 31, 2000 to $14.3 million at December 31, 2001 and short-term investments, which were generated from operations. Interest expense consists of interest incurred for borrowings under credit facilities and short-term notes. Interest expense was $0.2 million and $0.6 million for 2001 and 2000, respectively. The decrease in interest expense from 2000 to 2001 resulted from the repayment of all bank borrowings, including accrued interest, of $3.4 million, under the bank credit facility during May 2001. Other expense in 2001 consists primarily of foreign exchange losses of $0.2 million and the write-off of an investment of $0.2 million recorded under the cost method, which was deemed to be impaired, partially offset by other income of $0.1 million.


Loss Before Income Taxes

     As a result of the above factors, loss before income taxes was approximately ($17.2) million in 2001 compared to a loss before income taxes of approximately ($52.8) million in 2000.

Income Taxes


     The (benefit from) income taxes of ($0.3) million for the year ended December 31, 2001 reflects a reduction of approximately $0.7 million in amounts accrued for income taxes upon favorable completion of a state tax audit of Caere for 1996 and 1997. This benefit was offset by tax provisions of $0.4 million for foreign and state jurisdictions for which net operating losses were limited or for which no net operating loss carryforwards were available. This compares to tax provisions of $0.5 million for the year ended December 31, 2000, which related to foreign and state income taxes.


     At December 31, 2001 and 2000, we had federal net operating loss carryforwards of approximately $90 million and $105 million, respectively, of which approximately $4.1 million and $2.8 million, respectively, relate to tax deductions from stock compensation. The tax benefit related to the stock compensation, when realized, will be accounted for as additional paid-in capital rather than as a reduction of the provision for income tax. At December 31, 2001 we had federal and state research and development credit carryforwards of approximately $2.8 million and $1.6 million, respectively. The net operating loss and credit carryforwards will expire at various dates through 2021, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 10 of the Notes to Consolidated Financial Statements.

Net Loss

     As a result of all these factors, net loss totaled approximately ($16.9) million in 2001, compared to a net loss of approximately ($53.3) million in 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999


Total Revenue


     Total revenue of $49.1 million for 2000 increased 55% compared to 1999 of $31.6 million. The increase in absolute dollars is primarily a result of a broader product line due to the acquisition of Caere on March 13, 2000. During 2000 product sales through direct channels, including the web sites of some of our OEM customers, online stores and our own web store accounted for $8.8 million, or 18% of our revenue, compared to 17% of revenue in 1999.


     During 2000, our distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 27% and 11% of our total revenue, respectively. In addition Xerox, an OEM customer, accounted for 12% of our total revenue. In 1999, Ingram Micro, Tech Data and Xerox accounted for 24%, 15% and 15% of our total revenue, respectively.



     Revenue derived outside of North America, primarily in Europe, was approximately 18% and 13% of total revenue in 2000 and 1999, respectively. International revenue in 2000 of $9.0 million, increased by $2.2 million from 1999 due primarily to the acquisition of Caere in March 2000. Since 1999 international sales have been denominated primarily in local currencies and these sales are subject to a number of risks inherent in doing business on an international level, such as unexpected fluctuations in currency exchange rates, regulatory requirements, import and export duties and restrictions, and the logistical difficulties of managing multinational operations, any of which could adversely impact the success of our international operations. The growth of our international business will depend, in part, on our ability to increase awareness of our products in international markets.


Cost of Revenue


     Cost of revenue increased to $12.7 million or 26% of total revenue in 2000 compared to $7.6 million or 24% of total revenue in 1999. The increase in absolute dollars and percentage of revenue was primarily attributable to the acquisition of Caere in March 2000 that resulted in multiple manufacturing providers, which reduced efficiencies and increased costs. By the end of 2000, we had consolidated our manufacturing providers.


Cost of Revenue from Amortization of Intangible Assets



     Cost of revenue from amortization of intangible assets for 2000 was $11.6 million compared to $1.4 million for the same period in 1999. The increase in cost of revenue from amortization of intangible assets was primarily due to the amortization expense for patents and core and completed technology acquired from Caere on March 13, 2000.


Research and Development Expense


     Research and development costs were $15.0 million or 31% of total revenue in 2000, an increase of $8.1 million from the $6.9 million or 22% of total revenue reported in 1999. The increase in research and development spending is due to the increased software engineering headcount in connection with the acquisition of Caere on March 13, 2000. Headcount grew from 64 engineers as of December 31, 1999 to 111 engineers as of December 31, 2000.


Selling, General and Administrative Expense


     Selling, general and administrative expense in 2000 were $28.2 million or 58% of total revenue, an increase of $13.7 million from the $14.5 million or 46% of total revenue reported in 1999. The increase in selling, general, and administrative expense from 1999 to 2000, was due primarily to the acquisition of Caere on March 13, 2000.



Amortization of Goodwill and Other Intangible Assets and Acquired In-Process Research and Development



     Amortization of goodwill and other intangible assets for 2000 was $11.0 million compared to $0.5 million for the same period in 1999. The increase in amortization expense was directly attributed to goodwill and other intangible assets related to the Caere acquisition which was completed on March 13, 2000.


     As a result of the second quarter 2000 restructuring actions described below, certain intangible assets associated with the Caere acquisition were impaired. Accordingly, in 2000, we wrote off $3.5 million of net intangible assets including the acquired workforce amounting to $1.1 million and a favorable building lease amounting to $2.4 million.

     The in-process research and development charge of $3.9 million for 1999 reflects that portion of the purchase price of ScanSoft representing acquired in-process technology that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately charged to expense in the consolidated statements of income upon consummation of the acquisition.

Restructuring and Other Charges, Net


     Restructuring and other charges, net, were approximately $4.8 million in 2000 compared with $346,000 in 1999. Restructuring charges of $346,000 in 1999 relate to the acquisition of ScanSoft and the subsequent consolidation of research and development operations and the move of our headquarters to Massachusetts, which resulted in the termination of 10 employees in California. The major components of these costs were approximately $188,000 in severance costs for the 10 employees and approximately $46,000 for disposed West Coast equipment. These costs also included $82,000 in non-refundable commitments associated with the West Coast development team, as well as $30,000 in other exit costs. All such costs were paid in 1999.


Loss from Operations

     As a result of the above factors, loss from operations totaled approximately ($52.5) million in 2000, compared to a loss of approximately ($3.6) million in 1999.

Other Income (Expense), Net

     Interest income was $0.1 million, and $0.2 million for 2000 and 1999, respectively. The decrease in interest income from 1999 to 2000 was a result of smaller invested cash balances and higher bank borrowings. Interest expense consists of interest incurred for borrowings under credit facilities and short-term notes. Interest expense was $0.6 million and $0.1 million for 2000 and 1999, respectively. The increase in interest expense from 1999 to 2000 resulted from increased bank borrowings under the bank credit facility.

Loss Before Income Taxes

     As a result of the above factors, loss before income taxes was approximately ($52.8) million compared with approximately ($2.6) million in 1999.

Income Taxes

     Provisions for income taxes of $0.5 million and $0.2 million for the years ended December 31, 2000 and 1999, respectively, represent taxes for foreign and state jurisdictions in which we do business and for which no net operating loss carryforwards were available.

     At December 31, 2000 and 1999, we had federal net operating loss carryforwards of approximately $105 million and $60 million, respectively, of which approximately $2.8 million and $1.3 million, respectively, related to tax deductions from stock compensation. The tax benefit related to the stock compensation benefit, when realized, will be accounted for as an addition to paid in capital rather than as a reduction of the provision for income tax. Research and development credit carryforwards as of December 31, 2000 and 1999 were $2.2 million for both years.

Net Loss

     As a result of all these factors, net loss totaled approximately ($53.3) million in 2000 compared to a net loss of approximately ($2.7) million in 1999.

Gain on Sale of the Hardware Business

     In the quarter ended March 31, 1999, we sold our hardware business to Primax Electronics, Ltd., for approximately $6.8 million and reported an operating gain of approximately $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES


Nine Months Ended September 30, 2002



     As of September 30, 2002, we had cash and cash equivalents of $14.4 million and net working capital of $15.8 million as compared to $14.3 million in cash and cash equivalents and net working capital of $9.3 million at December 31, 2001.



     Net cash provided by operating activities for the nine months ended September 30, 2002 was $6.3 million compared to $6.1 million for the same period in 2001. Cash provided by operations in the 2002 period came primarily from operating income, net of non-cash adjustments, and higher balances in accrued expenses. These increases were offset primarily by higher balances in accounts receivable, inventory, prepaid expenses and other current assets and other assets, and lower balances in accounts payable, as well as the recognition of revenue on a long-term contract that was classified as deferred revenue at December 31, 2001, for which cash was collected in a prior period.



     The increase in accounts receivable of $3.4 million at September 30, 2002, as compared to December 31, 2001 is the result of significantly higher revenue, partially offset by improved days sales outstanding. Historically, we have not incurred any significant losses on our accounts receivable balances.

     Net cash used in investing activities during the nine months ended September 30, 2002, was $4.9 million compared to $0.2 million for the same period in 2001. Net cash used in investing activities during the 2002 period consisted of $2.1 million in capital expenditures, which included costs to build out facilities in both North America and Europe and $2.9 million of payments associated with acquisitions. The comparable period in 2001 included capital expenditures of $0.6 million, offset by $0.3 million in proceeds from the sale of property and equipment.



     Net cash used in financing activities for the nine months ended September 30, 2002 was $1.4 million compared to $1.1 million of net cash provided by financing activities for the same period in 2001. Net cash used in financing activities during the 2002 period consisted of proceeds of $2.5 million from the exercise of stock options and net proceeds of $5.7 million from a private placement of our common stock. This was offset by a $0.2 million payment on our capital lease obligation, a $7.0 million payment to repurchase shares of our common stock held by L&H, a $0.6 million payment of notes payable related to prior acquisitions and a $1.8 million payment to the former Caere President and CEO in connection with the settlement of the non-competition and consulting agreement. Net cash provided by financing activities during the comparable period in 2001 included proceeds of $5.0 million from a private placement of our common stock, partly offset by payments of $3.4 million to repay in full our prior line of credit and payments of $0.5 million to repurchase shares of our stock on the open market.



     On October 7, 2002, we signed a definitive agreement with Philips to acquire its Speech Processing Telephony and Voice Control business units, and related intellectual property. Under the terms of the agreement, we will pay Philips $3.0 million in cash, issue a $4.9 million note due December 31, 2003 bearing 5.0% interest per annum and issue a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. With respect to the cash payment, we will pay $2.0 million at closing and an additional $1.0 million no later than December 31, 2003. We expect to close the transaction in the first quarter of 2003. We plan to make the cash payment from our existing cash balances.



     On October 31, 2002, we entered into a two year Loan and Security Agreement (the "Loan Agreement") with Silicon Valley Bank (the "Bank") that consisted of a $10,000,000 revolving loan (the "Credit Facility"). Borrowings under the Credit Facility will bear interest at the Bank's prime rate plus 0.375% or 0.75%, which is determined by our fixed charge coverage ratio, as defined in the Loan Agreement. The maximum aggregate amount of borrowings outstanding at any one time will be limited to the lesser of $10,000,000 or a borrowing base. The borrowing base will be equal to either 80% or 70% of eligible accounts receivable, as defined in the Loan Agreement, which is determined by our fixed charge coverage ratio. Pursuant to the Loan Agreement, we will be required to maintain certain financial and non-financial covenants, the most restrictive of which is a quarterly minimum fixed charge coverage ratio of 1.25 to 1.00. Borrowings under the Loan Agreement are collateralized by substantially all of our personal property, predominantly our accounts receivable, but not our intellectual property. To date, no amounts have been drawn under the Credit Facility.



     In September of 2002, we repurchased 1,461,378 shares of common stock from L&H at $4.79 per share for a total consideration of $7.0 million. We also agreed to register L&H's remaining holdings of our common stock in an underwritten public offering. This offering is being made to fulfill this obligation. In conjunction with this obligation, we agreed to issue 150,000 shares of our common stock to L&H if we do not complete an underwritten public offering for L&H by December 15, 2002. We further agreed to issue an additional 150,000 shares of our common stock to L&H if we do not complete an underwritten public offering for L&H by February 15, 2003. Additionally, if we do not complete an underwritten public offering by January 1, 2003, the principal and accrued interest under the $3.5 million promissory note that we issued in connection with the L&H acquisition will be immediately due and payable.



     Historically and through the first quarter of 2002, we have sustained recurring losses from operations. In the quarters ended June 30, 2002 and September 30, 2002, we have attained profitability. We reported net income for the nine months ended September 30, 2002, and have an accumulated deficit of $151.4 million at September 30, 2002. We believe that operating expense levels in combination with expected future revenues will continue to result in positive cash flows from operations for 2002. We also believe that we have the ability to maintain operating expenses at levels commensurate with revenues to maintain positive cash flows from operations. Therefore, we believe that cash flows from future operations in addition to cash on hand and cash available from our Credit Facility will be sufficient to meet our working capital, investing, financing and contractual obligations as they become due, including the proposed Philips acquisition, for the foreseeable future.



     The following table outlines our contractual payment obligations as of September 30, 2002:



                                                                   PAYMENTS DUE BY PERIOD
                                                           ---------------------------------------
                                                                     WITHIN   WITHIN
CONTRACTUAL OBLIGATIONS(1)                                  TOTAL    1 YEAR   2 YEARS   THEREAFTER
--------------------------                                 -------   ------   -------   ----------
                                                                       (IN THOUSANDS)
Notes payable including interest.........................  $ 3,956   $  534   $3,422          --
Operating leases.........................................    7,608    1,799    3,559      $2,250
Caere acquisition related costs..........................    2,457    1,638      819          --
                                                           -------   ------   ------      ------
Total contractual cash obligations.......................  $14,021   $3,971   $7,800      $2,250
                                                           =======   ======   ======      ======


---------------


(1) Excludes the potential impact of the proposed Philips acquisition and potential effect of acceleration of the $3.5 million promissory note issue in connection with the L&H acquisition.



     We have not entered into any off balance sheet arrangements or transactions with unconsolidated entities or other persons, except as otherwise disclosed.



Year Ended December 31, 2001


     As of December 31, 2001, we had cash and cash equivalents of $14.3 million and net working capital of $9.3 million compared to $2.6 million in cash and short-term investments and a net working capital deficit of $6.5 million as of December 31, 2000.

     We generated $10.4 million of cash from our operating activities in 2001 compared to cash used for operations of $5.5 million in the same period in 2000. The cash generated from operations in 2001 came primarily from the results of operations, collection of amounts due for long-term contracts included in deferred revenue and decreased accounts receivables at the end of the quarter, which was offset by lower accounts payable and accrued expense balances.


     Cash used in investing activities in 2001 was $10.7 million compared to $0.4 million in cash provided in 2000. Cash used in 2001 consisted of $10.1 million for the L&H acquisition on December 12, 2001 and $0.9 million for property and equipment acquired, which was partly offset by proceeds of $0.3 million from the sale of property and equipment. Cash provided in 2000 included proceeds of $1.4 million acquired in connection with the Caere acquisition, which was partially offset by the acquisition of $1.0 million of capital equipment in the normal course of operations.


     Cash provided by financing activities in 2001 was $12.4 million compared to $2.6 million in 2000. The sale of 8.3 million shares of common stock to SWIB in 2001 yielded net proceeds of $15.7 million. This was partly offset by our repayment of $3.4 million on our bank line of credit, which was then terminated, and by our repurchase of approximately 656,000 shares of our common stock for $1.0 million. The repurchase was part of a previously announced program to repurchase up to 2 million shares of our stock on the open market. Cash provided by financing activities in 2000 was $2.6 million, comprised primarily of borrowings of $3.4 million under our line of credit and proceeds of $0.8 million from stock option exercises, which was partly offset by the payment of $1.6 million of notes payable.

     Our principal source of liquidity as of December 31, 2001 consisted of approximately $14.3 million of cash and cash equivalents.

FOREIGN OPERATIONS

     We develop and sell our products throughout the world. As a result of the Caere acquisition in March 2000 and the L&H acquisition in December 2001, we significantly increased our presence in Europe and added operations in Asia. With our increased international presence in a number of geographic locations and with international revenues projected to increase in 2002, we are exposed to changes in foreign currencies including the euro, Japanese yen and the Hungarian forint. Changes in the value of the euro or other foreign currencies relative to the value of the United States dollar could adversely affect future revenues and operating results. We do not generally hedge any of our foreign-currency denominated transactions or expected cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We develop our products in the United States, Belgium and Hungary. We sell our products globally, primarily through an indirect reseller channel. As a result, our financial results are affected by factors such as changes in foreign currency exchange rates and weak economic conditions in foreign markets.

     We collect a portion of our revenue and pay a portion of our operating expenses in foreign currencies. As a result, changes in currency exchange rates from time to time may affect our operating results. Currently, we do not generally engage in hedging transactions to reduce our exposure to changes in currency exchange rates, although we may do so in the future.

CRITICAL ACCOUNTING POLICIES

General

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, including estimating valuation allowances (specifically sales returns and other allowances); the recoverability of intangible assets, including goodwill; and valuation allowances for deferred tax assets. Actual amounts could differ significantly from these estimates. We base our estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenue and expenses that are not readily apparent from other sources.

     We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and results of operations and require our most difficult and subjective judgments.

Revenue Recognition

     We apply the provisions of Statement of Position 97-2 Software Revenue Recognition, as amended by Statement of Position 98-9 Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain "Transactions," to all transactions involving the sale of software products. In addition, we apply the provisions of Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements.


     Sales of our software products through distributors and value-added resellers provide rights of return for as long as the distributors or resellers hold the inventory. As a result, we recognize revenues from sales to distributors and resellers only when products have been sold by the distributors or resellers to retailers or end-users. Title and risk of loss pass to the distributor or reseller upon shipment, at which time the transaction is invoiced and payment is due. Based on reports from distributors and resellers of their inventory balances at the end of each period, we record an allowance against accounts receivable for the sales price of all inventory subject to return. If we experience significant returns from distributors or resellers, our liquidity may be adversely impacted. We make an estimate of sales returns by retailers or end users to us directly or through our distributors or resellers based on historical returns experience. The provision for these estimated returns is recorded as a reduction of revenue at the time that the related revenue is recorded. Historically, we have not experienced significant returns from retailers or end-users. If actual returns differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual returns become known. Our accounts receivable balance, including accounts receivable from a related party, was $14.3 million and $17.1 million at December 31, 2001 and September 30, 2002, respectively. These balances are net of sales returns and other allowances of $5.5 million and $7.1 million and allowances for doubtful accounts of $0.8 million and $0.6 million as of December 31, 2001 and September 30, 2002, respectively.



     Royalty revenue derived from sales to OEM partners is recognized when software copies are deployed and payment is due. Royalty revenue from OEM customers for which we have significant historical experience is recognized based on estimates of deployments in the current period. We base our estimates on timely, informal communication with the OEM and the past payment and royalty reporting history of our OEMs, seasonality of the OEM's business, the number of copies deployed in previous periods and the overall economic climate that our OEMs operate in. If actual copies deployed differ significantly from these estimates, the differences may have a material impact on the results of operations for the period in which the actual copies deployed become known.



     We may enter into software license agreements that require significant modification of our software. We recognize revenue with respect to these agreements under the percentage-of-completion method. We determine progress toward completion based upon costs incurred to date as compared with total estimated costs at the contract completion date. If our total costs significantly differ from our estimates, or we incur losses on these contracts, our results of operations may be materially impacted.



     If our experience changes due to changes in the market, seasonality or other economic factors, our ability to make such estimates may be impacted and therefore we may be unable to recognize revenue until we receive royalty reports from OEMs.



     On January 1, 2002, we adopted EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), which requires amounts paid to resellers to be treated as a reduction of revenue, unless the consideration relates to an identifiable benefit, in which case such consideration may be recorded as an operating expense. We evaluate our marketing programs quarterly to ensure criteria are met for expense classification. The implementation resulted in a $0.3 million reduction to net revenue and a corresponding reduction of selling, general and administrative expense for the nine months ended September 30, 2002. Additionally, it resulted in the reclassification of $0.8 million from selling, general and administrative expense to net revenue for the nine months ended September 30, 2001.


Valuation of Long-lived and Intangible Assets and Goodwill

     We have significant long-lived tangible and intangible assets, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The most significant long-lived tangible and intangible assets are fixed assets, patents, core technology, developed technology, and goodwill. The values of intangible assets, with the exception of goodwill, were initially determined by a risk-adjusted, discounted cash flow approach. We assess the potential impairment of identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important, which could trigger an impairment of such assets, include the following:

     - Significant underperformance relative to historical or projected future operating results;

     - Significant changes in the manner of or use of the acquired assets or the strategy for our overall business;

     - Significant negative industry or economic trends;

     - Significant decline in our stock price for a sustained period; and

     - A decline in our market capitalization below net book value.

     Future adverse changes in these or other unforeseeable factors could result in an impairment charge that would impact future results of operations and financial position in the reporting period identified.


     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets or SFAS 142. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. The standard also includes provisions for the reassessment of the useful lives of existing recognized intangible assets and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 required us to complete a transitional impairment test of goodwill within six months of the date of adoption. We have reassessed the useful lives of our existing intangible assets, other than goodwill, and believe that the original useful lives remain appropriate. In addition, we have determined that we operate in one reporting unit and, therefore, have completed our transitional goodwill impairment test on an enterprise-wide level. Based on this analysis, we have determined that goodwill recorded was not impaired, and no impairment charge has been recorded. We will complete additional goodwill impairment analyses at least annually, or more frequently when events and circumstances occur indicating that the recorded goodwill might be impaired. We will perform the annual assessment during the fourth quarter of 2002.


     Significant judgments and estimates are involved in determining the useful lives of our intangible assets, determining what reporting units exist and assessing when events or circumstances would require an interim impairment analysis of goodwill or other long-lived assets to be performed. Changes in events or circumstances, including but not limited to technological advances or competition which could result in shorter useful lives, additional reporting units which may require alternative methods of estimating fair value, or economic or market conditions which may affect previous assumptions and estimates, could have a significant impact on our results of operations or financial position through accelerated amortization expense or impairment charges.

Determining Deferred Tax Valuation Allowances


     We record a valuation allowance to reduce our deferred tax asset to an amount that will more likely than not be realized. Through September 30, 2002, we have recorded a full valuation allowance against our deferred tax assets. While we have considered our ability to generate future taxable income in assessing the need for the allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period or periods that such determination was made.


     Additionally, our deferred tax assets include significant net operating loss carryforwards (NOLs) that we have generated or acquired as part of past business combinations. Our ability to fully utilize these NOLs is based on a number of factors including ownership changes resulting from the issuance of or other changes in the ownership of our equity securities. Existing and future ownership changes could decrease our ability to fully utilize these NOLs therefore increasing our tax provision in the period such determination was made.

Recently Issued Accounting Pronouncements

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or SFAS 146. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. We do not expect the adoption of SFAS 146 will have a material impact on our financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
144). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30), for segments of a business to be disposed of. However, SFAS 144 retains the requirement of APB 30 that entities report discontinued operations separately from continuing operations and extends that reporting requirement to "a component of an entity" that either has been disposed of or is classified as "held for sale." SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. We adopted the provisions of SFAS 144 in 2002 and its adoption had no impact on our results of operations.

                                    BUSINESS

OUR BUSINESS


     We are a leading provider of software that allows users to incorporate documents, images and speech into digital applications. Our products and technologies automate manual processes and help enterprises, professionals and consumers increase productivity, reduce costs and save time. Our products are built upon digital capture and speech technologies, and are sold as solutions into the financial, legal, healthcare, government, telecommunications and automotive industries. Our digital capture technologies transform text and images into digital form. Our speech technologies transform speech into text and text into speech and permit voice control of applications. We focus on markets where we can exercise market leadership, where significant barriers to entry exist and where we possess competitive advantages, because of the strength of our technologies, products, channels and business processes.



     Our software is delivered as independent applications or as part of larger integrated systems, such as systems for digital copiers on a network or customer service call centers. Our digital capture solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms within XML, Internet, mobile and other business applications. Our speech solutions automatically create documents from speech, transform text into synthesized speech, and enable seamless interaction with hardware and software systems simply by speaking. Our products and technologies deliver a measurable return on investment to our customers.



     Our extensive technology assets, intellectual property and industry expertise in digital capture and speech create high barriers to entry in markets where we compete. Our technologies are based on complex mathematical formulas, which require large amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities, and we continue to build upon our leadership position. Our digital capture technology is recognized as the most accurate in the industry, with rates as high as 99.8%, and supports more than 100 languages. Our speech technology has industry-leading recognition accuracy, provides natural sounding synthesized speech in 19 languages, and supports a broad range of hardware platforms and operating systems. Our technologies are covered by more than 300 patents or patent applications.



     We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Lexmark, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. In speech, companies such as Cisco, Dictaphone, IBM, Lucent, Matsushita, Nortel, Philips and Sony embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications. We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through major independent distributors that deliver our products to computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites.



     We incorporated as Visioneer, Inc. in March 1992 and through December 1998, developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired us, in a cash election merger, from Xerox Corporation. The corporate entity "Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the Nasdaq National Market, to "SSFT." On March 13, 2000, we merged with Caere Corporation, a California-based digital imaging software company. In December 2001, we acquired certain assets and intellectual property relating to the former L&H entities that were in bankruptcy under the jurisdiction of both the United States Bankruptcy Court for the District of Delaware and the Belgium Court of Ieper and hired certain employees from those entities.

     Our focus on providing solutions that enable the capture and conversion of information requires a broad set of technologies and channel capabilities. We have made and expect to continue to make acquisitions of other companies, businesses and technologies to complement our internal investments in these areas. We have a small team that focuses on evaluating market needs and potential acquisitions to fulfill them. In addition, we have a disciplined methodology for integrating acquired companies and businesses after the transaction is complete.



     Since 1997, we have made three significant business acquisitions and acquired several key technologies for aggregate consideration totalling approximately $231.9 million. The proposed Philips acquisition will raise the aggregate consideration to approximately $269.3 million.


OUR MARKETS AND PRODUCTS

  DIGITAL CAPTURE MARKET

     Document and PDF Conversion. Despite the broad use of computing systems in enterprises, the majority of business information is still maintained in paper form. The proliferation of PDF as a digital document standard does not resolve the problem of accessing and utilizing information trapped in a static form. In addition, manually reproducing static documents in digital form is time consuming, costly and subject to error, taking valuable resources away from more productive activities. Enterprises and workgroups seek solutions that integrate paper and static PDF documents into their business processes, allowing them to automate the way they store, edit, use and share information.

     Our solutions help businesses save time and money by automatically converting paper documents and PDF files into editable and usable business documents. Based on optical character recognition, our software delivers highly accurate document and PDF conversion, replacing the need to manually re-create documents. Our software preserves document formatting and provides editing capabilities that recreate the complex components in a typical document, including formatted text, columns, graphics, tables and spreadsheets. Our products can be used with existing business applications and enable the distribution and publishing of documents to email, Internet and mobile applications using standard file formats, including XML, HTML, PDF and Open eBook.


     The proliferation of multifunction devices and digital copiers connected over a network has increased the number of documents that individuals within an enterprise are transforming into digital format. Our software solutions create a more efficient method to process static documents in enterprise content management and database systems, thereby enhancing the value of their investments in these systems. All of these documents can then be more easily archived, edited and combined within the enterprise.


     Our solutions are used in professional office settings, particularly in the government, legal, finance and education sectors. Our software is available in 11 languages. We utilize a combination of our global reseller network and direct sales to distribute our document and PDF conversion products. We license our software to companies such as Canon, Hewlett-Packard and Xerox, which bundle our solutions with multifunction devices, digital copiers, printers and scanners.


     We also license software development toolkits to independent software vendors, integrators and in-house developers to add document and PDF conversion capabilities to their applications. Our independent software vendor customers include vendors, such as Microsoft and Symantec. Our technology is also used within high-end enterprise systems from vendors such as Kofax and Lockheed Martin.


     Digital Paper Management. As the volume and complexity of corporate data continues to multiply, organizations are increasingly challenged in their efforts to manage all of their paper and digital documents. The wide dispersion of documents makes finding complete and specific information even more difficult, time-consuming and costly. As a result, businesses need solutions that allow individuals, workgroups or the entire organization to more efficiently organize, find and share business documents.

     Our solutions convert paper into digital documents that can be easily archived, retrieved and shared. Our software can be used in conjunction with network scanning devices to preserve an image of a document exactly as it appears on paper. Our software automatically indexes the scanned image, so that it can be stored together with other digital documents on a desktop, over a network or within an enterprise content management system. In a single search, users can quickly find scanned documents and existing digital files that match the search criteria.

     Within enterprises, workgroups and distributed teams, our product also facilitates the movement of scanned paper and digital documents into email, print and other business applications. This streamlines the flow of documents between workers, decreasing the time and costs associated with managing and using paper documents. Our solution integrates with established file systems, such as Oracle 9i Collaboration Suite, to simplify the transfer of documents between desktop and enterprise content management systems.


     Our solutions are used in enterprises and workgroups, especially those within the legal, healthcare, financial, government, real estate and education industries. Our software is available in eight languages. We utilize a combination of our global reseller network and direct sales to distribute our digital paper management products. We also license our software to companies such as Brother, Hewlett-Packard, Lexmark and Xerox, which bundle our solutions with multifunction devices, digital copiers, printers and scanners.


     Electronic Forms. Paper forms are expensive to print, store and distribute. They must be physically circulated for approval and, when completed, paper forms must be collected, verified and archived. Processing paper forms adds to this expense by requiring the manual transfer of data on completed forms into business applications. As a result, organizations seek solutions that implement online alternatives to the use of paper forms in order to reduce costs and increase operational efficiency.

     Our products automatically convert paper forms into fillable electronic forms that can be easily used by enterprises and other organizations. Our products also convert static PDF and Microsoft Word forms into fillable electronic forms using XML, HTML and PDF standards. Our solutions simplify the design and creation of new forms that can be delivered electronically with the same appearance as paper. Our products enable the access and distribution of forms through the Web and email, and can be electronically routed, approved and digitally signed. Our solution validates form information and automates data collection by connecting electronic forms with standard database and back office applications.


     Our solutions are used in enterprises and workgroups, especially those within the government, financial, public safety, education, legal, healthcare and real estate industries. Our software is available in English, French and German. We utilize a combination of our global reseller network and direct sales to distribute our electronic forms products. Companies such as Hewlett-Packard bundle our solutions with multifunction devices, digital copiers, printers and scanners, and organizations such as the U.S. Internal Revenue Service and the Law School Admission Council license our solutions.


      PRODUCT                                                        HIGHLIGHTS
--------------------  ---------------------------------------------------------------------------------------------------------
DOCUMENT AND          -    Converts paper and PDF into documents that can be edited, archived and shared
PDF CONVERSION        -    Most widely used optical character recognition product
  OmniPage            -    Accuracy of up to 99.8%, the highest in the industry
                      -    Converts into XML, HTML, Open eBook, Microsoft Word, Excel and PowerPoint
                      -    Retains precise document layout and formatting
                      -    Integrates with enterprise content management systems
                      -    Recognizes 114 languages
                      -    Recent Editors' Choice Awards from PC Magazine and CNET
                      -    Localized in 11 languages
                      -    Available on Microsoft Windows 98/NT/2000/XP and Apple Macintosh operating systems
  Capture             -    Toolkit of sophisticated imaging, PDF and capture capabilities
  Development         -    Optical character recognition, handprint, checkbox and barcode recognition
  System              -    Supports PDF, JPEG, TIFF and other image formats
                      -    Exports Microsoft Word and Excel, RTF, ASCII, HTML, PDF and other document formats
                      -    Recognizes more than 100 languages
                      -    Supports over 200 scanning devices
                      -    Available on Microsoft Windows NT/2000/XP operating systems

      PRODUCT                                                        HIGHLIGHTS
--------------------  ---------------------------------------------------------------------------------------------------------
DIGITAL PAPER         -    Simplifies scanning, organizing and sharing paper documents
MANAGEMENT            -    Index, search and retrieve scanned paper and digital documents
  PaperPort           -    Adds document management and collaboration capabilities to Microsoft Windows
                      -    Thumbnail based visual file management
                      -    Adds scanning and creation of searchable PDF files to Oracle 9i
                      -    Integrates with network file systems and content management applications
                      -    Speeds document set assembly and connectivity to workgroup
                      -    Localized in eight languages
                      -    Available on Microsoft Windows 98/NT/2000/XP operating systems
ELECTRONIC            -    Converts paper, static PDF and Microsoft Word forms into fillable electronic forms
FORMS                 -    Supports online filling, routing, electronic signing, validation and collection of forms
  OmniForm            -    Connectivity with Microsoft Access, Excel, SQL Server, Oracle and other database applications
                      -    Supports XML, HTML and PDF standards
                      -    Localized in English, French and German
                      -    Available on Microsoft Windows 98/NT/2000/XP operating systems

  SPEECH MARKET

     Speech Recognition and Dictation. Organizations demand solutions that increase productivity by automating repetitive business processes, including the creation of documents, data entry and completing forms. They also look for ways to maximize the productivity of their existing workers, including those with disabilities, and to comply with government requirements relating to workplace safety and accessibility. Organizations also seek solutions that can reduce the cost associated with manual transcription of professional documents. Since most people can talk more quickly than they can type, speech is a natural way to interact with computers to address these problems.

     Our speech recognition and dictation solutions increase productivity in the workplace by using speech to create documents, streamline repetitive and complex tasks, input data, complete forms and automate manual transcription processes. Our solutions allow users to automatically convert speech into text at up to 160 words-per-minute, much faster than most people can type. Our software supports a vocabulary of more than 250,000 words that can be expanded by users to include specialized words and phrases. Our software is designed to adapt to individual voice patterns and accents and is highly accurate, able to achieve accuracy rates of approximately 95%, with the ability to achieve still greater accuracy with frequent use. Our software supports multiple languages, including Dutch, French, German, Italian, Japanese, Spanish, Swedish, and U.S./U.K. English.

     Our solutions are valuable within enterprises and workgroups for a number of reasons. Our software can operate within a distributed network environment, where speaker profiles can be stored on a server and accessed from any networked computer. Our solutions also speech-enable existing business systems and applications, including electronic records management systems and customer service and billing applications. Our software allows a user to interact with a computer without a keyboard or mouse, increasing the productivity of disabled workers and those suffering from repetitive stress injury. Our solutions also help government agencies address accessibility mandates, such as those described in Section 508 of the U.S. Government Rehabilitation Act. We also deliver versions of our products that are specialized for the medical, legal and public safety vertical markets.

     We offer a range of implementations, each with features that match a specific customer target. Our solutions are also used in enterprises and workgroups, particularly in the medical, legal, government, finance and education sectors. Our software is available in eight languages. We utilize a combination of our global reseller network and direct sales to distribute our speech recognition and dictation products. We believe we gain a competitive advantage through our established value-added reseller community, who provide local sales, integration, training and support services to our professional end-user community. We also license our software to companies such as Corel, Panasonic and Sony, which bundle our solutions with some of their products.

     Text-to-Speech. Organizations look for ways to reduce the costs associated with serving their customers without sacrificing the quality of service that they deliver. They also seek solutions that more effectively connect their mobile workforce with real-time enterprise information, including customer data, email and schedules, while at the same time reducing operating costs. Text-to-speech technologies, which convert text into natural sounding synthesized speech, are used to implement applications to achieve these goals.

     We have the market-leading text-to-speech solutions. Our solutions deliver natural sounding results by using segments of real human speech, thereby increasing listener satisfaction especially in the delivery of multiple phrases and sentences. Our solutions provide a single, standardized interface that supports the creation of speech-enabled applications in 19 languages, more than any other vendor. Our products also support the rapid and cost-effective implementation of customized voices for specific customers. Our solutions are highly scalable, able to handle large call volumes, and are available on many hardware platforms and operating systems.

     Our solutions are used within a wide range of applications, including reading emails for unified messaging systems, providing prompts for interactive voice response applications and adding text-to-speech to mobile, game and multimedia applications. Our technology is also used in voice portals that deliver enhanced information services, such as sports scores, news and stock quotes. Further, companies in the automobile industry use our product to deliver in-vehicle speech-based information services, such as directions, traffic information and email.


     We license our text-to-speech products to systems integrators, technology providers and telecommunications companies that in turn sell an integrated solution to businesses and end-users. This indirect, or channel-based, method of selling allows us to focus on technology advancement while avoiding the risks and costs associated with implementing widely varying customer and end-user applications. We license our text-to-speech solutions to developers of telephony applications, including Cisco, IBM, Lucent, Nortel and Philips, which integrate our solutions into hardware and software platforms. In addition, our solutions are integrated into automotive, mobile and multimedia applications, which require high quality text-to-speech on small-footprint, embedded hardware systems.



     Voice Control. Automatic speech recognition is a speaker-independent technology that adds voice control capabilities to applications. This technology identifies specific words and phrases at any moment in time, converting spoken words into instructions that control functions within applications. Automobile and mobile communications manufacturers and their suppliers are accelerating the development of products that require enhanced voice control capabilities. In addition, a growing number of independent software and hardware vendors are incorporating voice control into multimedia applications.



     Our voice control solutions are based upon automatic speech recognition technologies that allow users to interact with products simply by speaking. Our solutions for automotive and mobile applications support a dynamic vocabulary of up to 50,000 words and have sophisticated noise management capabilities that ensure accuracy, even at high vehicle speeds. Our products scale to meet the size and accuracy requirements for automotive and navigation systems and offer rapid application development tools, extensive compatibility with hardware and operating systems, and support for up to 13 languages. By scale, we mean that we offer a variety of voice control solutions that are designed to meet the individual vocabulary, operating system and memory requirements of different applications and devices. We include toolkits with our engines that help developers add our technologies to applications such as navigation systems, hands-free cell phone devices and voice-activated controls in an automobile.



     Our voice control solutions are embedded by tier-one, automobile, cell phone and aftermarket system manufacturers, including Citroen, Clarion, Delphi, Microsoft, Pioneer and Sony. By embedded, we mean our technologies are included as part of a larger system, application or solution that is designed, manufactured and sold by our partners. These partners include tier-one suppliers, companies whose size and importance qualifies them to be direct suppliers to the major automotive manufacturers, and in-dash radio, navigation system and other electronic device manufacturers, also known as aftermarket systems providers. In addition, Microsoft ships our product as the reference speech software development toolkit for

Windows CE for Automotive, and independent software developers embed our speech recognition technologies into multimedia applications.

     We recently entered into an agreement to acquire certain Philips Speech Processing businesses that will add several speech recognition and voice control products to our business. These solutions broaden our voice control technologies for automobiles, mobile devices and consumer electronics. In addition, the acquisition affords new opportunities to offer productivity solutions, such as directory assistance, voice activated dialing and automated attendant applications. In addition Philips' automatic speech recognition solutions complement our text-to-speech capabilities for telephony-based applications.

     AudioMining. Our AudioMining products are based on our speech recognition and dictation solutions and are used to automatically create index information for words spoken in audio and video content. Our products allow users to search for specific audio and video content using standard text queries. Our solutions not only present matched audio and video files, but also provide random access to precise match locations within each audio and video file. Our solutions can also be used to time-align existing transcripts with video clips, automating the creation of captions. Our AudioMining solutions provide efficient access to the information currently hidden within media files and reduce the cost associated with creating captioned video. AudioMining is used within call center and security applications to facilitate the retrieval of specific recorded conversations based on the identification of key words and phrases. AudioMining is also used by content providers to enable text queries for specific Web-based media content, such as news, financial analyst reports, sports and talk radio.


      PRODUCT                                                         HIGHLIGHTS
--------------------   ---------------------------------------------------------------------------------------------------------
SPEECH RECOGNITION     -    Highly accurate automatic speech recognition
AND DICTATION          -    Converts speech into text at up to 160 words per minute
  Dragon               -    Recognizes more than 250,000 words
  NaturallySpeaking    -    Speech-enables Microsoft Windows applications
                       -    Adds voice control to Microsoft Windows operating system
                       -    Available in eight languages
                       -    Vertical implementations for medical, legal and public safety markets
                       -    Performs complex tasks simply by speaking
                       -    Complements accessibility efforts for disabled workers
                       -    Supports Microsoft Windows 98/NT/2000/XP
  AudioMining          -    Automatically converts speech within audio and video into XML search index data
  Development          -    Allows text-based search for content in audio and video content
  System               -    Time-aligns captions for video content
                       -    Supports word-spotting for call center and security applications
TEXT-TO-SPEECH         -    Industry-leading synthesized human speech solution
  RealSpeak            -    Converts text into speech in 19 languages
                       -    Scalable, high-density capabilities
                       -    Supports Microsoft Windows 98/NT/2000/XP, Windows CE, Windows CE for Automotive; Sun Solaris; and
                            Linux operating systems
                       -    Available on Hitachi, Intel, MIPS and NEC hardware systems
VOICE CONTROL          -    Highly accurate speaker-independent embedded voice recognition solution in 13 languages
  ASR                  -    Adds sophisticated command and control applications into automotive, mobile, PC and
  Embedded                  multimedia applications
  Development          -    Rapid application development tools
  System               -    Accurate speech recognition engine in noisy environments, even at high vehicle speeds
                       -    Supports Microsoft Windows 98/NT/2000/XP, Windows CE, Windows CE for Automotive; QNX; and Linux
                            operating systems
                       -    Available on Hitachi, Intel, MIPS and NEC hardware systems


OUR COMPETITIVE STRENGTHS


     Core Technology Assets. In recent years, we have developed and acquired extensive technology assets, intellectual property and industry expertise in digital capture and speech. Our technologies are based on complex mathematical formulas, which require extensive linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities. We continue to invest in the advancement of our technologies to maintain our market leading position and to develop new applications. As of September 30, 2002 we had 247 full-time employees in research and development, and our technologies are covered by more than 300 patents or patent applications.


     Broad Distribution Channels. We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors and distributors. We maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We believe that our extensive channel relationships increase the difficulty for competitors to develop a similar channel network and makes it difficult for our products to be displaced. In addition, our channel network enables us to introduce new products quickly and effectively into the global marketplace.



     Leading Market Share. We have a strong market position in each of our product categories and are the market leader in document and PDF conversion, speech recognition and dictation, and text-to-speech. Approximately 78% of our revenue for the nine months ending September 30, 2002 was derived from markets where we are the established leader. Organizations tend to look to established market leading vendors when making product selections. As the established brand in our markets, we believe we can target and win more partnership arrangements and new customers than our competition.


     International Focus. The broad language coverage within our products increases the likelihood that we will be a selected technology provider to vendors selling globally. Our language coverage is difficult for competitors to duplicate, and our presence in global markets limits the potential entry of new regional competitors. With nearly one half of our staff located outside of North America, we are able to efficiently compete on a global basis.


     Multiple End Markets. We sell to a range of end markets and maintain a tiered distribution model that provides a diversified revenue stream and broad market exposure. We are not dependent on any single market segment or set of end customers and earn revenue from both established and emerging markets.


OUR STRATEGY


     Expand Digital Capture Solutions. We intend to enhance the value of our digital capture solutions for enterprises to address the expanded use of content management systems, the proliferation of PDF and the widespread adoption of networked multifunction and digital scanning devices. We expect to introduce new products or new versions of existing products to take advantage of these growth opportunities. We also plan to enhance our software development toolkits so our technologies can be integrated with more third-party solutions. We expect to maintain product development and delivery cycles that range from 12 to 18 months for each of our digital capture products and applications.



     Pursue High Growth Markets In Speech. We intend to leverage our technologies and market leadership in speech to expand our opportunities in the automotive, healthcare, telecommunications, telematic and mobile markets. We also intend to pursue emerging opportunities to use our speech technology within consumer devices, games and other embedded applications. To expand our position, we have introduced new versions of our products that are designed for specific markets; completed new license agreements with customers and partners that will resell our technologies; and announced the proposed acquisition of Philips Speech Processing Telephony and Voice Control business units that we believe complements our existing solutions and resources in the telecommunications, automotive and electronics markets.



     Grow Market Share. We intend to increase our market share in each of our product categories. In particular, we intend to expand and add features and functions to our products to make our solutions more useful to and useable by a larger customer base. In addition, we intend to aggressively pursue sales and partnership opportunities to build on our leading positions in the text-to-speech and speech recognition markets, and to capture additional market share and increase the penetration of our products.

     Expand Worldwide Channels. We intend to expand our global channel network and build upon our existing distribution channels, especially in Europe, Asia and Latin America. In particular, we intend to replicate our successful North American value-added reseller channel in Europe. Along these lines, we have added sales employees in different geographic regions and launched programs and events to help recruit new partners for our channel network.


     Capitalize on Government Initiatives. We intend to market our products aggressively in North America and abroad to capitalize on legislative mandates and government initiatives to put government processes online, to enhance opportunities for workers with disabilities and to promote public safety.

     Pursue Strategic Acquisitions. We have selectively pursued strategic acquisitions. For example, during the last year we completed the L&H acquisition and announced the Philips acquisition. We intend to continue to pursue strategic acquisitions as a part of our growth strategy.

SALES AND DISTRIBUTION


     We have established relationships with more than 2,000 channel partners, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Lexmark, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. In speech, companies such as Cisco, Dictaphone, IBM, Lucent, Matsushita, Nortel, Philips and Sony embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications.



     We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through distribution and fulfillment partners, including 1450, Ingram Micro, Tech Data and Digital River. We believe we can add to or replace these distribution and fulfillment partners without significant long term impact to our business. These distribution and fulfillment partners provide our products to computer superstores, consumer electronic stores, eCommerce Web sites, mail order houses and office superstores, such as Amazon.com, Best Buy, CDW, MicroWarehouse, Circuit City, CompUSA, Fry's Electronics, Office Depot, PC Connection and Staples. We also maintain an extensive network of value added resellers to address the needs of specific markets such as medical, legal and public safety. We also sell products through our Web site at www.ScanSoft.com.


     As of September 30, 2002, we employed 120 full-time sales and marketing employees in offices worldwide.

PROPRIETARY TECHNOLOGY


     We exploit our proprietary technology, trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain our competitive position. We rely on patent law, copyright law, trade secret laws, secrecy, technical measures, licensee agreements and non-disclosure agreements to protect our technology, trade secrets and other proprietary rights. Our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business, to maintain a technological advantage over our competitors and to generate licensing revenue. In this regard, we have obtained patents that directly relate to our products. Furthermore, we obtained in the L&H acquisition 131 patents and 165 pending patent applications in speech. Our digital capture and speech technologies are covered by more than 300 patents or patent applications. These patents expire on various dates between 2005 and 2016.



     In order to protect our ownership rights in our software products, we license our products to OEMs and resellers on a non-exclusive basis with contractual restrictions on reproduction, distribution and transferability. In addition, we generally license our software in object code form only. We license certain of our software products to end-users by use of a "shrink-wrap" or "click wrap" customer license that restricts the end-user to personal use of the product.


     We require our employees to execute confidentiality and invention assignment agreements in order to protect our proprietary technology and other proprietary rights. We also rely on trade secrets and proprietary know-how.


RESEARCH AND DEVELOPMENT



     The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing client requirements. As a result, we believe that our future growth is highly dependent on the timely and efficient introduction of new and updated products and technology. As of September 30, 2002, we employed 247 people in research and development, slightly over half of whom are located in international locations. Our employees based in overseas facilities extend our global focus while often lowering our overall cost of research and development. To promote efficiency in our research and development efforts, we have organized the effective use of global development teams and a comprehensively integrated development process. In addition, we have developed and refined our time-to-market process, which contributes to cost-effective resource management while promoting technology sharing across programs.



     Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our clients. Our research and development expenses for the nine months ending September 30, 2002, and the years ending December 31, 2001, 2000 and 1999 were $21.3 million, $14.0 million, $15.0 million and $6.9 million, respectively. We expect that we will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred.


INTERNATIONAL OPERATIONS

     We currently have offices in a number of international locations including:
Australia, Belgium, Denmark, England, France, Germany, Hong Kong, Hungary, Italy, Japan, the Netherlands, Poland, and Taiwan. The scope of our international operations includes research and development, customer support and sales and marketing. Our international research and development is conducted in Budapest, Hungary and Merelbeke, Belgium. Additionally sales and support offices are located throughout the world to support our current international customers and to expand our international revenue opportunities.


     Geographic revenue classification is based on the country in which the sale is invoiced. Revenue for the nine months ended September 30, 2002 was 74% North America and 26% international, versus 79% North America and 21% international for the comparable period in 2001.



     A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. We believe that if provided with this information, our geographical revenue classification would indicate a higher international percentage. Based on an estimate that factors our OEM partners' geographical revenue mix to our revenues generated from these OEM partners, revenue for the nine months ended September 30, 2002, is approximately 69% North America and 31% international, compared to 72% North America and 28% international for the comparable period in 2001.



COMPETITION


     There are a number of companies that develop or may develop products that compete in our targeted markets; however, there is no one company that competes with us in all of our products areas. The individual markets in which we compete are highly competitive, and are rapidly changing. Within digital capture, we compete directly with ABBYY, I.R.I.S. and NewSoft. Within speech, we compete with AT&T, IBM, Nuance Communications, Philips Electronics and SpeechWorks International. Vendors such as Adobe and Microsoft offer solutions that can be considered alternatives to some of our solutions. In addition, a number of smaller companies produce technologies or products that are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers.

     Some of our competitors or potential competitors in our markets have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.


FACILITIES AND FULFILLMENT


     Our principal administrative, sales, marketing and support functions along with our North American imaging research and development functions occupy 45,860 square feet of space that we lease in Peabody, Massachusetts. We also lease 26,568 square feet of space in Waltham, Massachusetts where our North American speech and language research and development is performed. These leases expire in July 2006 and September 2006, respectively. Additionally, we lease approximately 21,180 square feet of research and development space located in Budapest, Hungary and 20,085 square feet in Merelbeke, Belgium, which houses our international headquarters and research and development space. These leases expire in December 2006 and April 2008, respectively. We also lease a number of small sales and marketing offices in Asia and Europe, including offices located in Amsterdam, the Netherlands; Hong Kong, China; Taipei, Taiwan; Milan, Italy; Munich, Germany; Paris, France; Reading, England; and Tokyo, Japan.

     We believe that our existing facilities are adequate for our needs for at least the next twelve months.


     Most of our software products are manufactured, packaged and shipped by GlobalWare Solutions on a worldwide basis under a 24-month agreement we entered into on May 1, 2002. However, we regularly investigate alternative manufacturing and fulfillment vendors, and we believe that, if necessary, we could transition the services provided by GlobalWare Solutions to another third party provider without material disruption to our operations.


EMPLOYEES

     As of September 30, 2002 we employed 478 people on a full-time basis, 256 in the United States and 222 internationally. Of the total, 247 were in product research and development, 120 in sales and marketing, 65 in operations and support, and 46 in finance and administration. Of these employees 223 were hired in connection with the L&H acquisition completed in December 2001. None of our employees are subject to collective bargaining agreements. We have experienced no work stoppages and believe that our employee relations are good. We have utilized the services of consultants, third-party developers, and other vendors in its sales, development, and manufacturing activities.

LEGAL PROCEEDINGS

     Like many companies in the software industry, we have from time to time been notified of claims that we may be infringing the intellectual property rights of others. These claims have been referred to legal counsel, and they are in various stages of evaluation and negotiation.


     On November 27, 2002, AllVoice Computing plc filed an action against ScanSoft in the United States District Court for the Southern District of Texas claiming patent infringement. In the lawsuit, AllVoice alleges that ScanSoft infringes United States Patent No. 5,799,273 entitled "Automated Proofreading Using Interface Linking Recognized Words to Their Audio Data While Text Is Being Changed" ("the '273 Patent"). The '273 Patent generally discloses techniques for manipulating audio data associated with text generated by a speech recognition engine. Although ScanSoft has several products in the speech recognition technology field, ScanSoft believes that these products do not infringe the '273

Patent because they do not use the claimed techniques. We believe this claim has no merit, and we intend to defend the action vigorously.



     In December 2001, the Massachusetts Institute of Technology and Electronics For Imaging, Inc. sued us in the United States District Court for the Eastern District of Texas for patent infringement. The patent infringement claim was filed against more than 200 defendants. In their lawsuit, MIT and EFI allege that we infringe United States Patent No. 4,500,919 entitled "Color Reproduction System" (the "'919 Patent"). MIT and EFI allege that the '919 Patent discloses a system for adjusting the colors of a scanned image on a television screen and outputting the modified image to a device. We have several products that permit a user to adjust the color of an image on a computer monitor. We have asserted that our products do not infringe the '919 Patent because our products do not contain all elements of the structure required by the claimed invention and because our products do not perform all of the steps required by the claimed method. Further, we believe there may be prior art that would render the '919 Patent invalid. The '919 Patent expired on May 6, 2002. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on July 1, 2002. We cannot predict the outcome of the claim, nor can we make any estimate of the amount of damages, if any, for which we will be held responsible in the event of a negative resolution of the claim. For the reasons described here, we believe this claim has no merit, and we intend to defend the action vigorously.



     On August 16, 2001, Horst Froessl sued us in the United States District Court for the Northern District of California for patent infringement. In his lawsuit, Froessl alleges that we infringe United States Patent No. 4,553,261 entitled "Document and Data Handling and Retrieval System" (the "'261 Patent"). Froessl alleges that the '261 Patent discloses a system for receiving and optically scanning documents, converting selected segments of the digitalized scan data into machine code, and storing and retrieving the documents and the digitalized and converted segments. Although we have several products in the scanning technology field, we have asserted that our products do not infringe the '261 Patent because our products do not contain all elements of the structure required by the claimed invention and because our products do not perform all of the steps required by the claimed method. Further, we believe there may be prior art that would render the '261 Patent invalid. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on September 19, 2001. For the reasons described here, we believe this claim has no merit, and we intend to defend the action vigorously.


     We believe that the final outcome of these matters will not have a significant adverse effect on our financial position and results of operations, and we believe we will not be required to expend a significant amount of resources defending such claims. However, should we not prevail in any such litigation, our operating results and financial position could be adversely impacted.


     From time to time, we receive information concerning possible infringement by third parties of our intellectual property rights, whether developed, purchased or licensed by us. In response to any such circumstance, we have our counsel investigate the matter thoroughly and we take all appropriate action to defend our rights in these matters.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information with respect to our executive officers and directors as of November 15, 2002.



NAME                          AGE                               POSITION
----------------------------  ---   -----------------------------------------------------------------
Paul A. Ricci...............  46    Chief Executive Officer and Chairman of the Board
Michael K. Tivnan...........  50    President, Chief Operating Officer and Director
Wayne S. Crandall...........  44    Senior Vice President of Worldwide Sales and Business Development
Richard S. Palmer...........  52    Senior Vice President and Chief Financial Officer
Robert J. Weideman..........  44    Senior Vice President and Chief Marketing Officer
Ben S. Wittner..............  44    Senior Vice President Imaging Research and Development
Robert J.                     55    Director
  Frankenberg(1)(2).........
Katharine A. Martin(2)......  40    Director
Mark B. Myers(1)............  64    Director
Robert G. Teresi(1)(2)......  61    Director


---------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

     Paul A. Ricci has served as our Chairman since March 2, 1999 and our Chief Executive Officer since August 21, 2000. From January 1998 to August 2000, Mr. Ricci was the Vice President, Corporate Business Development of Xerox. Prior to 1998, Mr. Ricci held several positions within Xerox, including serving as President, Software Solutions Division and as President of the Desktop Document Systems Division. Between June 1997 and March 1, 1999, Mr. Ricci served as Chairman of the Board of Directors of ScanSoft, Inc., which was then operating as an indirect wholly-owned subsidiary of Xerox.

     Michael K. Tivnan has served as our President and Chief Operating Officer since August 21, 2000 and has served as a director since March 1999. From March 2, 1999 until August 21, 2000, Mr. Tivnan served as our President and Chief Executive Officer. From February 1998 until March 2, 1999, Mr. Tivnan served as the President of ScanSoft, Inc. From November 1993 until February 1998, Mr. Tivnan served as our General Manager and Vice President. From January 1991 until November 1993, Mr. Tivnan served as our Chief Financial Officer.

     Wayne S. Crandall has served as our Senior Vice President of Worldwide Sales and Business Development since January of 2002. Mr. Crandall served as our Senior Vice President Sales and Marketing from November 2000 until December of 2001. From March 2000 to November 2000, Mr. Crandall was our Senior Vice President Sales, and from March 1995 to March 2000, he was our Vice President Sales and Channel Marketing. From January of 1993 until March 1995 Mr. Crandall was our Managing Director of International Sales, Marketing and Operations based in the United Kingdom. From December 1989 until January of 1993, Mr. Crandall was Vice President of North American Sales for Xerox Imaging Systems, a wholly owned subsidiary of Xerox. From January of 1984 until December of 1989, Mr. Crandall was the Director of North American Sales for Kurzweil Computer Products. From 1978 until January of 1984, Mr. Crandall held several sales and marketing positions with Philips N.V., Lexitron, a Division of Raytheon and Savin Corporation.

     Richard S. Palmer has served as our Senior Vice President and Chief Financial Officer since May 2000. From July 1994 to April 2000, Mr. Palmer was the Director of Corporate Development at Xerox Corporation. Prior to that, he worked in a number of financial management positions at Xerox including Vice President of Business Analysis for Xerox Financial Services, Inc., Corporate Assistant Treasurer, and Manager of Planning and Pricing for Xerox's Latin American Operations.

     Robert J. Weideman became our Chief Marketing Officer and Senior Vice President of the Company in August 2002. Mr. Weideman has served as our Vice President, Marketing since November 2001. From February 1999 until November 2001, Mr. Weideman was Vice President of Marketing for Cardiff Software, Inc. From August 1994 to January 1999, Mr. Weideman was Vice President of Marketing for TGS N.V. (TGS Inc., Europe).

     Ben S. Wittner has served as our Senior Vice President Imaging Research and Development since August 2000. From March 2000 to August 2000, Dr. Wittner served as our Vice President Technology Research and Development. From February 1995 until March 2000, Dr. Wittner was Director of OCR Research and Development of ScanSoft, Inc., which was then operating as an indirect wholly-owned subsidiary of Xerox. Dr. Wittner joined ScanSoft in 1992 as manager of text recognition for OCR development. Previously, Dr. Wittner was an individual contributor and then supervisor for the handwriting recognition project at NYNEX. Before that, he held a post-doctoral position at AT&T Bell Laboratories, researching fundamentals and applications of neural networks. Dr. Wittner earned a Ph.D. in mathematics from Cornell University.

     Robert J. Frankenberg has served as a director since March 13, 2000. Since December 1999, Mr. Frankenberg has served as Chairman of Kinzan, Inc., an Internet Services software platform provider. From May 1997 to July 2000, Mr. Frankenberg served as the Chairman, President and Chief Executive Officer of Encanto Networks, Inc., a developer of hardware and software designed to enable creation of businesses on the Internet. Since July 2000, he has continued as Chairman, and since January 2001, he served as Acting President and CEO. From April 1994 to August 1996, he was Chairman, President and Chief Executive Officer of Novell, Inc., a producer of network software. He is a director of Electroglas, Inc., National Semiconductor, Daw Technologies, Inc. and Secure Computing Corporation.

     Katharine A. Martin has served as a director since December 17, 1999. Since March 2, 1999, Ms. Martin has served as our Corporate Secretary. Since September 1999, Ms. Martin has served as a Member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Wilson Sonsini Goodrich & Rosati serves as our primary outside corporate and securities counsel. Prior thereto, Ms. Martin was a Partner of Pillsbury Madison & Sutro LLP.

     Mark B. Myers has served as a director since March 2, 1999. Dr. Myers served as Senior Vice President, Xerox Research and Technology, responsible for worldwide research and technology from February 1992 until December 1999. Dr. Myers is presently on the faculty of the Wharton Business School, The University of Pennsylvania.

     Robert G. Teresi has served as a director since March 13, 2000. Mr. Teresi served as the Chairman of the Board, Chief Executive Officer and President of Caere Corporation from May 1985 until March 2000.

BOARD COMMITTEES

     Our audit committee consists of Messrs. Frankenberg, Myers and Teresi. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.


     Our compensation committee consists of Messrs. Frankenberg and Teresi. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, no member of the compensation committee was an officer or employee of ScanSoft. During 2001, no member of the compensation committee or executive officer of ScanSoft served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS


     Our non-employee directors are entitled to participate in the 1995 Directors' Stock Option Plan. Options granted under this plan constitute the sole compensation for board service. The plan, as amended in June 2001, provides that each non-employee director will receive an initial option grant to purchase 50,000 shares of our common stock at an exercise price equal to the fair market value of the stock on the respective effective date of the grant. Each option is exercisable in installments, 25% each year beginning on the first anniversary of the grant so that the options are 100% exercisable four years after the effective date of the grant. The Plan also provides for the automatic annual grant of stock options to purchase 15,000 shares of common stock to each non-employee director on January 1 of each year, provided that, on such date, he or she shall have served on our board for at least six months. These annual grants become fully vested and exercisable on the first anniversary of the date of grant. On January 2, 2001, each non-employee director was granted an option to purchase 5,000 shares of our common stock, pursuant to the Plan (which had not yet been amended). The June 2001 amendment also allowed for the non-automatic grant of 40,000 shares of common stock to all non-employee directors who were outside directors on January 23, 2001 ("Eligible Directors"). Accordingly, each Eligible Director received a grant of 40,000 shares on June 27, 2001 at an exercise price of $1.18, the market price on that date, which amounted to 160,000 shares in the aggregate. These June 27, 2001 options became fully vested and exercisable on June 27, 2002, the first anniversary of the date of grant.


EXECUTIVE COMPENSATION

     The following table provides certain summary information for the fiscal years 2001, 2000 and 1999 concerning compensation earned by our Chief Executive Officer and by our four other most highly compensated executive officers whose compensation exceeded $100,000 in 2001 (the "Named Executive Officers").

                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                      ANNUAL COMPENSATION              -----------------------
                           -----------------------------------------   RESTRICTED   SECURITIES
NAME AND                                                OTHER ANNUAL     STOCK      UNDERLYING   ALL OTHER ANNUAL
PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)   COMPENSATION    AWARD(S)    OPTIONS(#)   COMPENSATION(2)
------------------         ----   --------   --------   ------------   ----------   ----------   ----------------
Paul A. Ricci............  2001   $300,000   $39,700      $44,905(3)         --            --         $   --
  Chief Executive          2000    110,385    12,248           --            --     2,505,000             --
  Officer(4)
Michael K. Tivnan........  2001    275,016    99,250           --            --            --          7,062
  President and Chief      2000    269,180    36,378           --            --       330,000          8,250
  Operating Officer(5)     1999    204,304    76,840           --            --       510,000          6,750
Wayne S. Crandall........  2001    221,250    67,382           --            --            --          9,154
  Senior Vice President,   2000    178,596    58,102           --            --       200,000          6,773
  Sales and Business       1999    127,676   102,551           --            --       217,588          8,914
  Development(6)
Richard S. Palmer........  2001    220,000    69,872           --       $90,750(7)    100,000          7,017
  Senior Vice President    2000    155,833    25,868           --            --       550,000             --
  and Chief Financial
  Officer(8)
Ben S. Wittner...........  2001    178,333    58,192           --            --        40,000          7,100
  Senior Vice President,   2000    140,839    34,170           --            --       223,000          4,434
  Digital Imaging R&D(9)

---------------

(1) Bonuses were paid pursuant to Bonus Incentive Plans.

(2) Represents Company contributions to our 401(k) plan.

(3) Represents allowance paid for remote living expenses.

(4) Mr. Ricci began operating in this capacity in August 2000.

(5) Mr. Tivnan served as President and Chief Executive Officer from March 1999 to August 2000, and thereafter as President and Chief Operating Officer.

(6) Mr. Crandall was appointed an executive officer of our company in March
    1999.

(7) Mr. Palmer received a Restricted Stock Award for 75,000 shares. This Restricted Stock Award has a 2 1/2 year cliff vesting, which vests 100% on April 17, 2004. The value of the Restricted Stock Award as of December 31, 2001 was $322,500.

(8) Mr. Palmer joined us in May 2000.

(9) Dr. Wittner was appointed an executive officer of our Company in August
    2000.

CHANGE IN CONTROL AND EMPLOYMENT AGREEMENTS


     Our board approved the acceleration of vesting of options for certain of our officers and our directors in the event of a change in control. A change in control includes a merger or consolidation of ScanSoft not approved by our board, certain changes in the composition of our board, and certain changes in the ownership of ScanSoft.



     Mr. Ricci serves as our Chief Executive Officer and Chairman of the Board. Under the terms of his August 21, 2000 employment agreement, his annual base compensation is $300,000 and he is eligible for a target bonus of $50,000 per year. The agreement also provided for a grant of 2,500,000 options at $1.3438 per share, subject to 1/8 vesting per quarter over a two year period. Mr. Ricci's severance (in the event of involuntary termination other than for cause, death or disability) under the employment agreement would entitle him to, among other things, a lump-sum payment equal to 8.5% of his base salary and target bonus, and acceleration of vesting of all options held by him that were unvested immediately prior to termination. Additionally, upon a change in control, Mr. Ricci also would be entitled to vesting of all of his unvested options. Mr. Ricci's employment agreement was amended in July 2001 to provide him with a living expenses allowance, not to exceed $107,000.00 annually, in connection with his relocation to the Peabody, Massachusetts area, where our corporate headquarters are located.


     Mr. Tivnan serves as our President, Chief Operating Officer and director. Under the terms of his August 21, 2000 employment agreement, his annual base compensation is $275,000 and he is eligible to receive a target bonus of up to 45% of his base salary per year. The agreement also provides for a grant of 250,000 options at $1.3438 per share, with vesting in full on the first year anniversary of the grant. Mr. Tivnan's severance (in the event of voluntary or involuntary termination, other than for cause, death or disability) under the employment agreement would entitle him to, among other things, payment of his base salary for a period of one year following termination, and a one-year period following termination to exercise his vested options.


     Mr. Crandall serves as our Senior Vice President of Worldwide Sales and Business Development. Under the terms of a vesting agreement that he entered into with us in April 1999, all of Mr. Crandall's unvested stock options will immediately vest upon his involuntarily or constructive termination prior to, but in contemplation of, or within twelve months after, a change in control.



     Mr. Wittner serves as our Senior Vice President of Imaging Research and Development. Under the terms of a Company letter addressed to Mr. Wittner in July 2000 in the event there is a change in control of the Company and Mr. Wittner's employment is terminated within twelve months of the change in control, all of his stock options will become fully vested as of the effective date of the termination of his employment. Additionally, in the event that Mr. Wittner's position with the Company is eliminated for any reason other than for cause, Mr. Wittner would be entitled to 52 weeks of severance pay, based on his base salary at the time of termination.


RECENT OPTION GRANTS

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2001 to the Named Executive Officers.

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES OF
                         SECURITIES    PERCENT OF TOTAL                                STOCK PRICE APPRECIATION FOR
                         UNDERLYING   OPTIONS GRANTED TO                                      OPTION TERM(2)
                          OPTIONS     EMPLOYEES IN FISCAL   EXERCISE OR   EXPIRATION   -----------------------------
                         GRANTED(#)         YEAR(1)         BASE PRICE       DATE           5%             10%
                         ----------   -------------------   -----------   ----------   -------------  --------------
Richard S. Palmer......  100,000(3)         2.7352%           $1.2300      06/29/11     $77,354.04     $196,030.32
Ben S. Wittner.........   40,000(3)         1.0941             1.2300      06/29/11      30,941.62       78,412.13

---------------

(1) Based on options to purchase an aggregate of 3,656,021 shares of common stock granted to employees during fiscal 2001.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of five percent (5%) and ten percent (10%) compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares of common stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised. These amounts are calculated based on SEC rules and do not reflect our estimate of future stock price growth of the shares of our common stock.

(3) Options granted to Mr. Palmer and Dr. Wittner have a ten year term, and vest monthly over a two year period commencing one month after grant date.

     The following table shows the number of shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 2001.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                   VALUES(1)

                                                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                              SHARES                 UNDERLYING UNEXERCISED           MONEY OPTIONS/SARS
                             ACQUIRED                  OPTIONS AT 12/31/01                AT 12/31/01
                                ON       VALUE     ---------------------------   -----------------------------
                             EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                             --------   --------   -----------   -------------   ------------   --------------
Paul A. Ricci..............      --         --      1,577,500       947,500       $4,645,163      $2,797,538
Michael K. Tivnan..........      --         --        637,390       444,546        1,962,119       1,008,875
Wayne S. Crandall..........      --         --        406,715       148,067        1,221,988         276,022
Richard S. Palmer..........      --         --        368,750       281,250          781,430         498,375
Ben S. Wittner.............      --         --        211,501       162,128          593,566         347,322

---------------

(1) Based on a per share price of $4.30, the closing price of our common stock as reported by the Nasdaq National Market on December 31, 2001, the last trading day of the fiscal year, less the exercise price. The actual value of unexercised options fluctuates with stock market activity.

COMPENSATION PLANS

1993 Incentive Stock Option Plan


     Our 1993 Incentive Stock Option Plan (the "1993 Plan") was adopted by our board and approved by our stockholders in February 1993. The 1993 Plan was last amended by our board in June 2000.



     General. The 1993 Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options. As of November 15, 2002, 1,362,841 shares had been issued upon exercise of options granted under the 1993 Plan, options to purchase 2,497,598 shares were outstanding, and 9,561 shares remained available for future grant. As of November 15, 2002, the fair market value of all shares of common stock subject to outstanding options was $15,884,723, based on the closing sale price of $6.36 for our common stock as reported on the Nasdaq National Market on November 15, 2002. As of November 15, 2002, (i) options to purchase 1,883,713 shares of common stock were outstanding under the Plan and held by all current executive officers as a group, (ii) no options were outstanding and held by current directors who are not executive officers and (iii) options to purchase 613,885 shares of common stock were outstanding and held by employees, including current officers who are not executive officers, and consultants.


     The 1993 Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The maximum aggregate number of shares which may be optioned and sold under the Plan is 3,870,000.

     Purpose. The 1993 Plan seeks to attract and retain the best available personnel for our company, give our employees, officers, directors and consultants a greater personal stake in the success of our business, and provide these individuals with added incentive to continue and advance in their employment or services to our company.

     Administration. The 1993 Plan may be administered by our board or by a committee designated by our board (the "Administrator"); it is currently administered by our board and the compensation committee of the board. Members of the board receive no additional compensation for their services in connection with the administration of the 1993 Plan. All questions of interpretation of the Plan are determined by the Administrator, and decisions of the Administrator are final and binding upon all participants.

     Eligibility. The 1993 Plan provides that options may be granted to our employees (including officers and directors who are also employees) and consultants. Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to our success, and other relevant factors. As of September 30, 2002, there were approximately 478 employees eligible to participate in the 1993 Plan. The Plan provides that the maximum number of shares of common stock which may be granted under options to any one employee during any fiscal year is 500,000, subject to certain adjustments. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

     Terms of Options. The terms of options granted under the 1993 Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between us and the optionee and is subject to, among other things, the following terms and conditions:

          (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for us. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

          (b) Exercise Price. The exercise price of options granted under the 1993 Option Plan is determined by the Administrator, and must be at least equal to the fair market value of the shares on the date of the first grant, in the case of incentive stock options, and must not be less than 100% of the fair market value per share on the date of grant, in the case of nonstatutory incentive stock options, based upon the closing price on the Nasdaq National Market on the date of grant. Incentive stock options granted to stockholders owning more than 10% of our outstanding stock are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a covered employee under
     Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

          (c) Termination of Employment. If the optionee's employment or consulting relationship with us is terminated for any reason other than death or total and permanent disability, options under the 1993 Plan may be exercised not later than three months (or such other period of time not exceeding 3 months and no less than 30 days as determined by the Administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Termination of Options. Incentive stock options granted under the 1993 Option Plan expire 10 years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options and nonstatutory stock options granted to stockholders owning more than 10% of our outstanding stock may not have a term of more than five years and five years and one day, respectively.


          (e) Nontransferability of Options. Options are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime.

          (f) Acceleration of Option. In the event of a sale of all or substantially all of our assets, or the merger of our company with another corporation, an option granted under the 1993 Plan will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. The Administrator may, in its discretion, make provisions for the acceleration of the optionee's right to exercise his or her outstanding options in full.

     Amendment and Termination. The board of directors may amend the 1993 Plan at any time or from time to time or may terminate it without approval of the stockholders, with certain exceptions. The 1993 Option Plan will terminate in February 2003, but any options then outstanding under the 1993 Plan will remain outstanding until they expire by their terms.

1995 Employee Stock Purchase Plan


     Our 1995 Employee Stock Purchase Plan (the "1995 ESPP") was adopted by our board and approved by our stockholders in November 1995. It was last amended and restated as of April 27, 2000.



     General.  The 1995 ESPP is intended to qualify under the provisions of
Section 423 of the Code, is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA. A total of 1,000,000 are authorized to be issued under the 1995 ESPP. As of November 15, 2002, a total of 688,388 shares had been issued to our employees under the 1995 ESPP, and 311,612 shares remained available for future issuance. The average per share issuance price for shares purchased by employees under the 1995 ESPP to date is approximately $2.7414. As of September 30, 2002, approximately 256 employees were eligible to participate in the 1995 ESPP.


     Purpose. The purpose of the 1995 ESPP is to provide employees with an opportunity to purchase our common stock through accumulated payroll deductions. Employees make such purchases by participation in regular offering periods from which they may withdraw at any time.

     Administration. The 1995 ESPP may be administered by our board or a committee appointed by our board. Currently the 1995 ESPP is administered by our board. Our board or its committee has full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the 1995 ESPP, to construe and interpret the 1995 ESPP, and to make all other determinations necessary or advisable for the administration of the 1995 ESPP.

     Eligibility. Any person who, on the first day of an offering period, is customarily employed by us for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the 1995 ESPP.

     Offering Dates. In general, the 1995 ESPP is implemented by a series of offering periods of 12 months duration, with new offering periods commencing on or about February 16 and August 16 of each year. Each offering period consists of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. Our board has the power to change the duration and frequency of the offering and purchase periods with respect to future offerings without stockholder approval if such change is announced at least fifteen days prior to the scheduled beginning of the first offering or purchase period to be affected.

     Participation in the Plan. Eligible employees may participate in the 1995 ESPP by completing an enrollment form provided by us and filing it with us prior to the applicable offering date, unless a later time for filing the enrollment form is set by our board for all eligible employees with respect to a given offering. The enrollment form currently authorizes payroll deductions of not less than 1% and not more than 12% of the participant's eligible compensation on the date of the purchase.

     Purchase Price. The purchase price per share sold under the 1995 ESPP is a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or the purchase date. The fair market value is the per share closing price of the common stock on the Nasdaq National Market as of such date reported by Nasdaq.

     Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may be up to 12% of a participant's eligible compensation received on each payday during the offering period. Eligible compensation is defined in the 1995 ESPP to include the regular straight time gross earnings excluding payments for overtime, shift premium, incentive compensation, bonuses and commissions. A participant may discontinue his or her participation in the 1995 ESPP at any time during the offering period prior to a purchase date, and may decrease the rate of his or her payroll deductions once during the offering period by completing and filing a new enrollment form. No interest accrues on the payroll deductions of a participant in the 1995 ESPP.

     Purchase of Stock; Exercise of Option. By executing an enrollment form to participate in the 1995 ESPP, the participant is entitled to have shares placed under option. Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of each purchase period at the applicable price. Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the 1995 ESPP if immediately after the grant of the option he or she would own 5% or more of the voting power or value of all classes of our stock or of any of our subsidiaries (including stock which may be purchased under the 1995 ESPP or pursuant to any other options), nor shall any participant be granted an option which would permit the participant to buy pursuant to all of our employee stock purchase plans more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     Termination of Employment. Upon termination of a participant's continuous status as an employee prior to the purchase date of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the contributions credited to his or her account but not yet used to exercise his or her option under the Plan will be returned to him or her.

     Nontransferability. No rights or accumulated payroll deductions of a participant under the 1995 ESPP may be pledged, assigned or transferred for any reason.

     Amendment and Termination of the Plan. The board of directors may at any time amend or terminate the 1995 ESPP, except that such termination shall not affect options previously granted.

1995 Directors' Stock Option Plan


     Our 1995 Directors' Stock Option Plan (the "1995 Directors' Plan") was adopted by our board and approved by our stockholders in October, 1995, and was last amended by our board on April 5, 2002 and by our stockholders on June 14, 2002. As of November 15, 2002, there were options to purchase 367,500 shares of common stock outstanding under the 1995 Directors' Plan, with exercise prices ranging from $0.6563 to $5.9375 per share. Additionally, as of the same date, 437,500 shares remained available for future grant under the Plan.


     General. The 1995 Directors' Plan currently provides for the non-discretionary grant of non-statutory stock options. Non-statutory stock options granted under the Plan are intended not to qualify as incentive stock options within the meaning of Section 422 of the Code.

     Purpose. We, by means of the 1995 Directors' Plan, seek to attract and retain the best available personnel for service as directors of our company, to provide additional incentive for such persons to exert maximum efforts to promote the success of our company, and to encourage their continued service on our board.

     Administration. Our board administers the 1995 Directors' Plan. The board has the power to construe and interpret the Plan and options granted under it, to establish, amend, and revoke rules and regulations for its administration, to amend the Plan, and generally to exercise such powers and to perform such acts as the board deems necessary or expedient to promote our best interests.

     Eligibility. Options may be granted under the 1995 Directors' Plan only to our non-employee directors. A "non-employee director" is a director who is not an employee of our company or of any "parent" or "subsidiary" of our company, as those terms are defined in the Code. The payment of a director's fee by us is not sufficient in and of itself to constitute "employment" by us. Four of our six current directors (all except Messrs. Ricci and Tivnan) are eligible to participate in the 1995 Directors' Plan.

     Stock Subject to the 1995 Directors' Plan. If options granted under the 1995 Directors' Plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such options again becomes available for issuance under the Plan. The number of shares authorized for issuance under the 1995 Directors' Plan is 820,000.

     Terms and Conditions of Options. Each option under the 1995 Directors' Plan is subject to the following terms and conditions:

          (a) Non-Discretionary Grants. Option grants are non-discretionary. Each non-employee director is automatically granted an option to purchase shares of common stock as follows:

        - An initial grant of 50,000 on the date the person first becomes a non-employee director; and

        - An annual, subsequent grant of 15,000 on January 1 of each year, provided that, on such date, the non-employee director has served on the board for at least six months.

          At the June 2001 meeting, the stockholders approved a non-automatic grant to any director who was an eligible director on January 23, 2001 of an additional 40,000 shares. The 40,000 options consist of (i) 30,000 shares to raise their initial grant from 20,000 to 50,000 and (ii) 10,000 shares to raise their subsequent grant from 5,000 to 15,000 (before the June 2001 amendment, the initial grant comprised 20,000 shares and the subsequent grant comprised 5,000 shares). Each eligible director was granted 40,000 options on June 27, 2001.

          (b) Exercise Price; Payment. The exercise price of each option granted under the 1995 Directors' Plan is equal to 100% of the fair market value of the common stock subject to such option on the date such option is granted.

          We may not: reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future under the 1995 Directors' Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.

          (c) Option Vesting. Options granted pursuant to the 1995 Directors' Plan may be exercised while the non-employee director is a director of our company and for a period of 90 days after ceasing to be a director. The exercise price per share of the option is 100% of the fair market value per share on the grant date. The initial grant vests over four years in 25% installments on the anniversary of the grant date. The subsequent grant is exercisable as to 100% of the shares subject to the subsequent grant on the first anniversary of the date of grant of the subsequent grant.

          (d) Termination of Options. Currently no option granted under the 1995 Directors' Plan is exercisable after the expiration of ten years from the date the option was granted.

          (e) Non-transferability of Options. Options granted under the 1995 Directors' Plan are not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the person to whom the option is granted only by such person or by his or her guardian or legal representative.

     Adjustment Provisions. If there is any change in the stock subject to the 1995 Directors' Plan or subject to any option granted under the 1995 Directors' Plan (through merger, consolidation, reorganization, re-capitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1995 Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and maximum number of shares subject to the 1995 Directors' Plan and the class, number of shares, and price per share of stock subject to such outstanding options.

     Effect of Certain Corporate Events. In the event of (i) a dissolution or liquidation of our company, (ii) a sale of all or substantially all of our assets, (iii) a merger or consolidation in which we are not the surviving corporation, or (iv) any other capital reorganization in which more than 50% of the shares of our company entitled to vote are exchanged, we shall give to directors, at the time of adoption of the plan for liquidation, dissolution, sale, merger, consolidation or reorganization, either a reasonable time thereafter within which to exercise the option, including shares as to which the option would not be otherwise exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate, or the right to exercise the option, including shares as to which the option would not be otherwise exercisable (or receive a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding our company or acquiring our business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

     Duration, Amendment, and Termination. The board may suspend or terminate the 1995 Directors' Plan at any time. Unless sooner terminated, the 1995 Directors' Plan terminates in October 2005. The board also may amend or terminate the Plan from time to time in such respects as the board may deem advisable

     Plan Benefits. The following shows the benefits or amounts that will be received by, or allocated to, our CEO, other named executive officers and current directors under the Directors Plan for 2002:

NAME                                                        DOLLAR VALUE   NUMBER OF UNITS
----                                                        ------------   ---------------
Paul A. Ricci.............................................          --             --
Michael K. Tivnan.........................................          --             --
Wayne S. Crandall.........................................          --             --
Richard S. Palmer.........................................          --             --
Ben S. Wittner............................................          --             --
Executive Group...........................................          --             --
Non-Executive Director Group..............................    $333,750         75,000
Non-Executive Officer Employee Group......................          --             --

1997 Employee Stock Option Plan


     Our 1997 Employee Stock Option Plan (the "1997 Plan") became effective on January 1, 1997 and was last amended by our board effective June, 2000.



     General. The 1997 Plan provides for the granting of nonstatutory stock options within the meaning of Section 422 of the Code. As of November 15, 2002, 309,606 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase 913,088 shares were outstanding, and 77,306 shares remained available for future grant. As of November 15, 2002, the fair market value of all shares of common stock subject to outstanding options was $5,807,240, based on the closing sale price of $6.36 for our common stock as reported on the Nasdaq National Market on November 15, 2002. As of November 15, 2002, (i) options to purchase 164,667 shares of common stock were outstanding under the Plan and held by all current executive officers as a group (3 persons), (ii) options to purchase 20,000 shares were outstanding under the Plan and held by current directors (one person) who are not executive officers and (iii) options to purchase 728,421 shares of common stock were outstanding and held by employees, including current officers who are not executive officers, and consultants.


     Purpose. The purposes of the 1997 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of the our business.

     Administration. The 1997 Plan may be administered by our board or by a committee designated by our board (the "Administrator"); it is currently administered by our board and the compensation committee of the board. Members of the board receive no additional compensation for their services in connection with the administration of the 1997 Plan. All questions of interpretation of the Plan are determined by the Administrator, and decisions of the Administrator are final and binding upon all participants.

     Eligibility. The 1997 Plan provides that options may be granted to our employees and consultants. For the purposes of the 1997 Plan, officers, named executive officers and directors are not considered employees and are not eligible to receive grants under the 1997 Plan unless they fall under a special exception. The exception is that officers who are not previously employed by us and for whom an option grant is an essential inducement for the officer to join us may be treated as an employee for purposes of receiving a grant under the 1997 Plan. As of September 30, 2002, we had approximately 478 employees, seven directors (including two employee directors), and 28 consultants. The Administrator, in its discretion, selects the employees and consultants to whom options may be granted, the time or times at which such options are granted, and the exercise price (within the limits described below) and number of shares subject to each such grant.

     Terms of Options. The terms of options granted under the 1997 Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between us and the optionee and is subject to, among other things, the following terms and conditions:

          (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for us. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

          (b) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sales price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.

          We may not: reduce the exercise price of any stock option outstanding or to be granted in the future under the 1997 Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.

          (c) Termination of Employment. If the optionee's employment or consulting relationship with us is terminated for any reason other than death or total and permanent disability, options under the 1997 Plan may be exercised not later than thirty days (or such other period of time not exceeding the expiration of the term of the option, as determined by the Administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Termination of Options. Nonstatutory options granted under the 1997 Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement.

          (e) Nontransferability of Options. Generally, options under the 1997 Plan are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime. However, the Administrator may, in its discretion, grant transferable nonstatutory stock options pursuant to option agreements specifying (i) the manner in which the nonstatutory options are transferable and (ii) that any such transfer be subject to applicable law.

          (f) Effect of Corporate Transactions. In the event of our proposed dissolution or liquidation, the options under the 1997 Plan will terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any option be terminated as of a date fixed by the Administrator and give each optionee the right to exercise the optionee's option as to all or any part of the option, including shares as to which the option would not otherwise be exercisable. In the event of a sale of all or substantially all of our assets, or our merger with another corporation, an option granted under the 1997 Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation does not assume or provide substitute options, the Administrator will make provisions for the acceleration of the optionee's right to exercise his or her outstanding options in full. If the Administrator makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the optionee that the option will be fully exercisable for a period of 15 days from the date of the notice, and the option will terminate upon the expiration of such period.

     Amendment and Termination. Our board may terminate the 1997 Plan, or may amend the 1997 Plan from time to time in any respect, as it feels advisable. The 1997 Plan will terminate in January, 2007, but any options then outstanding under the 1997 Plan will remain outstanding until they expire by their terms.

1998 Stock Option Plan


     Our 1998 Stock Option Plan (the "1998 Plan") was assumed by us upon the consummation of the merger between Visioneer, Inc. and Scansoft, Inc. on March 12, 1999. As of November 15, 2002, there were outstanding options to purchase 919,081 shares of common stock under the 1998 Plan, with exercise prices ranging from $0.6100 to $1.3438 per share. As of November 15, 2002, there were no shares available for future grants.


     General. The purpose of the 1998 Plan is to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to our long range success and to provide incentives which are linked directed to increases in share value which will benefit all of our stockholders. Options granted under the 1998 Plan may be either "incentive stock options" or nonstatutory stock options. However, only officers and employees are eligible to be granted incentive stock options.

     Administration. The 1998 Plan may be administered by our Board or a committee appointed by our Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the 1998 Plan.

     Eligibility. Directors, officers, employees and consultants who, as determined by the Administrator, are responsible for or contribute to the management, growth or profitability of our business may be granted stock options under the 1998 Plan. However, only officers and employees may be granted incentive stock options. As of September 30, 2002, we had approximately 478 employees, seven directors (including two employee directors), and 28 consultants. The Administrator, in its discretion, selects the directors, officers, employees and consultants to whom options may be granted, the time or times at which such options are granted, and the exercise price (within the limits described below) and number of shares subject to each such grant.

     Limitations. The 1998 Plan provides that no one may be granted, during any one year period, options to purchase more than 1,000,000 shares of our common stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price for incentive stock options may not be less than 100% of the fair market value of the shares of stock on the grant date. In the case of nonstatutory options, the exercise price may be determined in the sole discretion of the Administrator, provided, that the exercise price may not be less than 85% of the fair market value of the shares of stock on the grant date of the nonstatutory option. In the case of either an incentive stock option or a nonstatutory option ranted to a 10% stockholder, the exercise price may not less than 110% of the fair market value. The fair market value of our common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The 1998 Plan provides that options granted under the 1998 Plan must vest at a rate of at least 20% per year over a period of five years from the grant date, unless a lower vesting rate or longer vesting period is permitted by applicable law or regulation. In the case of an incentive stock option granted to a 10% stockholder, the vesting or exercise period may not exceed five years from the grant date. The 1998 Plan provides that the exercise price must be paid in full at the time of exercise in cash.

          (c) Term of Option. The term of an incentive stock option may be no more than ten years from the grant date; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Service. If an optionee's service relationship terminates for any reason, then the optionee generally may exercise the option within 80 days of such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement).

          (e) Nontransferability of Options. Unless otherwise determined by the Administrator, options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1998 Plan as may be determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that our stock changes by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification in our capital structure, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1998 Plan, the number and class of shares of stock subject to any option outstanding under the 1998 Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, the Administrator may provide that the holder of any option then exercisable have the right to exercise that option subsequent to the liquidation or dissolution, and for the balance of its term, solely for the kind and amount of shares of stock and other securities, cash or other property receivable upon such liquidation or dissolution by a holder of the number of shares of Stock for which the option might have been exercised immediately prior to the liquidation or dissolution. The Administrator may also provide, in the alternative, that each option granted under the 1998 Plan terminate as of a date to be fixed by the Board provided that written notice is given to each optionee at least 30 days prior to the termination date. Each option holder then has the right, during the 30 days preceding the option termination, to exercise the option as to all or any part of the shares of stock covered by the option, to the extent that the option is then exercisable.

     In the case of any capital reorganization, any reclassification of the common stock (other than a change in par value or recapitalization), or the consolidation of our company with, or a sale of substantially all of our assets (which sale is followed by our liquidation or dissolution), or merger of our company with another person (a "Reorganization Event"), the Administrator is to determine whether the Reorganization Event constitutes a liquidation or dissolution and to deliver to optionees at least 15 days prior to the Reorganization Event a notice which (i) indicates whether the Reorganization Event is a liquidation or dissolution, and (ii) advises the optionee of his or her rights pursuant to the stock option agreement.

     If the Reorganization Event is determined to be a liquidation or dissolution, in its sole and absolute discretion, the surviving corporation may, but is not be obligated to, (i) tender stock options to the optionee with respect to the surviving corporation which contains terms and provisions that substantially preserve the rights and benefits of the optionee, and (ii) in the event that no stock options have been tendered by the surviving corporation, the optionee has the right exercisable during a 10-day period ending on the fifth day prior to the Reorganization Event to exercise his or her options, to the extent that such options are then exercisable.

     If the Reorganization Event is not determined to be a liquidation or dissolution, the optionee is entitled upon exercise of the option to purchase the kind and number of shares of stock or other securities, cash or other property of the surviving corporation receivable upon such event by a holder of the number of shares of the common stock which the option entitles the optionee to purchase from us immediately prior to such event. In the case of any Reorganization Event that is a reorganization, merger or consolidation in which we are not the surviving corporation, the Administrator may, in its sole and absolute discretion, accelerate the vesting period of the options.

     Amendment and Termination of the Plan. The Board may amend, alter, or discontinue the 1998 Plan. However, we must obtain stockholder approval for any amendment to the 1998 Plan which would: (i) increase the total number of shares of stock reserved for the purposes of the 1998 Plan; (ii) materially increase the benefits accruing to eligible persons under the 1998 Plan; or (iii) materially modify the requirements for eligibility under the 1998 Plan. No such action by the Board or stockholders may alter or impair any option previously granted under the 1998 Plan without the written consent of the optionee. No options may be granted under the 1998 Plan on or after December 31, 2002.

2000 Stock Plan


     Our 2000 Stock Plan (the "2000 Plan") was adopted by our board and approved by our stockholders in May, 2000, and was last amended by the board on April 5, 2002 and by the stockholders on June 14, 2002. As of November 15, 2002, there were options to purchase 2,617,988 shares of common stock under the Plan, with exercise prices ranging from $1.2813 to $6.97 per share. In addition, as of the same date, there were available for future grant options to purchase 1,701,113 shares of common stock.


     General. The purpose of the 2000 Plan is to attract and retain the best available personnel for positions of substantial responsibility with our company, to provide additional incentive to our employees and consultants and to promote the success of our business. Options granted under the 2000 Plan may be either incentive stock options or nonstatutory stock options. Stock purchase rights may also be granted under the Plan.

     Administration. The 2000 Plan generally may be administered by the board or a committee appointed by the board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the 2000 Plan.

     Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the 2000 Plan to our employees, directors and consultants. As of September 30, 2002, we had approximately 478 employees, seven directors (including two employee directors), and 28 consultants. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the exercise price and number of shares subject to each such grant; provided, however, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted.

     Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with options granted to such persons, the 2000 Plan provides that no employee may be granted, in any fiscal year, options or stock purchase rights to purchase more than 750,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual's initial employment with us, he or she may be granted options or stock purchase rights to purchase up to an additional 750,000 shares of common stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

          We may not: reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future under the 2000 Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Service. If an optionee's service relationship terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within 90 days of such termination or within such time period as specified in the option agreement, to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee's service relationship terminates due to the optionee's disability, the optionee generally may exercise the option, to the extent the option was vested on the date of termination, within 12 months, or as specified in the option agreement, from the date of such termination. If an optionee's service relationship terminates due to the optionee's death, the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance generally may exercise the option, as to the vested shares subject to the option (not including unvested shares), within 12 months from the date of such termination or as defined in the option agreement.

          (e) Nontransferability of Options. Unless otherwise determined by the Administrator, options granted under the 2000 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Plan as may be determined by the Administrator.

     Stock Purchase Rights. In the case of stock purchase rights, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator.

     Adjustments Upon Certain Corporate Transactions. In connection with any merger of our company with or into another corporation or the sale of all or substantially all of our assets, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options or rights or to substitute substantially equivalent options or rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen days from the date of such notice and that the option terminates upon expiration of such period.

     Amendment and Termination of the Plan. The board may amend, alter, suspend or terminate the 2000 Plan, or any part thereof, at any time and for any reason. Unless terminated earlier, the 2000 Plan shall terminate ten years from the date the 2000 Plan or any amendment to add shares to the 2000 Plan was last adopted by the board.

     Plan Benefits. The amount and timing of options and awards granted under the 2000 Plan are determined in the sole discretion of the Administrator. As a result, the benefits or amounts that will be received by, or allocated to, our CEO, our other named executive officers and our current directors under the 2000 Plan for 2002 are not determinable. However, the following sets forth the options or awards granted to such persons in fiscal year 2001. Amounts granted in 2001 may not be representative of amounts granted in the future.

NAME                                                        DOLLAR VALUE   NUMBER OF UNITS
----                                                        ------------   ---------------
Paul A. Ricci.............................................          --             --
Michael K. Tivnan.........................................          --             --
Wayne S. Crandall.........................................          --             --
Richard S. Palmer.........................................     $90,750         75,000
Ben S. Wittner............................................          --             --
Executive Group...........................................      90,750         75,000
Non-Executive Director Group..............................          --             --
Non-Executive Officer Employee Group......................     200,002         58,824

401(K) RETIREMENT PLAN


     The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation up to the statutory limit, which was $10,500 in calendar year 2001. Through October 15, 2002, we provided a match of an employee's contributions dollar for dollar up to 4%. For example, if an employee contributes 6% we match at 4%; if the employee contributes 4% we match the 4%; if the employee contributes 2% we match the 2%, and so on. Employees are 100% vested into the plan as soon as they start to contribute to the plan. Effective October 16, 2002, this match was discontinued.


LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer or at our request.

     We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

               CERTAIN RELATIONSHIPS AND SECURITIES TRANSACTIONS

RELATED PARTY TRANSACTIONS


     At November 15, 2002, Xerox owned approximately 18.7% of our outstanding common stock and all of our outstanding Series B Preferred Stock. In connection with our acquisition of ScanSoft in 1999 (following which we renamed ourselves ScanSoft), we issued 3,562,238 shares of Series B Preferred Stock to Xerox. The Series B Preferred Stock is convertible into shares of common stock on a share for share basis. The Series B Preferred Stock has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The Series B Preferred Stockholders are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, as and if declared by the Board of Directors. To date no dividends have been declared by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. See "Description of Capital Stock" below for a discussion of the rights, preferences, privileges and restrictions of our Series B Preferred Stock.



     In addition, Xerox has the opportunity to acquire additional shares of common stock pursuant to a ten-year warrant. The warrant allows Xerox to acquire a number of shares of common stock equal to the number of options (whether vested or unvested) that remain unexercised at the expiration of any ScanSoft option assumed by us in the merger. The exercise price for each warrant share is $0.61. If all of the assumed ScanSoft options expire without being exercised, Xerox would be entitled to purchase 1,736,630 shares of common stock. The warrant was fully vested on the date of grant; however, Xerox could not exercise the warrant prior to March 2, 2002, unless, immediately after such exercise, Xerox owned directly or indirectly less than 45% of the shares of our common stock outstanding immediately after such exercise. From the date of acquisition through November 15, 2002, approximately 525,732 ScanSoft options have been forfeited. Accordingly, Xerox had the opportunity to acquire up to a maximum of 525,732 shares of our common stock as of November 15, 2002.



     We and Xerox have entered into three non-exclusive agreements in which we granted Xerox the royalty-bearing right to copy and distribute certain of our software programs with Xerox's multi-function peripherals. All agreements were negotiated on an arm's length basis, and the royalties and other economic terms are comparable with our other OEM agreements.



     On June 29, 1998, we and Xerox entered into a Gold Disk Bundling Agreement, wherein we granted to Xerox a non-exclusive license to bundle and distribute certain of our software products with Xerox's document system products for the small office and home office market. Under this agreement, as amended, Xerox paid us $0.5 million in non-refundable advances representing pre-paid royalties on the licensed software. We recorded revenue totaling $1.8 million, $2.4 million and $0.5 million for the years ended December 31, 2001, 2000 and 1999 respectively, under this agreement. On June 14, 2001 Xerox announced its exit from the small office/home office business segment, therefore, revenue for the nine months ended September 30, 2002 was zero.



     On March 25, 1998, we and Xerox entered into a Gold Disk Bundling Agreement, wherein we granted to Xerox a non-exclusive license to bundle and distribute certain of our software with Xerox's large corporate multifunction devices for more than 25 users. On September 30, 1999, we and Xerox entered into a Gold Disk Bundling Agreement, wherein we granted to Xerox a non-exclusive license to bundle and distribute certain of our software with Xerox's large corporate multifunction devices and document center systems. Under this agreement, which superseded the March 25, 1998 Agreement, Xerox agreed to pay us a one-time non-refundable license fee of $0.6 million, in addition to royalties on the licensed software. Under these two agreements, we recorded revenue totaling $5.4 million, $3.4 million and $4.2 million for the years ended December 31, 2001, 2000 and 1999 respectively. For the nine months ended September 30, 2002, we recorded revenue totaling $3.6 million.



     In total, Xerox accounted for $7.2 million, $5.9 million and $4.7 million of our revenue for the years ended December 31, 2001, 2000 and 1999 respectively, accounting for 11%, 11% and 14% of our total revenue, respectively. For the nine months ended September 30, 2002, Xerox accounted for revenue of $3.6 million or 5% of total revenue. During 2001, Xerox paid us $7.0 million under these agreements, and as of December 31, 2001, Xerox owed us $1.8 million. For the first nine months of 2002, Xerox paid us $4.0 million under these agreements and as of September 30, 2002, Xerox owed us $1.2 million.



     We believe that the terms under the June 29, 1998, March 25, 1998 and September 30, 1999 agreements were no more favorable than those we would have negotiated with unrelated parties.



     The law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation acts as our primary outside corporate and securities counsel. Ms. Martin, one of our directors, and the owner of record of 1,000 shares of our common stock and 95,000 options to purchase shares of our common stock, is a member of Wilson Sonsini Goodrich & Rosati. As such, Ms. Martin is contractually obligated to transfer a portion of these options to a fund for the benefit of all members of Wilson Sonsini Goodrich & Rosati. Aggregate fees and costs billed to us through October 31, 2002 by Wilson Sonsini Goodrich & Rosati were approximately
$          . We believe that the services performed by Wilson Sonsini Goodrich &
Rosati were provided to us on terms no less favorable than those provided to us by unrelated parties.


SECURITIES TRANSACTIONS

     On September 13, 1999, we purchased 600,000 shares of Series A Preferred Stock at a cost of $0.25 per share for a total investment of $150,000 in BookmarkCentral.com (which was recently renamed EchoBahn.com, Inc.). One of our former directors is a founder and the current President and Chief Executive Officer of EchoBahn. During 2001, the Company wrote-off its investment in EchoBahn after determining that the investment was impaired. We accounted for the investment under the cost basis method of accounting.


     In September 2002, we repurchased 1,461,378 shares of common stock from L&H for $7.0 million. These shares represented a portion of the common shares that we issued to the selling stockholders in connection with our December 12, 2001 acquisition of certain of L&H's speech and language technology operations and our March 21, 2002 acquisition of the AudioMining assets of L&H Holdings USA, Inc. We agreed to issue 150,000 shares of our common stock to the selling stockholder if we do not complete an underwritten public offering for the selling stockholder by December 15, 2002. We further agreed to issue an additional 150,000 shares of our common stock to the selling stockholder if we do not complete an underwritten public offering for the selling stockholder by February 15, 2003. We also will be required to issue an additional 100,000 shares of our common stock to L&H if, by February 15, 2003, we fail to file a registration statement to register the shares remaining unsold, if any, after this offering. Additionally, if the consummation of this offering does not occur by January 1, 2003, the outstanding principal and interest under the $3.5 million promissory note that we issued in connection with the acquisition of L&H's speech and language technologies business would become immediately due and payable.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our common stock as of November 15, 2002, as to:


     - each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each officer named in the Summary Compensation Table; and

     - all of our current directors and executive officers as a group.

     The information has been adjusted to reflect the sale of our common stock in this offering. The information assumes no exercise of the underwriters' over-allotment option.


     Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days of November 15, 2002 are deemed to be outstanding and beneficially owned by the persons holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.



     Subject to the paragraph above, percentage ownership of outstanding shares is based on 63,250,782 shares of common stock outstanding as of November 15, 2002. Percentage ownership after offering reflects an additional 1,000,000 shares to be sold by us in this offering.



                                                                                             PERCENTAGE OF
                                                                          NUMBER OF           BENEFICIAL
                                          NUMBER OF                         SHARES             OWNERSHIP
                                            SHARES         NUMBER OF     BENEFICIALLY     -------------------
                                         BENEFICIALLY     SHARES BEING   OWNED AFTER       BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)     OWNED             SOLD         OFFERING       OFFERING   OFFERING
---------------------------------------  ------------     ------------   ------------     --------   --------
5% STOCKHOLDERS:
Xerox Corporation....................     15,941,572(2)           --      15,941,572(2)     23.7%      23.3%
  800 Long Ridge Road
  Stamford, CT 06904
State of Wisconsin Investment Board...    11,735,000              --      11,735,000        18.6%      18.3%
  P.O. Box 7842
  Madison, WI 53707
Lernout & Hauspie Speech Products
  N.V.(3)............................      4,040,400       4,040,400              --         6.4%        --
  Flanders Language Valley 50
  8900 Ieper, Belgium
L&H Holdings USA, Inc.(3)............      1,994,006       1,994,006              --         3.1%        --
  52 Third Avenue
  Burlington, MA. 01803
DIRECTORS AND OFFICERS:
Paul A. Ricci(4).....................      2,995,359              --       2,995,359         4.5%       4.5%
Michael K. Tivnan(5).................      1,070,895              --       1,070,895         1.7%       1.6%
Mark B. Myers(6).....................         80,000              --          80,000           *          *
Katharine A. Martin(7)...............         96,000              --          96,000           *          *
Robert G. Teresi(8)..................        242,186              --         242,186           *          *
Robert J. Frankenberg(9).............        211,708              --         211,708           *          *
Wayne S. Crandall(10)................        532,864              --         532,864           *          *
Richard S. Palmer(11)................        571,834              --         571,834           *          *

                                                                                             PERCENTAGE OF
                                                                          NUMBER OF           BENEFICIAL
                                          NUMBER OF                         SHARES             OWNERSHIP
                                            SHARES         NUMBER OF     BENEFICIALLY     -------------------
                                         BENEFICIALLY     SHARES BEING   OWNED AFTER       BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)     OWNED             SOLD         OFFERING       OFFERING   OFFERING
---------------------------------------  ------------     ------------   ------------     --------   --------
Ben S. Wittner(12)...................        318,287              --         318,287           *          *
All directors and executive officers as
  a group (10 persons)(13)...........      6,319,653              --       6,319,653         9.2%       9.0%


---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the address for the following stockholders is c/o ScanSoft, Inc., 9 Centennial Drive, Peabody, Massachusetts 01960.


 (2) Includes a warrant that as of November 15, 2002 was exercisable for up to 525,732 shares of our common stock, and 3,562,238 shares of non-voting Series B Preferred Stock. The shares that underlie this warrant and the Series B shares have not been converted into common stock and are factored into the calculation of Xerox's beneficial ownership only for the purposes of this table. As of November 15, 2002, Xerox owned 11,853,602 shares of our common stock. All of these securities are owned of record by Xerox Imaging Systems, Inc., a wholly-owned subsidiary of Xerox Corporation.



 (3) Of the 6,034,406 shares listed above, 4,040,400 are held of record by Lernout & Hauspie Speech Products N.V., and 1,994,006 are held of record by L&H Holdings USA, Inc. All of these shares are being offered for sale pursuant to this prospectus. Investment and voting control over these shares is held by a committee consisting of Lily Chu, Allan Forsey and Jean-Marc Vanstaen. Ms. Chu is an advisor to the Creditors Committee of Lernout & Hauspie Speech Products N.V., Mr. Forsey is the Plan Administrator for L&H Holdings USA, Inc. and Mr. Vanstaen is a curator on behalf of Lernout & Hauspie Speech Products N.V. For further information, see "Certain Relationships and Securities Transactions."



 (4) Includes options to acquire 2,840,359 shares of our common stock that are exercisable through January 14, 2003.



 (5) Includes options to acquire 988,395 shares of our common stock that are exercisable through January 14, 2003.



 (6) Represents options to acquire shares of our common stock that are exercisable through January 14, 2003.



 (7) Includes options to acquire 95,000 shares of our common stock that are exercisable through January 14, 2003.



 (8) Includes options to acquire 70,000 shares of our common stock that are exercisable through January 14, 2003.



 (9) Represents options to acquire shares of our common stock that are exercisable through January 14, 2003.



(10) Includes options to acquire 504,864 shares of our common stock that are exercisable through January 14, 2003.



(11) Includes 75,000 shares of restricted stock with a 2 1/2 year cliff vesting, which vest 100% on April 17, 2004, and options to acquire 494,834 shares of our common stock that are exercisable through January 14, 2003.



(12) Includes options to acquire 313,879 shares of our common stock that are exercisable through January 14, 2003.



(13) Includes 75,000 shares of restricted stock issued to Mr. Palmer (see note 11 above); 58,824 shares of restricted stock issued to Mr. Weideman, restrictions on which will lapse 1/3 on each anniversary date of grant; and options to acquire 5,739,705 shares of our common stock that are exercisable through January 14, 2003.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, which have been incorporated by reference into Part II of the Registration Statement.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Our charter provides that we are authorized to issue 140,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share. As of November 15, 2002, there were outstanding 63,250,782 shares of common stock held by approximately 567 stockholders of record, and 3,562,238 shares of Series B preferred stock held by Xerox. As of November 15, 2002, there were no shares of Series A preferred stock outstanding.


COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock (see "Preferred Stock" below), the holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board out of legally available funds. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. The rights, preferences, and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of our preferred stock, as discussed below.

PREFERRED STOCK

     Our board may issue preferred stock in different series and classes and fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences, and other rights and preferences of preferred stock not in conflict with our charter or Delaware law.

     Our charter currently designates two series of preferred stock: the Series A Participating Preferred Stock consisting of 100,000 shares and the Series B Preferred Stock consisting of 15,000,000 shares. Our preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders (see "Anti-Takeover Provisions below). Additionally, the issuance of preferred stock may adversely affect the rights of the holders of common stock as follows:

     - Dividends. Our preferred stock is entitled to receive dividends out of any legally available assets, when and if declared by our board prior and in preference to any declaration or payment of any dividend on the common stock. In addition, after the first issuance of the Series A Participating Preferred Stock, we cannot declare a dividend or make any distribution on the common stock unless we concurrently declare a dividend on such Series A Participating Preferred Stock. Moreover, we cannot pay dividends or make any distribution on the common stock as long as dividends payable to the Series A Participating Preferred Stock are in arrears. With respect to the Series B Preferred Stock, we cannot declare a dividend or make any distribution on the common stock unless full dividends on the Series B Preferred Stock have been paid or declared and the sum sufficient for the payment set apart.

     - Voting Rights. Each share of Series A Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In addition, the Series A Participating Preferred and the common stock holders vote together as one class on all matters submitted to a vote of our stockholders. The holders of Series B Preferred Stock are not entitled to vote on any matter (except as provided in Delaware law in connection with amendments to our charter that, among other things, would alter or change the rights and preferences of the class, in which case each share of Series B Preferred Stock would be entitled to one vote). However, the Series B Preferred Stock is convertible into common stock, and as a result, may dilute the voting power of the common stock.

     - Liquidation, Dissolution or Winding Up. The preferred stock is entitled to certain liquidation preferences upon the occurrence of a liquidation, dissolution or winding up of our company. If there are insufficient assets or funds to permit this preferential amount, then our entire assets and all of our funds legally available for distribution will be distributed ratably among the preferred stockholders. The remaining assets, if any, will be distributed to the common stockholders on a pro rata basis.

     - Preemptive Rights. Our Series A and Series B preferred stock do not have any preemptive rights.

WARRANTS


     As of November 15, 2002, Xerox owned a warrant to purchase up to a maximum of 525,732 shares of our common stock at an exercise price of $0.61 per share.


REGISTRATION RIGHTS


     Prior to the filing of this prospectus, certain parties are entitled to have some of their shares of our stock registered under the Securities Act pursuant to registration rights or share purchase agreements between us and each of these parties. Specifically, Xerox has the right to register all of its 15,941,572 shares, consisting of common, preferred and warrant shares; and Merrill Lynch, Pierce Fenner & Smith Incorporated ("Merrill Lynch"), the State of Wisconsin Investment Board, and SF Capital Partners have the right to register, respectively, 65,100; 3,500,000; and 1,000,000 shares of our common stock.



     On a separate registration statement, we are registering 9,000,000 shares of common stock on behalf of certain of our stockholders. Of these shares, 4,500,000 shares are being registered on behalf of Xerox, 3,500,000 shares are being registered on behalf of SWIB and 1,000,000 shares are being registered on behalf of SF Capital. Each of these stockholders has agreed that it will not offer, sell or otherwise dispose of any of our securities with respect to which it has registration rights, including the shares covered by that registration statement, for a period of 90 days after the date of this prospectus. Thomas Weisel Partners is the only party that may, in its sole discretion, modify or waive the 90-day period.


  Xerox

     Under a Registration Rights Agreement dated as of March 2, 1999 between us and Xerox, if Xerox requests that at least 10% of its registrable securities be registered, we may be required, on up to three occasions, to register Xerox's common, preferred and warrant shares for public resale.

     If we are eligible to file registration statements on Form S-3, Xerox may require us to register their remaining shares for public resale on Form S-3 up to two times per 12-month period. Depending on market conditions, however, we may defer such registration for up to 60 days.

     Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, Xerox is entitled to include a portion of its shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions.

     All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. Xerox's registration rights will terminate when Xerox is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

  Merrill Lynch

     Under a Registration Rights Agreement between us and Merrill Lynch, upon written request, Merrill Lynch may demand to have its registrable securities registered for public resale on a Form S-3. In certain cases, we may defer such registration for up to 60 days. All registration expenses incurred in connection with our obligations under the Registration Rights Agreement will be borne by us. The registration rights of Merrill Lynch are subordinate in all respects to the registration rights of Xerox described above.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law, our Preferred Shares Rights Agreement, and our certificate of incorporation and bylaws could make the following more difficult: the acquisition of our company by means of a tender offer, or the acquisition of control of our company by means of a proxy contest or otherwise. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

     Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Preferred Shares Rights Agreement. On October 23, 1996, our board of directors adopted a resolution creating a series of preferred stock designated as Series A Participating Preferred Stock and declaring a dividend of one preferred share purchase right for each outstanding share of our common stock with each right entitling the registered holder to purchase one one-thousandth of a share of our Series A Participating Preferred Stock. The terms of the preferred share purchase rights are contained in a Preferred Share Rights Agreement. This arrangement is designed to protect and maximize the value of our outstanding equity interests in the company in the event of an unsolicited attempt by an acquiror to take over our company in a manner or on terms not approved by our board. Takeover attempts frequently include coercive tactics to deprive a corporation's board of directors and its stockholders of any real opportunity to determine the direction of the corporation.

     The Preferred Shares Rights Agreement is aimed to deter such tactics. It may have the effect of rendering more difficult or discouraging an acquisition of our company deemed undesirable by our board, by, for example, causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board. The preferred share purchase rights described above are triggered within ten days after the accumulation of 20% or more of our outstanding common stocks by a single acquiror or group.

     Our Preferred Share Rights Agreement and accompanying preferred share purchase rights do not in any way weaken the financial strength of our company or interfere with its business plans. Rather, we believe that they represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment. Additionally, they should not preclude any merger or business combination approved by our board.

     Other Provisions in our Charter and Bylaws. Our charter and bylaws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our charter provides that stockholders may not take action by written consent without a meeting, but must take any action at a duly called annual or special meeting. This provision makes it more difficult for stockholders to take action opposed by our board.

     Our charter does not provide for cumulative voting in the election of directors, which under Delaware law, precludes stockholders from cumulating their votes in the election of directors, which consequently frustrates the ability of minority stockholders to obtain representation on the board of directors.

     Under our charter, 24,900,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us (see Preferred Shares Rights Agreement discussion above).

     Lastly, our bylaws contain advance notice procedures which apply to stockholder proposals and the nomination of candidates for election as directors by stockholders rather than the board.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

NASDAQ NATIONAL MARKET LISTING


     Our common stock is quoted on the Nasdaq National Market under the symbol "SSFT." On December 3, 2002, the last reported sale price of our common stock was $6.96 per share.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, based upon shares outstanding as of November 15, 2002, we will have 64,250,782 outstanding shares of common stock, or 65,300,782 shares of common stock if the underwriters' over-allotment option is exercised in full, and assuming no exercise of any outstanding options or warrants. The 7,034,406 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, or stockholders subject to the lock-up agreements described in the "Underwriting" section of this prospectus. We have filed a separate registration statement covering the registration on behalf of certain of our stockholders of 9,000,000 shares of our common stock. Each of these stockholders has agreed that it will not offer, sell or otherwise dispose of any of our securities with respect to which it has registration rights, including the shares covered by that registration statement, for a period of 90 days after the date of this prospectus. Thomas Weisel Partners LLC is the only party that may, in its sole discretion, modify or waive this 90-day period. In addition, the following table shows when certain of our restricted shares may be sold in the public market pursuant to Rule 144:



      DATE        NUMBER OF SHARES ELIGIBLE FOR SALE                     COMMENT
----------------  ----------------------------------   --------------------------------------------
Current                        4,791,905               shares saleable pursuant to Rule 144,
                                                       subject to volume limitations
90 days after
the date of this
prospectus                    20,441,572               shares saleable pursuant to Rule 144,
                                                       subject to volume limitations
90 days after
the date of this
prospectus                        65,100               shares saleable pursuant to Rule 144,
                                                       without regard to volume limitations


     Generally, under Rule 144 of the Securities Act, a person who has beneficially owned restricted shares for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of our outstanding shares of common stock, which amount was 632,508 shares as of November 15, 2002; or


     - the reported average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person.

Shares under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder the aggregate number of shares of common stock set forth opposite its name below:


UNDERWRITERS                                                   NUMBER OF SHARES
------------                                                   ----------------
Thomas Weisel Partners LLC..................................          [    ]
Adams, Harkness & Hill, Inc.................................          [    ]
Investec Inc................................................          [    ]
                                                                  ----------
          Total.............................................       7,034,406
                                                                  ==========


     Of the 7,034,406 shares to be purchased by the underwriters, 1,000,000 shares will be purchased from us and 6,034,406 will be purchased from the selling stockholder.

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.


     The underwriting agreement provides that we and the selling stockholder will indemnify the underwriters against certain liabilities specified in the underwriting agreement, or will contribute to payments that the underwriters may be required to make relating to these liabilities.



     The underwriters expect to deliver the shares of common stock to purchasers
on or about           , 2002.


OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to purchase up to a total of 1,050,000 additional shares of our common stock from us at the public offering price, less the underwriting discounts payable by us, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and the other dealers specified may re-allow,
concessions, not in excess of $     per share of common stock to these other
dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.


     As consideration for services, including structuring advice, rendered in the distribution, Evercore Partners L.P. will be paid a fee of $287,500 of which $100,000 will be paid by the underwriters upon completion of the offering and $187,500 will be paid directly by us.

     The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us and the selling stockholder:

                                                                           TOTAL
                                                                 --------------------------
                                                                 WITHOUT OVER-   WITH OVER-
                                                     PER SHARE     ALLOTMENT     ALLOTMENT
                                                     ---------   -------------   ----------
Public offering price..............................   $             $              $
Underwriting discount..............................
Proceeds, before expenses, to us...................
Proceeds, before expenses, to selling
  stockholder......................................   $             $              $

INDEMNIFICATION OF UNDERWRITERS

     We and the selling stockholder will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we or the selling stockholder are unable to provide this indemnification, we and the selling stockholder will contribute to payments the underwriters may be required to make in respect of those liabilities.

NO SALES OF SIMILAR SECURITIES


     The underwriters will require our directors and executive officers to agree not to offer, sell, agree to sell, directly of indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of the initial filing of the registration statement, of which this prospectus is a part. Thomas Weisel Partners LLC is the only party that may, in its sole discretion, modify or waive this 180-day period.



     We have agreed that for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of common stock, or any securities exercisable for or convertible into shares of common stock, except for the shares of common stock offered in this offering, the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus and the shares of our common stock that are issued under our equity compensation plans. Thomas Weisel Partners LLC is the only party that may, in its sole discretion, modify or waive this 90-day period.



     The previous paragraph notwithstanding, during the 90-day lock-up period ScanSoft may issue shares of common stock, or securities exchangeable for or convertible into shares of common stock, solely as consideration for the acquisition (whether through merger, share purchase, share exchange or otherwise) of a company, a business, a division or assets. If the capital stock of an acquired company or of the company selling the business, division or assets is publicly traded, ScanSoft may issue these securities without restriction. If the capital stock of an acquired company or of the company selling the business or asset is not publicly traded, the securities so issued by ScanSoft shall not be freely tradable and each recipient of the securities issued by ScanSoft shall agree not to sell, agree to sell, directly or indirectly, or otherwise dispose or those securities without the consent of Thomas Weisel Partners LLC, in each case until the conclusion of the 90-day lock-up period.



     In connection with our filing of a separate registration statement covering the registration on behalf of certain stockholders of 9,000,000 shares of our common stock, each of those stockholders has agreed that it will not offer, sell or otherwise dispose of any of our securities with respect to which it has registration rights, including the shares covered by that registration statement, for a period of 90 days after the date of this prospectus. Thomas Weisel Partners LLC may, in its sole discretion, modify or waive this 90-day period.

NASDAQ NATIONAL MARKET LISTING

     Our common stock is quoted on the Nasdaq National Market under the symbol "SSFT."


STABILIZING TRANSACTIONS AND PENALTY BIDS



     Until the distribution of the shares of common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase our common stock. As an exception to these rules, in order to facilitate the offering, persons participating in the offering are permitted to engage in certain transactions that stabilize the price of our common stock during and after the offering. These transactions may include bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.



     If the underwriters sell a larger number of shares of common stock than are set forth on the cover page of this prospectus, the underwriters may cover the sale of those additional shares by purchasing common stock in the open market. The underwriters may also elect to cover the sale of those additional shares by exercising all or part of the over-allotment option described above. In determining how to cover the sale of the additional shares, the underwriters will consider, among other things, the price of shares available in the open market as compared to the price at which they may purchase shares through the over-allotment option.



     If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.


     The transactions above may occur on the Nasdaq National Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS


     The validity of the shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Katharine A. Martin, one of our directors, is a member of Wilson Sonsini Goodrich & Rosati. See Certain Relationships and Securities Transactions above. Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.


                                    EXPERTS

     The financial statements of ScanSoft, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2001 and September 29, 2002, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for the year ended December 31, 2001 and the nine-month period ended September 29, 2002, appearing elsewhere herein have been included in reliance upon the report of KPMG Accountants N.V., Eindhoven, The Netherlands, independent accountants, upon the authority of said firm as experts in auditing and accounting.



     The financial statements of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V. as of September 30, 2001 and for the nine months ended September 30, 2001 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You can inspect and copy these reports, proxy and information statements and other information concerning ScanSoft at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the Web at www.sec.gov that contains reports, proxy and information statements and other information about us.

     This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC to register shares of our common stock. This prospectus does not contain all of the information contained in the Registration Statement. The Registration Statement together with its exhibits can be inspected and copied at the public reference facilities of the SEC referred to above.

                                 SCANSOFT, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001
AND 2000 AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND
1999
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
FINANCIAL STATEMENT SCHEDULE
  Report of Independent Accountants on Financial Statement
     Schedule...............................................  F-32
  Schedule II -- Valuation and Qualifying Accounts and
     Reserves...............................................  F-33
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER
30, 2002 AND DECEMBER 31, 2001 AND FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2002 AND 2001
  Consolidated Balance Sheets (Unaudited)...................  F-35
  Consolidated Statements of Operations (Unaudited).........  F-36
  Consolidated Statements of Cash Flows (Unaudited).........  F-37
  Notes to Unaudited Consolidated Financial Statements......  F-38
COMBINED FINANCIAL STATEMENTS OF THE PHILIPS SPEECH
PROCESSING TELEPHONY AND VOICE CONTROL DIVISION OF ROYAL
PHILIPS ELECTRONICS N.V.
  Independent Auditors' Report..............................  F-49
  Combined Balance Sheets...................................  F-50
  Combined Statements of Operations and Comprehensive
     Loss...................................................  F-51
  Changes in the Net Investment of the Philips Group........  F-52
  Combined Statements of Cash Flows.........................  F-53
  Notes to the Combined Financial Statements................  F-54
FINANCIAL STATEMENTS OF THE SPEECH AND LANGUAGE TECHNOLOGIES
OPERATIONS OF LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
  Report of Independent Accountants.........................  F-71
  Statement of Assets and Liabilities as of September 30,
     2001...................................................  F-72
  Statement of Revenue and Direct Operating Expenses for the
     Nine Months Ended September 30, 2001...................  F-73
  Notes to Financial Statements.............................  F-74
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to the Unaudited Pro Forma Combined Financial
     Statements.............................................  F-83
  Unaudited Pro Forma Combined Balance Sheet as of September
     30, 2002...............................................  F-84
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 2001.......................  F-85
  Unaudited Pro Forma Combined Statement of Operations for
     the Nine Months Ended September 30, 2002...............  F-86
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................  F-87

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ScanSoft, Inc:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of ScanSoft, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 11, 2002, except as to Note 15
for which the date is March 5, 2002

                                 SCANSOFT, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS,
                                                              EXCEPT SHARE AND PER SHARE
                                                                       AMOUNTS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  14,324      $   2,571
  Short-term investments....................................          --             62
  Accounts receivable, less allowances of $6,273 and $7,375,
     respectively...........................................      12,464          6,727
  Receivables from related party (Note 13)..................       1,802          1,587
  Inventory.................................................         507            806
  Prepaid expenses and other current assets.................       1,614          1,610
                                                               ---------      ---------
     Total current assets...................................      30,711         13,363
  Goodwill and other intangible assets, net.................     108,276         92,051
  Property and equipment, net...............................       2,406          2,954
  Other assets..............................................         677          1,112
                                                               ---------      ---------
     Total assets...........................................   $ 142,070      $ 109,480
                                                               =========      =========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   5,320      $   7,945
  Accrued expenses..........................................      14,471          7,418
  Deferred revenue..........................................       1,375          1,084
  Short-term bank borrowings................................          --          3,400
  Note payable..............................................         227             --
                                                               ---------      ---------
     Total current liabilities..............................      21,393         19,847
Deferred revenue............................................       2,534          2,172
Long-term note payable, net of current portion..............       3,273             --
Other liabilities...........................................         336             --
                                                               ---------      ---------
     Total liabilities......................................      27,536         22,019
                                                               ---------      ---------
Commitments and contingencies (Notes 5, 7 and 11)
Stockholders' equity:
  Preferred stock, $0.001 par value; 40,000,000 shares
     authorized; 3,562,238 shares issued and outstanding
     (liquidation preference $4,631)........................       4,631          4,631
  Common stock, $0.001 par value; 140,000,000 shares
     authorized; 62,754,211 and 46,072,748 shares issued and
     62,098,211 and 46,072,748 shares outstanding,
     respectively...........................................          63             46
  Additional paid-in capital................................     264,893        219,259
  Treasury stock at cost (656,000 and no shares,
     respectively)..........................................      (1,031)            --
  Deferred compensation.....................................        (276)            --
  Accumulated other comprehensive loss......................        (487)           (93)
  Accumulated deficit.......................................    (153,259)      (136,382)
                                                               ---------      ---------
     Total stockholders' equity.............................     114,534         87,461
                                                               ---------      ---------
     Total liabilities and stockholders' equity.............   $ 142,070      $ 109,480
                                                               =========      =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001       2000      1999
                                                              --------   --------   -------
                                                                     (IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
Revenue, third parties......................................  $ 56,647   $ 43,071   $26,933
Revenue, related party......................................     7,208      5,984     4,696
                                                              --------   --------   -------
  Total revenue.............................................    63,855     49,055    31,629
                                                              --------   --------   -------
Costs and expenses:
  Cost of revenue...........................................    12,849     12,692     7,602
  Cost of revenue from amortization of intangible assets....    14,192     11,569     1,405
  Research and development..................................    13,968     14,967     6,920
  Selling, general and administrative.......................    26,449     28,205    14,509
  Amortization of goodwill and other intangible assets......    13,328     11,017       516
  Restructuring and other charges, net......................        --      4,811       346
  Acquired in-process research and development..............        --     18,291     3,944
                                                              --------   --------   -------
     Total costs and expenses...............................    80,786    101,552    35,242
                                                              --------   --------   -------
Loss from operations........................................   (16,931)   (52,497)   (3,613)
Other income (expense):
  Interest income...........................................       209        112       181
  Interest expense..........................................      (166)      (620)      (56)
  Other (expense) income, net...............................      (306)       226         8
  Gain on sale of hardware business.........................        --         --       882
                                                              --------   --------   -------
Loss before income taxes....................................   (17,194)   (52,779)   (2,598)
Provision for (benefit from) income taxes...................      (317)       472       150
                                                              --------   --------   -------
Net loss....................................................  $(16,877)  $(53,251)  $(2,748)
                                                              ========   ========   =======
Net loss per share: basic and diluted.......................  $  (0.34)  $  (1.26)  $ (0.11)
                                                              ========   ========   =======
Weighted average common shares outstanding: basic and
  diluted...................................................    49,693     42,107    25,630
                                                              ========   ========   =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                PREFERRED STOCK        COMMON STOCK                          TREASURY STOCK
                               ------------------   -------------------     ADDITIONAL      -----------------     DEFERRED
                                SHARES     AMOUNT     SHARES     AMOUNT   PAID-IN CAPITAL   SHARES    DOLLARS   COMPENSATION
                               ---------   ------   ----------   ------   ---------------   -------   -------   ------------
                                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31,
  1998.......................                       19,852,952    $ 20       $ 87,995                              $ (50)
Issuance of common stock
  under employee stock
  compensation plans.........                          412,823                    276
Compensation expense related
  to stock options...........                                                                                         50
Issuance of preferred stock,
  common stock and common
  stock options in connection
  with ScanSoft acquisition..  3,562,238   $4,631    6,755,992       7         12,810
Common stock repurchased and
  retired....................                         (331,740)                  (684)
Net loss.....................
                               ---------   ------   ----------    ----       --------       -------   -------      -----
Balance at December 31,
  1999.......................  3,562,238   4,631    26,690,027      27        100,397            --        --         --
Issuance of common stock
  under employee stock
  compensation plans.........                          354,203                    815
Issuance of common stock and
  common stock options in
  connection with Caere
  merger.....................                       19,028,518      19        118,047
Comprehensive loss:
Net loss.....................
Foreign currency translation
  adjustment.................
  Comprehensive loss.........
                               ---------   ------   ----------    ----       --------       -------   -------      -----
Balance at December 31,
  2000.......................  3,562,238   4,631    46,072,748      46        219,259            --        --         --
Issuance of common stock
  under employee stock
  compensation plans.........                          623,534       1          1,130
Issuance of common stock in
  connection with L&H
  acquisition................                        7,400,000       8         27,792
Issuance of common stock in
  connection with equity
  investment.................                        8,261,905       8         15,721
Issuance of common stock in
  connection with settlement
  of Caere acquisition
  liability..................                          262,200                    700
Issuance of restricted
  stock......................                          133,824                    291                               (291)
Compensation expense
  associated with restricted
  stock......................                                                                                         15
Repurchase of common stock
  at.........................
  cost.......................                                                               656,000   $(1,031)
Comprehensive loss:
Net loss.....................
Foreign currency translation
  adjustment.................
  Comprehensive loss.........
                               ---------   ------   ----------    ----       --------       -------   -------      -----
Balance at December 31,
  2001.......................  3,562,238   $4,631   62,754,211    $ 63       $264,893       656,000   $(1,031)     $(276)
                               =========   ======   ==========    ====       ========       =======   =======      =====

                                ACCUMULATED
                                   OTHER                         TOTAL
                               COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'   COMPREHENSIVE
                                   LOSS          DEFICIT        EQUITY           LOSS
                               -------------   -----------   -------------   -------------
                                          (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31,
  1998.......................                   $ (80,383)     $  7,582
Issuance of common stock
  under employee stock
  compensation plans.........                                       276
Compensation expense related
  to stock options...........                                        50
Issuance of preferred stock,
  common stock and common
  stock options in connection
  with ScanSoft acquisition..                                    17,448
Common stock repurchased and
  retired....................                                      (684)
Net loss.....................                      (2,748)       (2,748)       $ (2,748)
                                                ---------      --------        ========
Balance at December 31,
  1999.......................                     (83,131)       21,924
Issuance of common stock
  under employee stock
  compensation plans.........                                       815
Issuance of common stock and
  common stock options in
  connection with Caere
  merger.....................                                   118,066
Comprehensive loss:
Net loss.....................                     (53,251)      (53,251)        (53,251)
Foreign currency translation
  adjustment.................      $ (93)                           (93)            (93)
                                                                               --------
  Comprehensive loss.........                                                  $(53,344)
                                   -----        ---------      --------        ========
Balance at December 31,
  2000.......................        (93)        (136,382)       87,461
Issuance of common stock
  under employee stock
  compensation plans.........                                     1,131
Issuance of common stock in
  connection with L&H
  acquisition................                                    27,800
Issuance of common stock in
  connection with equity
  investment.................                                    15,729
Issuance of common stock in
  connection with settlement
  of Caere acquisition
  liability..................                                       700
Issuance of restricted
  stock......................                                        --
Compensation expense
  associated with restricted
  stock......................                                        15
Repurchase of common stock
  at.........................
  cost.......................                                    (1,031)
Comprehensive loss:
Net loss.....................                     (16,877)      (16,877)        (16,877)
Foreign currency translation
  adjustment.................       (394)                          (394)           (394)
                                                                               --------
  Comprehensive loss.........                                                  $(17,271)
                                   -----        ---------      --------        ========
Balance at December 31,
  2001.......................      $(487)       $(153,259)     $114,534
                                   =====        =========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001       2000      1999
                                                              --------   --------   -------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(16,877)  $(53,251)  $(2,748)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation...........................................     1,762      2,091       240
     Amortization of goodwill and other intangible assets...    27,520     22,586     1,921
     Accounts receivable allowances.........................    (1,102)    (2,904)    2,100
     Write-off of acquired in-process research and
       development..........................................        --     18,291     3,944
     Provision for impairment of intangible assets..........        --      3,490        --
     Non-cash portion of restructuring charge...............        --        272        --
     Gain on settlement of acquisition liability............    (1,050)        --        --
     Net gain on sale of hardware business..................        --         --      (882)
     Other..................................................       (68)        --        52
     Changes in operating assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable..................................      (252)     3,740    (7,291)
       Inventory............................................       418        257      (248)
       Prepaid expenses and other current assets............        18        278      (540)
       Other assets.........................................       435       (441)     (122)
       Accounts payable.....................................      (542)      (700)    1,463
       Accrued expenses.....................................      (543)    (1,547)     (508)
       Deferred revenue.....................................       653      2,292       121
                                                              --------   --------   -------
          Net cash provided by (used in) operating
            activities......................................    10,372     (5,546)   (2,498)
                                                              --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures for property and equipment...........      (943)    (1,048)     (840)
  Proceeds from sale of property and equipment..............       344         --        --
  Cash paid for acquisition, including transaction costs....   (10,118)        --        --
  Cash of businesses acquired, net of cash paid.............        --      1,419       211
  Net change in restricted cash.............................        62         --       262
  Proceeds from sale of hardware business...................        --         --     6,788
  Net sales (purchase) of short-term and other
     investments............................................        --         --       (10)
                                                              --------   --------   -------
          Net cash provided by (used in) investing
            activities......................................   (10,655)       371     6,411
                                                              --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term bank borrowings, net...........................    (3,400)     3,400    (6,000)
  Payment of note payable...................................        --     (1,600)       --
  Repurchase of common stock................................    (1,031)        --      (684)
  Proceeds from issuance of common stock, net of issuance
     costs..................................................    16,862        815       274
                                                              --------   --------   -------
          Net cash provided by (used in) financing
            activities......................................    12,431      2,615    (6,410)
                                                              --------   --------   -------
Effects of exchange rate changes on cash and cash
  equivalents...............................................      (395)       (31)       --
                                                              --------   --------   -------
Net increase (decrease) in cash and cash equivalents........    11,753     (2,591)   (2,497)
Cash and cash equivalents at beginning of year..............     2,571      5,162     7,659
                                                              --------   --------   -------
Cash and cash equivalents at end of year....................  $ 14,324   $  2,571   $ 5,162
                                                              ========   ========   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interest....................  $    135   $    635   $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND PRESENTATION

     ScanSoft, Inc. was incorporated as Visioneer, Inc. in March 1992 and through December 1998, developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired ScanSoft, in a cash election merger, from Xerox Corporation. The corporate entity "Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the Nasdaq, to "SSFT." On March 13, 2000, the Company merged with Caere Corporation ("Caere"), a California-based digital imaging software company. The acquisitions of ScanSoft and Caere were accounted for under the purchase method of accounting and, accordingly, the results of operations of ScanSoft and Caere have been included in the Company's financial statements as of the acquisition dates.

     When we refer to "we" or "ScanSoft" or "the Company," we mean the current Delaware corporation ScanSoft, Inc., including all of its consolidated subsidiaries.

ACQUISITION OF LERNOUT & HAUSPIE (L&H) SPEECH PRODUCTS N.V. ASSETS


     On December 7, 2001, the Company entered into a definitive asset purchase agreement (the "Purchase Agreement") to acquire certain assets and intellectual property relating to the former L&H entities that were in bankruptcy under the jurisdiction of both the United States Bankruptcy Court for the District of Delaware and the Belgium Court of Ieper. We purchased these assets in a closed auction proceeding approved by both the United States and Belgium courts on December 11, 2001. The transaction was completed on December 12, 2001.


     Pursuant to the Purchase Agreement, the Company acquired patents, trademarks, tradenames, product and customer contracts associated with certain of the speech and language technology assets of L&H. In addition, the Company also obtained rights to accounts receivable related to the customer contracts acquired and fixed assets. The Company also hired 223 employees from L&H. The Company paid $41.3 million in total consideration to the creditors as follows:
$10.0 million in cash, 7.4 million shares of the Company's common stock valued at $27.8 million (based on the average of the closing share price of our stock 3 days before and after the proposed acquisition was announced) and a 9% promissory note in the principal amount of $3.5 million, to be repaid in installments of $0.1 million of principal and interest quarterly commencing on March 15, 2002, for a total of eleven (11) payments. All remaining principal and interest shall become due on December 15, 2004.


     With the acquisition of certain of L&H's assets in December 2001, ScanSoft added speech and language solutions to its portfolio of productivity-enhancing applications and technologies. The group of assets acquired includes the RealSpeak text-to-speech technology, Dragon speech recognition software and other speech and voice-related technologies aimed at the rapidly growing telecommunications, automotive and mobile device markets. ScanSoft believes that its speech-based technology and intellectual property is widely considered the finest in the industry.


     The Company generated $10.4 million of cash from operations for 2001 and had a cash balance of $14.3 million at December 31, 2001. The Company's cash balance reflects lower operating expenses as a result of restructuring actions and other cost reduction initiatives, taken in fiscal 2000, higher revenues compared to fiscal 2000 and equity financings net of cash paid for the L&H acquisition. The Company expects that operating expenses will increase in 2002 as a result of the L&H acquisition. While the Company believes its revenues will also increase and therefore its cash flows from operations, cash generated from operations could be negatively impacted if the Company's products are not accepted in the markets in which it does business, by seasonality of customer buying patterns or by a continued or worsened economic downturn in the United States or international markets where its products are sold.

                                 SCANSOFT, INC.

There can be no assurance that the Company will be able to continue to generate cash from operations or secure additional equity financing if required. The Company has sustained recurring losses and has an accumulated deficit at December 31, 2001. The Company believes that operating expense levels in combination with expected future revenues will continue to generate positive cash flows from operations. The Company also believes that, should it experience any of the aforementioned factors, it has the ability to reduce operating expenses to levels commensurate with revenues to maintain positive cash flows from operations. The Company believes that cash flows from future operations in addition to cash on hand will be sufficient to meet its working capital, investing, financing and contractual obligations as they become due for the foreseeable future including stock repurchase programs and potential business or asset acquisitions.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The most significant estimates included in the financial statements are accounts receivable and sales allowances, the recoverability of intangible assets including goodwill and the valuation allowances on deferred tax assets. Actual results could differ from those estimates.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the local currency. Assets and liabilities of foreign subsidiaries that are denominated in foreign currencies are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated using the average exchange rates for the period. Net unrealized gains and losses resulting from foreign currency translation are included in other comprehensive loss, which is a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in results of operations. The Company reported foreign currency transaction gains and (losses) of $0.2 million, $(0.1) million and zero for the years ended 2001, 2000 and 1999, respectively.

REVENUE RECOGNITION


     The Company derives revenues from the sale of its software products to end-users through distribution partners and value added resellers (VARs), royalties received from OEM partners, license fees from sales of its products to end-users and from services, primarily maintenance associated with software license transactions.



     The Company applies the provisions of Statement of Position 97-2 Software Revenue Recognition, as amended by Statement of Position 98-9 Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, to all transactions involving the sale of software products. In addition, the Company applies the provisions of Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. Accordingly, provided that the fee is fixed or determinable and collection of the receivable is reasonably assured, the Company generally recognizes revenue from sales of its software products upon receipt of evidence of the arrangement and upon product shipment or deployment, except for shipments to a distributor or reseller.

                                 SCANSOFT, INC.

     Under the terms of our agreements with distributors and authorized resellers (including VARs), title and risk-of-loss pass to the customer upon shipment, at which time the transaction is invoiced and payment is due. Agreements provide distributors and resellers rights of return. As a result, the Company recognizes revenue from sales to distributors and resellers only upon sale of the products by the distributor or reseller to retailers or end-users. Based on reports from distributors and resellers of their inventory balances at the end of each period, the Company records an allowance against accounts receivable for the sales price of all inventory subject to return.



     In addition, the Company records reserves for estimated sales returns by retailers and end-users to it directly or through the Company's distributors or resellers based historical returns experience. The provision for these estimated returns is recorded as a reduction of revenue at the time that the related revenue is recorded. Such returns from retailers and end-users have not been significant. Also, from time to time, the Company offers its customers rebates or offers price protection incentive programs to retailers for the sale of the Company's products. The Company estimates the impact on revenue of rebate or price protection programs based upon its historical experiences with similar programs for like products. The estimated reserve for such rebates or programs is recorded as a reduction of revenue in the period when the rebate or price protection program is available to the end-user or retailer.



     The Company also receives royalties from agreements with original equipment manufacturers (OEMs). Under the terms of its OEM licensing agreements, the Company ships a master disk to the OEM and permits the OEM to make multiple copies. Royalty payments are due to the Company upon the OEM's deployment of copies of licensed software. Accordingly, revenue from royalty fees is recognized when copies are deployed and payment is due. The Company recognizes royalty revenue from OEMs for which the Company has significant historical experience based on estimates of deployments in the current period. The Company bases its estimates on timely, informal communication with the OEM and the OEM's past royalty reporting and payment history, the seasonality of its business, the number of copies deployed in previous periods, and the overall economic environment in which the OEM is operating. Differences between the Company's estimates and the actual copies deployed in the period are recorded as an adjustment to revenue in the period that they become known, generally one quarter later. The Company has not experienced significant differences between its estimated and actual deployments for any period presented.



     The Company applies the residual method to account for revenues when an order contains one or more elements to be delivered in the future (for example, maintenance and support services or training) and when evidence of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements is initially deferred and the remaining portion of the arrangement fee is recognized as revenues related to the delivered elements. If evidence of the fair value of one or more of the undelivered elements does not exist, all revenues are deferred and recognized only when delivery of those elements occurs or when fair value can be established. Vendor-specific objective evidence (VSOE) of the fair value of each undelivered element is based on the prices charged by the Company to its customers when these elements are sold separately or, in the case of some maintenance services, based on the contractual maintenance renewal rates. VSOE of the fair value of training service is based on the fee charged per day or per student, depending on the type of training provided.



     The Company recognizes revenue from the sale of maintenance and support to end-users ratably over the contract period, usually one year. Payments received in advance for maintenance and support revenue are initially recorded as deferred revenue. Revenue from training service is recognized as it is provided.



     The Company's products do not require installation or implementation by the Company and do not require significant production, modification or customization of the software. However, the Company occasionally enters into software license agreements with customers that require significant modification of the software. Revenue is recognized under these arrangements in accordance with Statement of

                                 SCANSOFT, INC.

Position 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Performance-Type Contracts. Under the percentage-of-completion method, the Company determines progress toward completion based on costs incurred to date as compared with total estimated costs at the contract completion date. Anticipated losses, if any, are recognized in the period in which determined.



CASH EQUIVALENTS


     Cash equivalents are short-term, highly liquid instruments with original maturities of 90 days or less at the date of acquisition. The Company invests primarily in commercial paper.

INVENTORY

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market value. Costs incurred related to shipping and handling of our inventory and products are recorded as a cost of revenue.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the related lease or the useful life, if shorter. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance costs are expensed as incurred.

INTANGIBLE ASSETS

     Intangible assets result from acquisitions that were accounted for under the purchase method of accounting and consist of the values of identifiable intangible assets including core technology, patents, trade names, trademarks, OEM relationships, work force and registered users base, as well as goodwill. Goodwill is the amount by which the cost of acquired net assets exceeded the fair values of those net assets on the purchase date. Intangible assets are reported at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives of three to seven years. The Company evaluates its intangible assets when events and circumstances indicate a potential impairment. Recoverability of these assets is assessed based on undiscounted expected cash flows from these assets, considering a number of factors, including past operating results, budgets and economic projections, market trends and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected cash flows derived from the asset are less than its carrying value (see
Note 11).

RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in the research and development of new software products and enhancements to existing products, other than certain software development costs that qualify for capitalization, are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, but prior to the general release of the product, are capitalized and amortized to cost of revenue over the estimated useful life of the related products. In the years ended December 31, 2001, 2000 and 1999, costs eligible for capitalization were not material.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets

                                 SCANSOFT, INC.

will not be realized. The Company does not provide for United States income taxes on the undistributed earnings of its foreign subsidiaries, which the Company considers to be permanent investments.

COMPREHENSIVE LOSS

     Comprehensive loss consists of net loss and other comprehensive loss, which includes foreign currency translation adjustments. For the purposes of comprehensive loss disclosures, the Company does not record tax provisions or benefits for the net changes in the foreign currency translation adjustment, as the Company intends to permanently reinvest undistributed earnings in its foreign subsidiaries.

CONCENTRATION OF RISK


     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral, since management does not anticipate nonperformance of payment. The Company also maintains reserves for potential credit losses and such losses have been within management's expectations. At December 31, 2001, three customers represented 16%, 13% and 11%, of our net accounts receivable balance, respectively. At December 31, 2000, two customers in aggregate accounted for 50%, of our net accounts receivable balance.


FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

     Financial instruments include cash equivalents, accounts receivable, short-term bank borrowings and long-term notes payable and are carried in the financial statements at amounts that approximate their fair value as of December 31, 2001 and 2000.

ADVERTISING COSTS

     Advertising costs are expensed as incurred and are classified as selling, general and administrative costs. The Company reported advertising costs of $2.5 million, $1.9 million and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

NET LOSS PER SHARE


     Basic loss per share is based on the weighted average number of common shares outstanding excluding unvested restricted stock, and diluted loss per share is based on the weighted average number of common shares outstanding and dilutive potential common shares outstanding. Potential common shares result from the assumed exercise of outstanding stock options and warrants as well as unvested shares of restricted stock and conversion of Series B Preferred Stock, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. There is no difference between basic and diluted net loss per share for all periods presented since potential common shares were anti-dilutive for all periods presented. Potential common shares, including stock options, unvested restricted stock, preferred shares and warrants at December 31, 2001, 2000 and 1999 were approximately 17,450,100, 16,428,900 and 8,009,700, respectively.


ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. The Company follows the disclosure provisions of Statement of Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation (see Note 6). Deferred compensation is recorded for restricted stock granted to employees based on the fair value of the Company's common stock at the date of grant and is amortized over the period in which the restrictions

                                 SCANSOFT, INC.

lapse. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related interpretations.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations and No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, including how goodwill and other intangible assets should be accounted for after they have been initially recognized. In addition, SFAS 142 includes provisions for the reclassification of certain existing recognized intangible assets, such as acquired workforce, into goodwill. SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment; intangible assets with finite useful lives will continue to be amortized over their useful lives. SFAS 142 also provides specific guidance for testing goodwill for impairment. In accordance with its provisions, the Company will adopt SFAS 142 on January 1, 2002 and will cease amortizing goodwill; the Company had previously been recording annual goodwill amortization of approximately $10.1 million. The Company will also reclassify approximately $0.1 million of previously recognized acquired workforce to goodwill and as a result, amortization on this amount has also ceased. The workforce recorded in connection with the L&H acquisition is not subject to the provisions of SFAS 142 as the transaction, for financial accounting purposes, was recorded as an asset purchase and not a business combination. SFAS 142 also requires the Company to complete a transitional goodwill impairment test with-in six months from the date of adoption. The Company currently does not expect to record an impairment charge on the $42.2 million of goodwill at December 31, 2001, upon completion of the initial impairment review. The decrease in amortization expense from the goodwill will be partly offset in 2002 by the amortization of intangible assets acquired from L&H of approximately $4.5 million per year. The Company estimates total amortization expense for 2002 will be approximately $21.9 million.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"), for segments of a business to be disposed of. However, SFAS 144 retains the requirement of APB 30 that entities report discontinued operations separately from continuing operations and extends that reporting requirement to "a component of an entity" that either has been disposed of or is classified as "held for sale." SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. The Company does not expect that the initial application of SFAS 144 will have a material impact on its financial position or results of operations.

                                 SCANSOFT, INC.

     In November 2001, the Emerging Issues Task Force ("EITF"), a committee of the FASB, reached a consensus on EITF Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products ("EITF 01-9"). EITF 01-9 presumes that consideration from a vendor to a customer or reseller of the vendor's products is a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established, in which case such amounts may be recorded as operating expenses. In accordance with its provisions, the Company will adopt EITF 01-9 on January 1, 2002. Certain of its co-operative marketing and marketing development fund programs do not meet the criteria to be recorded as operating expenses, which is the current policy. Unless the Company is able to renegotiate or otherwise change these marketing programs with its retailers, amounts earned by the retailers under such programs will be recorded as revenue reductions in the future. Upon adoption, the Company will reclassify all prior period reported results of operations to conform to the presentation required by EITF 01-9. The Company is currently assessing the impact of EITF 01-9 on its previously reported revenue and operating expenses. EITF 01-9 will not impact its overall results of operations.

3.  BALANCE SHEET COMPONENTS

     The following table summarizes key balance sheet components (in thousands):


                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Inventory:
  Raw materials.............................................  $    107   $   324
  Finished goods............................................       400       482
                                                              --------   -------
                                                              $    507   $   806
                                                              ========   =======
Goodwill and other intangible assets (see Note 11):
  Goodwill..................................................  $ 60,447   $60,447
  Patents and core technology...............................    63,069    28,586
  Completed technology......................................    16,340    16,340
  Trademarks................................................    10,365     4,383
  Non-competition agreement.................................     4,048     4,048
  Acquired favorable lease..................................       553       553
  OEM relationships.........................................     1,100     1,100
  Assembled workforce.......................................     4,203       923
  Other.....................................................       200       200
                                                              --------   -------
                                                               160,325   116,580
  Accumulated amortization..................................   (52,049)  (24,529)
                                                              --------   -------
                                                              $108,276   $92,051
                                                              ========   =======

                                 SCANSOFT, INC.

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Accrued expenses:
  Accrued compensation......................................  $  2,775   $ 1,188
  Accrued sales and marketing incentives....................     1,160     1,880
  Accrued restructuring.....................................       634     1,428
  Accrued royalties.........................................       750       650
  Accrued professional fees.................................       571       638
  Accrued acquisition liabilities...........................     6,065        --
  Accrued transaction costs.................................       882        --
  Accrued taxes and other...................................     1,634     1,634
                                                              --------   -------
                                                              $ 14,471   $ 7,418
                                                              ========   =======

                                                                          DECEMBER 31,
                                                           USEFUL LIFE   ---------------
                                                           (IN YEARS)     2001     2000
                                                           -----------   ------   ------
Property and equipment:
  Computers, software and equipment......................     3          $6,556   $5,391
  Leasehold improvements.................................    2-4            436      505
  Furniture and fixtures.................................     3             193      534
  Construction in process................................    --             176       --
                                                               ---       ------   ------
                                                                          7,361    6,430
Accumulated depreciation.................................                (4,955)  (3,476)
                                                                         ------   ------
                                                                         $2,406   $2,954
                                                                         ======   ======

     Depreciation expense, associated with property and equipment, for the years ended December 31, 2001, 2000 and 1999 was $1.8 million, $2.1 million, and $0.2 million, respectively.

4.  DEBT

     On March 14, 2000, the Company entered into a one year Credit Agreement (the "Agreement") with its primary financial institution for a $10,000,000 revolving loan (the "Credit Facility"). Borrowings under the Credit Facility bore interest at the prime rate plus one percent and, as amended, expired on September 30, 2001. The maximum aggregate amount of borrowings outstanding at any one time as amended was $5.0 million.

     During 2001, the Company repaid all amounts due under the Credit Facility, which included principal and interest amounting to $3.4 million. The Credit Facility was terminated and cancelled upon the final payment.

  PROMISSORY NOTES PAYABLE


     In connection with the L&H acquisition, the Company issued a $3.5 million promissory note (the "Note") to L&H. The unsecured Note, matures on December 15, 2004 and bears interest at 9% per annum. Payments of principal and interest in the amount of $133,000 are due quarterly commencing on March 15, 2002, for a total of eleven (11) payments. All remaining principal and interest is due on December 15, 2004.

                                 SCANSOFT, INC.

     Principal payments due under the Note are as follows: $0.2 million in 2002, $0.2 million in 2003, and $3.1 million in 2004.

5.  STOCKHOLDERS' EQUITY

  PREFERRED STOCK

     The Company is authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The Company has designated 100,000 shares as Series A Preferred Stock and 15,000,000 as Series B Preferred Stock. In connection with the acquisition of ScanSoft (see Note 11), the Company issued 3,562,238 shares of Series B Preferred Stock to Xerox Corporation ("Xerox"). The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis. The Series B Preferred Stock has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The Series B Preferred Stock holders are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, as and if declared by the Board of Directors. To date no dividends have been declared by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors upon issuance of the preferred stock. The Company has reserved 3,562,238 shares of its common stock for issuance upon conversion of the Series B Preferred Stock.

COMMON STOCK WARRANTS


     In connection with the ScanSoft acquisition in 1999 (see Note 11), the Company issued employee stock options for the purchase of 1,736,630 shares of common stock in exchange for Xerox stock options previously held by the employees. Also in connection with the acquisition of ScanSoft, the Company issued to Xerox a ten-year warrant that allows Xerox to acquire a number of shares of common stock equal to the number of stock options (whether vested or unvested) that remains unexercised at the expiration of any ScanSoft employee stock option issued by the Company in the merger. The exercise price for each warrant share is $0.61. If all of the assumed ScanSoft employee stock options expire without being exercised, Xerox would be entitled to purchase 1,736,630 shares of common stock. The stock options, and therefore the related warrant to Xerox, have a fixed exercise price, number of shares and exercise period. The fair value of the stock options, determined using the Black-Scholes model, was recorded as additional purchase consideration. As the Xerox warrant is only exercisable upon forfeiture of the right by the employee, the stock options and warrant were treated as one option initially exercisable by the employee and then exercisable by Xerox. As a result, there was no separate value or accounting for the warrant. From the date of acquisition through December 31, 2001, 520,413 ScanSoft options have been forfeited and accordingly, the Xerox warrant at December 31, 2001 was exercisable for the purchase of 520,413 shares of the Company's common stock.


STOCK REPURCHASE PROGRAM

     During 2001, the Board of Directors authorized the repurchase of up to 2 million shares of common stock for a period of one year ending on August 22, 2002. Purchases have been and will be made in the open market or in privately negotiated transactions. Repurchased shares are available for issuance under employee stock plans or in the ordinary course of business. For the year ended December 31, 2001 the Company repurchased 656,000 shares of common stock at a cost of $1.0 million.

                                 SCANSOFT, INC.

OTHER

     During December 2001, the Company issued 262,200 shares of its common stock in partial settlement of a $2.1 million liability assumed in connection with the Caere acquisition. The common stock was valued at $0.7 million based on the fair value of the common stock on the date agreement was reached. The Company also agreed to pay $0.7 million in cash as part of the settlement. The Company realized a gain on this settlement of $0.7 million as a reduction of general and administrative expenses in 2001.

     On December 21, 2001, the Company committed to issuing 65,100 shares of its common stock in partial settlement of a $1.0 million liability incurred as part of the Caere acquisition. The common stock was valued at $0.3 million based on the fair value of the common stock on the date agreement was reached. The Company also agreed to pay $0.3 million in cash as part of the settlement. The Company realized a gain on this settlement of $0.3 million as a reduction of general and administrative expenses in 2001. The $0.3 million value of the common stock is reflected in other long-term liabilities at year-end as the shares were not issued as of December 31, 2001.

6.  STOCK COMPENSATION PLANS

STOCK OPTION AND AWARD PLANS

     The Company has several stock-based compensation plans under which employees, officers, directors and consultants may be granted stock awards or options to purchase the Company's common stock generally at the fair market value on the date of grant. Stock plans were amended in June, 2000 to allow for options to be granted only at or above fair market value. Options become exercisable over various periods, typically two to four years and have a maximum term of 10 years. At December 31, 2001, 17,409,583 shares were authorized for grant under the Company's stock-based compensation plans, of which 4,192,414 were available for future grant. To date, all stock options have been granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant.

     During 2001, the Company awarded 133,824 shares of restricted common stock to senior executives at a weighted average fair value at the grant date of $2.72 resulting in deferred compensation of $291,000. Restrictions lapse over a period of 1 to 4 years depending on the grant. The restricted stock awards entitle the participant to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Deferred compensation expense is amortized to compensation expense over the period that the restrictions lapse. During 2001, compensation expense of $15,000 was recognized. No restricted stock awards were outstanding for the years ended December 31, 2000 and 1999, respectively.

                                 SCANSOFT, INC.

     The following table summarizes activity under all stock option plans and for options granted outside the plans:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Balance at December 31, 1998................................   2,551,903   $2.4607
Options granted.............................................   3,344,392   $2.4886
Options granted in exchange for ScanSoft options............   1,736,630   $0.6100
Options exercised...........................................    (371,230)  $0.6419
Options canceled............................................  (3,082,858)  $1.8685
                                                              ----------
Balance at December 31, 1999................................   4,178,837   $2.7695
Options granted.............................................   7,453,007   $2.2604
Options granted in exchange for Caere options...............   4,577,993   $2.5057
Options exercised...........................................    (307,307)  $0.9703
Options canceled............................................  (3,536,878)  $2.7977
                                                              ----------
Balance at December 31, 2000................................  12,365,652   $2.4863
Options granted.............................................   3,891,021   $2.3866
Options exercised...........................................    (527,582)  $1.9562
Options canceled............................................  (2,511,922)  $3.2688
                                                              ----------
Balance at December 31, 2001................................  13,217,169   $2.3315
                                                              ==========

     The weighted average grant date fair value per share of options granted was $1.92, $1.83 and $1.40 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The following table summarizes information about stock options outstanding under the Company's stock compensation plans at December 31, 2001:

                           OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
               --------------------------------------------   ----------------------------
                               WEIGHTED
                                AVERAGE         WEIGHTED                       WEIGHTED
  EXERCISE       SHARES        REMAINING        AVERAGE         SHARES         AVERAGE
 PRICE RANGE   OUTSTANDING   LIFE IN YEARS   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
 -----------   -----------   -------------   --------------   -----------   --------------
$0.41 --
  $1.21         1,485,028        8.00            $0.73           649,775        $0.60
 1.23 --
    1.28        1,911,037        8.93             1.26         1,058,210         1.27
 1.31 --
    1.34        2,807,750        1.51             1.34         1,836,426         1.34
 1.41 --
    1.72        1,483,326        7.77             1.62           492,460         1.63
 1.78 --
    3.04        1,401,558        7.89             2.57           847,079         2.56
 3.10 --
    4.00        1,430,437        7.53             3.47           584,745         3.45
 4.13 --
    4.30        1,596,327        8.38             4.28           378,815         4.24
 4.45 --
    5.87          990,852        7.67             5.14           574,304         5.11
 5.93 --
    5.93           70,854        6.41             5.93            70,854         5.93
 5.94 --
    5.94           40,000        8.20             5.94            10,000         5.94
               ----------                                      ---------
 0.41 --
    5.94       13,217,169        6.68            $2.33         6,502,668        $2.19
               ==========                                      =========

                                 SCANSOFT, INC.

 1995 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1995 Employee Stock Purchase Plan, as amended on June 29, 1999, authorizes the issuance of a maximum of 1,000,000 shares of common stock in semi-annual offerings to employees at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. The Company issued 95,952, 46,896 and 60,786 shares of common stock under this plan during the years ended December 31, 2001, 2000 and 1999 respectively. The weighted average fair value of common stock on the grant date was $0.71, $1.08 and $1.28 during the years ended December 31, 2001, 2000 and 1999 respectively.

 PRO FORMA INFORMATION

     Had compensation expense for the Company's stock-based compensation plans been determined based on fair market value at the grant dates, as prescribed by SFAS No. 123, the Company's net loss and pro forma net loss and the Company's net loss and pro forma net loss per share would have been as follows (in thousands, except per share amounts):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Net loss -- as reported...............................  $(16,877)  $(53,251)  $(2,748)
Net loss -- pro forma.................................   (21,897)   (57,419)   (5,004)
Net loss per share -- as reported: basic and
  diluted.............................................     (0.34)     (1.26)    (0.11)
Net loss per share -- pro forma: basic and diluted....     (0.44)     (1.36)    (0.20)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 130% for 2001 and 2000, and 209% for 1999, risk-free interest rate of 3.66% to 4.97% for options granted in 2001, 5.02% to 6.68% for options granted in 2000, and 5.36% to 6.07% for options granted in 1999, and a weighted average expected option term of 5 years for all periods. The Company has not paid dividends to date and assumed no dividend yield.

     For the Employee Stock Purchase Plan, the fair value of each purchase right was estimated at the beginning of the offering period using the Black-Scholes option-pricing model with the following assumptions used in 2001, 2000 and 1999: expected volatility of 133% to 168% for 2001, 128% for 2000 and 100% to 130% for 1999; risk-free interest rate of 3.41% to 5.04%, 6.10% and 5.03% for 2001, 2000 and 1999, respectively; and expected lives of six months for all three years. The Company has not paid dividends and assumed no dividend yield. The weighted-average fair value of all purchase rights granted in 2001, 2000 and 1999, were $1.04, $1.73 and $0.66, respectively.

                                 SCANSOFT, INC.

7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has various operating leases for office space around the world. These obligations extend through 2008. Future minimum payments under operating leases with an initial term of more than one year are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2002........................................................  $1,736
2003........................................................   1,820
2004........................................................   1,779
2005........................................................   1,767
2006........................................................   1,408
Thereafter..................................................     400
                                                              ------
Total.......................................................  $8,910
                                                              ======

     Total rent expense under operating leases for the years ended December 31, 2001, 2000 and 1999 was $0.8 million, $0.8 million and $0.3 million, respectively.

LITIGATION AND OTHER CLAIMS

     Like many companies in the software industry, we have from time to time been notified of claims that we may be infringing certain intellectual property rights of others. These claims have been referred to counsel, and they are in various stages of evaluation and negotiation. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. We can give no assurance that licenses will be offered by all claimants, that the terms of any offered licenses will be acceptable to us or that in all cases the dispute will be resolved without litigation, which may be time consuming and expensive, and may result in injunctive relief or the payment of damages by us.

     In January 2002, ScanSoft received notice that the Massachusetts Institute of Technology and Electronics For Imaging, Inc. had filed a patent infringement claim against 94 defendants including ScanSoft. Damages are sought in an unspecified amount. To date, we have not yet been served with the court documents. We cannot predict the outcome of the claim, nor can we make any estimate of the amount of damages, if any, for which we will be held responsible in the event of a negative conclusion of the claim.

     On August 16, 2001, ScanSoft was sued by Horst Froessl for patent infringement. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on September 19, 2001. We believe this claim has no merit and we intend to defend the action vigorously.

     The Company believes that the final outcome of such matters will not have a significant adverse effect on the Company's financial position and results of operations, including the expenditure of a significant amount of resources defending such claims. However, should the Company not prevail in any such litigation, its operating results and financial position could be adversely impacted.

8.  401(K) SAVINGS PLAN

     The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company contributes in cash, 100% of up to the first 4% of

                                 SCANSOFT, INC.

an employee's salary contributed to the 401(k) Plan by the employee. The Company's contributions to the 401(k) Plan totaled $0.4 million, $0.4 million and $0.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

9.  SEGMENT, GEOGRAPHIC AND SIGNIFICANT CUSTOMER INFORMATION

     The Company operates in a single segment. The following table presents total revenue information by geographic area (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
United States...........................................  $50,405   $39,965   $24,732
Other foreign countries.................................   13,450     9,090     6,897
                                                          -------   -------   -------
  Total.................................................  $63,855   $49,055   $31,629
                                                          =======   =======   =======

     Revenue classification above is based on the country in which the sale originates or is invoiced. Revenue in other countries predominately relates to sales to customers in Europe. Intercompany sales are insignificant as products sold in other countries are sourced within Europe.

     A number of the Company's North American OEM partners distribute its products throughout the world but because its partners do not provide the geographic dispersion of its products it has recognized the revenue in the United States.

     The following table summarizes the Company's long-lived assets, excluding intangible assets, by geographic location (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
United States...............................................  $2,421   $3,505
Other foreign countries.....................................     662      561
                                                              ------   ------
                                                              $3,083   $4,066
                                                              ======   ======


     In 2001, three customers accounted for 28%, 15% and 11% of total net revenues. During 2000, three customers accounted for 27%, 11% and 12% of total revenues. During 1999, three customers accounted for 24%, 15% and 15% of total revenues.


10.  INCOME TAXES

     The components of the income tax provision (benefit) are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               2001      2000     1999
                                                              -------   ------   ------
Federal.....................................................   $ (16)    $ --     $ 70
  Foreign...................................................     277      382       60
  State.....................................................    (578)      90       20
                                                               -----     ----     ----
     Provision (benefit) for income taxes...................   $(317)    $472     $150
                                                               =====     ====     ====

                                 SCANSOFT, INC.

     For financial reporting purposes, loss before income taxes includes the following components (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
United States.........................................  $(17,797)  $(53,609)  $(2,756)
Foreign...............................................       603        830       158
                                                        --------   --------   -------
     Total............................................  $(17,194)  $(52,779)  $(2,598)
                                                        ========   ========   =======

     The cumulative amount of undistributed earnings of foreign subsidiaries, which is intended to be permanently reinvested and for which United States income taxes have not been provided, totaled approximately $1.2 million at December 31, 2001.

     Deferred tax assets (liabilities) consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Deferred tax assets
  Net operating loss carryforwards..........................  $ 36,439   $ 40,450
  Federal and state credit carryforwards....................     4,011      3,213
  Capitalized start-up and development costs................     1,108      1,091
  Accrued expense and other reserves........................     3,374      4,007
  Deferred revenue..........................................     1,136      1,136
  Depreciation..............................................     1,960      1,697
  Other.....................................................         4          5
                                                              --------   --------
  Gross deferred tax assets.................................    48,032     51,599
Deferred tax liabilities
  Acquired intangibles......................................    (7,767)   (14,622)
Valuation allowance.........................................   (40,265)   (36,977)
                                                              --------   --------
     Net deferred tax assets................................  $     --   $     --
                                                              ========   ========

     At December 31, 2001 and 2000, the Company provided a valuation allowance for the full amount of its net deferred tax assets due to the uncertainty of realization of those assets as a result of the recurring and cumulative losses from operations.

     The Company monitors the realization of its deferred tax assets based on changes in circumstances, for example, recurring periods of income for tax purposes following historical periods of cumulative losses or changes in tax laws or regulations. At such time that changes occur which will result in a change in the estimate of the valuation allowance, an income tax benefit would be recorded in the results of operations to reduce the valuation allowance.

                                 SCANSOFT, INC.

     A reconciliation of the Company's effective tax rate to the statutory federal rate is as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              2001     2000     1999
                                                              -----    -----    -----
Federal statutory tax rate..................................  (34.0)%  (34.0)%  (34.0)%
Nondeductible amortization and in-process research and
  development...............................................   20.0      5.3     51.6
Foreign taxes...............................................   (0.4)     0.4      2.3
State tax, net of federal benefit...........................   (4.4)     0.1      0.5
Other.......................................................    0.5       --       --
Change in valuation allowance...............................   16.5     29.1    (14.6)
                                                              -----    -----    -----
                                                               (1.8)%    0.9%     5.8%
                                                              =====    =====    =====


     At December 31, 2001 and 2000, the Company had federal net operating loss carryforwards of approximately $90 million and $105 million, respectively, of which approximately $4.1 million and $2.8 million, respectively, relate to tax deductions from stock compensation. The tax benefit related to the stock compensation, when realized, will be accounted for as additional paid-in capital rather than as a reduction of the provision for income tax. At December 31, 2001 the Company had federal and state research and development credit carryforwards of approximately $2.8 million and $1.6 million respectively. The net operating loss and credit carryforwards will expire at various dates through 2021, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

11.  ACQUISITIONS


ACQUISITION OF L&H ASSETS



     On December 7, 2001, the Company entered into a definitive asset purchase agreement (the "Purchase Agreement") to acquire certain assets and intellectual property relating to the former L&H entities that were in bankruptcy under the jurisdiction of both the United States Bankruptcy Court for the District of Delaware and the Belgium Court of Ieper. We purchased these assets in a closed auction proceeding and approved by both the United States and Belgium courts on December 11, 2001. The transaction was completed on December 12, 2001 and the Company's results from operations include L&H activities since that date.


     Pursuant to the Purchase Agreement, the Company acquired patents, trademarks, tradenames, product and customer contracts associated with certain of the speech and language technology assets of L&H. In addition, the Company obtained rights to accounts receivable related to the customer contracts acquired and fixed assets. The Company also hired 223 employees from L&H. The Company paid $41.3 million in total consideration to the creditors as follows:
$10.0 million in cash, 7.4 million shares of the Company's common stock valued at $27.8 million (based on the average of the closing share price of our stock 3 days before and after the proposed acquisition was announced) and a 9% promissory note in the principal amount of $3.5 million, to be repaid in installments of $0.1 million of principal and interest quarterly commencing on March 15, 2002, for a total of eleven (11) payments. All remaining principal and interest shall become due on December 15, 2004. The Company incurred approximately $1.0 million of acquisition related costs.

     The purchase price was allocated to the tangible and intangible assets acquired (patent and core technology, trade names and trademarks, and workforce) and liabilities assumed based on their respective

                                 SCANSOFT, INC.

fair market values. The total identifiable tangible and intangible assets amounted to $22.9 million. The excess purchase price of $21.3 million has been allocated to identifiable long-lived assets based on their respective percentages of fair value. The purchase price including acquisition costs was allocated as follows (in thousands):

Identified intangible assets................................  $43,745
Net current liabilities assumed.............................   (1,976)
Fixed assets................................................      531
                                                              -------
                                                              $42,300
                                                              =======

     The values of the patents, core technology and trade names and trademarks were determined using the income approach. The income approach requires a projection of revenues and expenses specifically attributed to the intangible assets. The discounted cash flow ("DCF") method is then applied to the potential income streams after making necessary adjustments with respect to such factors as the wasting nature of the identifiable intangible assets and the allowance of a fair return on the net tangible assets and other intangible assets employed. There are several variations on the income approach, including the relief-from-royalty method, the avoided cost method and the lost profits method. The relief-from-royalty method was used to value the patents, core technology and trade names and trademarks. The relief-from-royalty method is used to estimate the cost savings that accrue to the owner of the intangible assets that would otherwise have to pay royalties or licensee fees on revenues earned through the use of the asset. The royalty rate used in the analysis is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets.

     Typically, revenue is projected over the expected remaining useful life of the intangible asset. The market-derived royalty rate is then applied to estimate the royalty savings. The key assumptions used in valuing the patents and core technology are as follows: royalty rate 5%, discount rate 15%, tax rate 40% and estimated life of 10 years. The key assumptions used in valuing the trade names and trademarks are as follows: observed royalty rate 1%, discount rate 15%, tax rate 40% and estimated life of 12 years.

     The workforce value was determined using the avoided cost method. The avoided cost method considers the concept of avoided cost as an indicator of value. The avoided cost method is appropriate for estimating the fair value of an asset where reliable data for sales of comparable assets are not available and where assets do not directly produce a revenue stream. As a result, the basis of the valuation is the estimated cost to recruit and train an entire new workforce.

     OEM contracts and customer relationships, as well as completed technology, were determined to have de minimus values and, accordingly, no amount of the purchase price was allocated to these intangible assets. A discounted cash flow method was used to estimate the residual cash flows attributable to OEM contracts and customer relationships. The projections included negative cash flows over the early years of the relationship and, when combined with the contributory asset charged for the other technology-based assets, such as patents and core technology which are required to realize revenue under these arrangements, resulted in de minimus value for the OEM contracts and the customer relationships. The completed technology was valued using individual cash flow projections for each technology, adjusted for capital charges, and discounted to present value using a weighted average cost of capital. Cash flow projections and operating profits are negative for the initial years and when considered with the short life cycle of the application-based completed technology, the value ascribable to the completed technology was de minimus.

                                 SCANSOFT, INC.

     The following table identifies the intangible assets acquired in connection with L&H and their respective lives:

                                                                  AMOUNT          LIFE
                                                              (IN THOUSANDS)   (IN YEARS)
                                                              --------------   ----------
Patents and core technology.................................     $34,483           10
Trade names and trademarks..................................       5,982           12
Workforce...................................................       3,280            6
                                                                 -------
                                                                 $43,745
                                                                 =======

     In connection with the acquisition, we assumed certain liabilities for products which were sold prior to the acquisition date and which are expected to be upgraded with newer versions in 2002 and liabilities for development contracts with customers. The actual amount of the liabilities may differ from the estimated amounts. Differences between the actual and estimated amounts will be recorded as an adjustment to the liability.

CAERE ACQUISITION

     On March 13, 2000, the Company acquired all of the outstanding capital stock of Caere Corporation, a California-based company that designed, developed and marketed a range of optical character recognition software tools, for approximately $48.5 million in cash, 19.0 million shares of common stock of the Company valued at $98.5 million, and the issuance of stock options for the purchase of approximately 4.6 million shares of the Company's common stock valued at $15.5 million, in exchange for outstanding employee stock options of Caere. The fair value of the employee stock options was estimated using the Black-Scholes option pricing model. In addition, pursuant to a concurrent non-competition agreement and subject to certain other conditions, the Company agreed to pay in cash the former Caere President and CEO on the second anniversary of the merger, March 13, 2002, the difference between $13.50 and the closing price per share of ScanSoft common stock at that time, multiplied by 486,548. The value of this stock price guarantee at the date of acquisition was approximately $4.1 million and has been included in the total purchase price of the acquisition (see Note 15). Additionally, in conjunction with the acquisition, the Company incurred approximately $1.8 million of acquisition related costs. The purchase price of Caere, including acquisition costs was allocated as follows (in thousands):

Property and equipment......................................  $  2,865
Current and other tangible assets...........................    58,400
Liabilities assumed.........................................   (16,985)
Goodwill....................................................    61,095
Core technology.............................................    17,905
Developed technology........................................    16,340
Other identified intangible assets..........................    10,448
Acquired in-process research and development................    18,291
                                                              --------
                                                              $168,359
                                                              ========

     The amounts allocated to identifiable tangible and intangible assets, including acquired in-process research and development, were based on the fair value of the assets. Goodwill represents the amount by which the cost of acquired net assets exceeded the fair values of those net assets on the date of purchase. Acquired in-process research and development represented development projects that had not yet reached technological feasibility and had no alternative future use. Accordingly, the amount of $18.3 million was charged to operations upon consummation of the acquisition.

                                 SCANSOFT, INC.

     The values of the core technology, developed technology and acquired in-process technology were determined by a risk adjusted, discounted cash flow approach. The value of in-process research and development was determined by estimating the costs to develop the in-process projects into commercially viable products, estimating the resulting net cash flows from the sale of such products, discounting net cash flows back to their present values, and adjusting those results to reflect the projects' stages of completion at the acquisition date. These include projects (primarily major version upgrades) in each of Caere's major products, including OmniPage, OmniForm, and PageKeeper. The discount rates used were 14% for developed technology, 19% for core technology, and 24% for in-process technology. The discount rate for in-process technology takes into consideration the Company's weighted average cost of capital adjusted for the inherent uncertainties surrounding the successful development of the in-process research and development, the profitability levels of such technology and the uncertainty of technological advances, which could potentially impact the estimates described above.

     The percentage of completion of the in-process projects ranged from 50% to 67% at the date of the acquisition. Revenues were initially projected to be generated in late 2000 for each of the product versions in development at the acquisition date. As of December 31, 2000, revenues from these projects were expected to be generated beginning in the second quarter of 2001. All these projects were completed during 2001.

     The table following identifies the intangible assets acquired in connection with Caere and their respective lives:

                                                                  AMOUNT          LIFE
                                                              (IN THOUSANDS)   (IN YEARS)
                                                              --------------   ----------
Goodwill....................................................     $ 61,095           6
Core technology.............................................       17,905           5
Developed technology........................................       16,340           2
Other identified intangible assets..........................       10,448         2-5
                                                                 --------
                                                                 $105,788
                                                                 ========

     Other identified intangible assets consist of a non-compete agreement, acquired work force, a favorable building lease agreement, and patents on the Caere technology. These assets have expected useful lives of 2, 3, 4 and 5 years, respectively, and are being amortized accordingly.

     During the year ended December 31, 2000, the Company, as a result of its June restructuring (see Note 12), wrote-off $1.1 million of acquired workforce and $2.4 million of the favorable building lease established as part of the identifiable intangible assets acquired from Caere. The portion of the assets impaired related directly to the number of employees terminated and facility space vacated in connection with these restructuring actions.

     This acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations of Caere and the fair market value of acquired assets and assumed liabilities have been included in the financial statements of the Company as of the date of acquisition.

SCANSOFT ACQUISITION

     On March 2, 1999, the Company acquired the business of ScanSoft, Inc., an indirect wholly-owned subsidiary of Xerox Corporation, for approximately 6.8 million shares of common stock valued at $10.4 million, 3.6 million shares of non-voting preferred stock valued at $4.6 million and the issuance of stock options for the purchase of approximately 1.7 million shares of the Company's common stock, valued

                                 SCANSOFT, INC.

at $2.4 million, in exchange for outstanding employee stock options of ScanSoft. In conjunction with the acquisition, the Company incurred approximately $1.2 million of acquisition related costs.

     The purchase price of $18.6 million was allocated to the tangible and intangible assets (acquired in-process research and development, core technology, trade mark and trade name, and assembled workforce) acquired and liabilities assumed based on fair value. Acquired in-process research and development represented development projects that had not yet reached technological feasibility and had no alternative future use. Accordingly, the amount of $3.9 million was charged to operations upon consummation of the acquisition. The purchase price was allocated as follows (in thousands):

Property and equipment......................................  $   909
Current and other assets....................................    4,813
Liabilities assumed.........................................   (2,166)
Identified intangible assets................................   11,096
Acquired in-process research and development................    3,944
                                                              -------
                                                              $18,596
                                                              =======

     This acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations of ScanSoft and the fair value of acquired assets and assumed liabilities have been included in the financial statements of the Company as of the date of acquisition.

     The values of the core technology and acquired in-process technology were determined by a risk adjusted, discounted cash flow approach. The value of in-process research and development, specifically, was determined by estimating the costs to develop the in-process projects into commercially viable products, estimating the resulting net cash flows from the sale of such products, discounting net cash flows back to their present values, and adjusting those results to reflect the projects' stages of completion at the acquisition date. These projects include projects (primarily major version releases) in each of ScanSoft's major products, including ScanWorks, Pagis, TextBridge and API. The discount rate used for the core technology and in-process technology was 20% and 25%, respectively. This discount rate takes into consideration the Company's weighted-average cost of capital adjusted for the inherent uncertainties surrounding the successful development of the in-process research and development, the profitability levels of such technology and the uncertainty of technological advances, which could potentially impact the estimates described above. The percentage of completion of the projects ranged from 73% to 95% at the date of acquisition. All of the projects were successfully completed in 1999.

     The following table identifies the intangible assets acquired in connection with ScanSoft and their respective lives:

                                                                  AMOUNT          LIFE
                                                              (IN THOUSANDS)   (IN YEARS)
                                                              --------------   ----------
Core technology.............................................     $ 8,747           6
Trademark...................................................       1,800           7
Workforce...................................................         549           3
                                                                 -------
                                                                 $11,096
                                                                 =======

 ACQUISITION OF METACREATIONS PRODUCT LINES

     On June 30, 1999, the Company entered into a definitive asset purchase agreement (the "Purchase Agreement") and license agreement (the "License") to acquire and license certain assets and intellectual property relating to the photo imaging software products business of MetaCreations Corporation

                                 SCANSOFT, INC.

("MetaCreations"), which include Kai's PhotoSoap 1.0 and 2.0, Kai's SuperGOO 1.0, Kai's PowerGOO 1.0 and Kai's Power SHOW 1.1 (the "Products").

     Pursuant to the Purchase Agreement, the Company purchased all MetaCreations' inventory, intangibles, marketing materials and website content relating to the Products. Under the License Agreement, MetaCreations granted the Company a perpetual non-exclusive, royalty free license to use, reproduce, license, sell and distribute the intellectual property relating to the Products and other related software technology. The Company paid MetaCreations an aggregate of $1.0 million in cash and issued a 7% promissory note in the principal amount of $1.6 million, due and paid in full on June 30, 2000. Additionally, the Company assumed the obligations to fulfill sales orders relating to the Products, all liabilities under all original equipment manufacturer and other agreements pertaining to the Products, and up to $950,000 of product returns relating to Products sold prior to the date of the Purchase Agreement.

     The purchase price was allocated to the tangible and intangible assets (core technology, OEM relationships, trademarks, and registered users base) acquired and liabilities assumed based on fair value. The allocation of purchase price is estimated as follows (in thousands):

Net liabilities assumed.....................................  $(1,234)
Identified intangible assets................................    3,834
                                                              -------
                                                              $ 2,600
                                                              =======

     The following table identifies the intangible assets acquired in connection with MetaCreations and their respective lives:

                                                                  AMOUNT           LIFE
                                                              (IN THOUSANDS)    (IN YEARS)
Core technology.............................................      $1,934          3
OEM relationships...........................................       1,100          3
Trademark and registered users..............................         800          3
                                                                  ------
                                                                  $3,834
                                                                  ======

     During the fourth quarter of 2000, based on the financial results of the MetaCreations products, the Company reviewed the estimated future lives of the MetaCreations intangible assets. As a result of this review, the Company reduced the future amortization period of these intangible assets with lives greater than three years at December 31, 2000, to three years, resulting in increased amortization of $248,000 per year over the remaining lives.

PRO FORMA RESULTS (UNAUDITED)

     The following table reflects unaudited pro forma results of operations of the Company assuming that the acquisition of ScanSoft and Caere had occurred on January 1, 1999 (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Revenues....................................................   $ 58,956      $ 93,299
Net loss....................................................   $(45,098)     $(21,248)
Net loss per diluted share..................................   $  (1.05)     $  (0.46)

     These unaudited pro forma results of operations do not include the hardware business or the write-off of acquired in-process research and development as these amounts were non-recurring in nature. The

                                 SCANSOFT, INC.

unaudited pro forma results of operations are not necessarily indicative of the actual results that would have occurred had the transactions actually taken place at the beginning of these periods.

ADOPTION OF SFAS 142

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets or SFAS 142. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. The standard also includes provisions for the reassessment of the useful lives of existing recognized intangible assets and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 required the Company to complete a transitional goodwill impairment test within six months of the date of adoption. The Company reassessed the useful lives of its existing intangible assets, other than goodwill, and concluded that the original useful lives remain appropriate. In addition, the Company determined that it operates in one reporting unit and, therefore, has completed the goodwill impairment test on an enterprise-wide level as of January 1, 2002. Based on this analysis, the Company determined that goodwill recorded was not impaired, and no impairment charge has been recorded.

     The following summary reflects the consolidated results of operations as if the amortization provisions of SFAS 142 had been adopted at the beginning of the periods presented (in thousands, except net loss per share amounts):

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2001        2000       1999
                                                      --------    --------    -------
Net loss:
  Reported net loss.................................  $(16,877)   $(53,251)   $(2,748)
  Effect of goodwill amortization...................    10,389       9,601        152
                                                      --------    --------    -------
  Adjusted net loss.................................  $ (6,488)   $(43,650)   $(2,596)
                                                      ========    ========    =======
Basic net loss per share:
  Reported basic net loss per share.................  $  (0.34)   $  (1.26)   $ (0.11)
  Effect of goodwill amortization...................      0.21        0.23       0.01
                                                      --------    --------    -------
  Adjusted basic net loss per share.................  $  (0.13)   $  (1.03)   $ (0.10)
                                                      ========    ========    =======
Diluted net loss per share:
  Reported diluted net loss per share...............  $  (0.13)   $  (1.03)   $ (0.10)
                                                      ========    ========    =======

12.  RESTRUCTURING AND OTHER CHARGES

     In connection with the acquisition of Caere in the first quarter of 2000, ScanSoft identified 46 employees of Caere whose positions were eliminated upon consummation of the acquisition. These positions included 22 in research and development, 14 in general and administrative functions, and 10 in sales and marketing. Additionally, the Caere president and CEO position was eliminated. As a result, ScanSoft established as part of the purchase price allocation, a restructuring reserve of $0.5 million for severance payments to employees, and a restructuring reserve of $1.1 million for severance to the Caere former president and CEO, the payments of which will continue through March 2005.


     In June 2000, ScanSoft implemented a restructuring plan to strategically refocus our business and bring operating expenses in line with net revenues. As a result, the Company eliminated 65 employee positions including 29 in research and development, 13 in general and administrative functions and 23 in support and marketing. ScanSoft recorded a restructuring charge in the amount of $1.1 million for

                                 SCANSOFT, INC.

severance payments to these employees and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the Los Gatos facility. Additionally, ScanSoft wrote-off $3.5 million of net intangible assets acquired as part of the Caere acquisition including the acquired work force of $1.1 million and the favorable building lease of $2.4 million, which were impaired as a result of the restructuring action.

     For the years ended December 31, 2001 and 2000, ScanSoft paid $0.8 million and $1.1 million, respectively in severance payments related to these restructuring actions. The remaining severance balance of $0.6 million primarily relates to severance for the former Caere President and CEO and will be paid through March 2005.

     The Company was obligated to pay retention bonuses amounting to approximately $0.8 million and $0.2 million relating to key employees who were employed in the Caere integration and restructuring of the companies, respectively. These retention bonuses were expensed as incurred and were not included in the purchase price of the acquisition. As of December 31, 2000, the Company had paid all of these bonuses.

     During the fourth quarter of 2000, the Company incurred an additional $0.3 million of facility related exit costs related to leasehold improvements on the Los Gatos facility in space vacated by the Company. Additionally, during the fourth quarter the Company reversed $0.4 million of restructuring accruals taken in June 2000. Facility related contracts accounted for $0.3 million of the reserve. The remaining $0.1 million related to severance accruals for employees who left the Company prior to being eligible to receive severance benefits.

     The following table sets forth the 2001 and 2000 restructuring reserve activity (in thousands):

                                                          LEASE    INTANGIBLE
                                              EMPLOYEE    EXIT       ASSET
RESTRUCTURING AND OTHER CHARGES RESERVE       RELATED     COSTS    IMPAIRMENT     TOTAL
---------------------------------------       --------    -----    ----------    -------
Restructuring reserve provided in March 2000
  acquisition...............................  $ 1,552                            $ 1,552
Restructuring and other charges for June
  2000 restructuring........................    1,069     $ 397     $ 3,490        4,956
Additional Restructuring charges for June
  2000 restructuring........................                276                      276
Reversal of excess restructuring charges
  related to June 2000 restructuring........      (73)     (347)                    (420)
Non-cash write-off..........................               (276)     (3,490)      (3,766)
Cash payments...............................   (1,120)                            (1,120)
                                              -------     -----     -------      -------
Balance at December 31, 2000................    1,428        50          --        1,478
Cash payments...............................     (794)      (50)                    (844)
                                              -------     -----     -------      -------
Balance at December 31, 2001................  $   634     $  --     $    --      $   634
                                              =======     =====     =======      =======

     Pursuant to the disposal of the hardware business and acquisition of the software business of ScanSoft, the Company initiated restructuring actions in the first quarter of 1999 and recorded a charge of $346,000 for such actions. All planned restructuring actions were completed and all related liabilities were paid in 1999.

                                 SCANSOFT, INC.

13.  RELATED PARTIES


     At December 31, 2001, Xerox owned approximately 19% of the Company's outstanding common stock and all of the Company's outstanding Series B Preferred Stock. In addition, Xerox has the opportunity to acquire additional shares of common stock pursuant to a warrant (see Note 5). The Company and Xerox have entered into multiple non-exclusive agreements in which the Company grants Xerox the royalty-bearing right to copy and distribute certain versions of the Company's software programs with Xerox's multi-function peripherals. Xerox accounted for 11%, 12% and 15% of total revenues during each of the years ended December 31, 2001, 2000 and 1999, respectively. As of December 31, 2001 and 2000, Xerox owed the Company $1.8 million and $1.6 million, respectively, pursuant to these agreements.



     On September 13, 1999, the Company purchased 600,000 shares of Series A Preferred Stock, par value $0.10 per share, at a cost of $0.25 per share for a total investment of $150,000 in BookmarkCentral.com (which was recently renamed EchoBahn.com, Inc.). One of the Company's former directors, is a founder and the current President and Chief Executive Officer of EchoBahn. During 2001, the Company wrote-off its cost basis investment, in EchoBahn as a result of factors which indicated the investment was impaired.


14.  SALE OF HARDWARE BUSINESS

     On January 6, 1999 the Company sold the assets, liabilities and intellectual property related to the former hardware business to Primax for approximately $6.8 million in cash. The Company reported a non-operating gain of $0.9 million related to the sale of the hardware business, net of costs and expenses of disposing of the business.

15.  SUBSEQUENT EVENTS

     On March 5, 2002, the Company negotiated an agreement with the former Caere President and CEO to terminate the non-competition agreement entered into in connection with the Caere acquisition (see Note 11). Under the terms of the termination agreement, the calculation date for payments due as well as the expiration date of options to purchase 829,000 shares of common stock were accelerated to February 12, 2002. The resulting total cash payment will be paid as follows: $1.0 million immediately with the remainder payable in equal quarterly installments of approximately $0.4 million over the next two years. The final consideration under the termination agreement will result in a reduction of additional-paid-in capital of approximately $4.3 million in fiscal 2002 and will have no effect on the results of operations.

                                 SCANSOFT, INC.

16.  QUARTERLY DATA (UNAUDITED)

     The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair presentation of such information.


                                     FIRST      SECOND     THIRD    FOURTH
                                    QUARTER    QUARTER    QUARTER   QUARTER     YEAR
                                    --------   --------   -------   -------   --------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2001
Revenue...........................  $ 12,801   $ 15,078   $17,066   $18,910   $ 63,855
Net loss..........................  $ (6,900)  $ (4,395)  $(3,214)  $(2,368)  $(16,877)
Earnings per share:
  Basic...........................  $  (0.15)  $  (0.09)  $ (0.06)  $ (0.04)  $  (0.34)
  Diluted.........................  $  (0.15)  $  (0.09)  $ (0.06)  $ (0.04)  $  (0.34)
Weighted average common shares
  outstanding:
  Basic...........................    46,100     48,939    50,875    52,858     49,693
  Diluted.........................    46,100     48,939    50,875    52,858     49,693

2000
Revenue...........................  $  7,415   $ 13,975   $13,638   $14,027   $ 49,055
Net loss..........................  $(23,938)  $(16,028)  $(7,076)  $(6,209)  $(53,251)
Earnings per share:
  Basic...........................  $  (0.78)  $  (0.35)  $ (0.15)  $ (0.13)  $  (1.26)
  Diluted.........................  $  (0.78)  $  (0.35)  $ (0.15)  $ (0.13)  $  (1.26)
Weighted average common shares
  outstanding:
  Basic...........................    30,529     45,918    45,963    46,032     42,107
  Diluted.........................    30,529     45,918    45,963    46,032     42,107

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
Stockholders of ScanSoft, Inc:

     Our audits of the consolidated financial statements referred to in our report dated February 11, 2002, except as to Note 15 for which the date is March 5, 2002, appearing in this Registration Statement on Form S-1 of ScanSoft, Inc. also included an audit of the financial statement schedule listed in the index on page F-1 of such Registration Statement. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 11, 2002

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                              ACCOUNTS RECEIVABLE

                                                               2001        2000       1999
                                                              -------     ------    --------
                                                                      (IN THOUSANDS)
Balance at beginning of period..............................  $ 7,375     $3,690    $  4,171
Additions charged to costs and expenses.....................      186        726       9,305
Additions charged to other accounts.........................   (1,185)(a)  3,116(a)      987
Deductions and write-offs...................................    (103)       (157)    (10,773)
                                                              -------     ------    --------
Balance at end of period....................................  $ 6,273     $7,375    $  3,690
                                                              =======     ======    ========

---------------

(a) Amounts recorded against revenue representing estimates of potential future product returns and price protection and rebate offers as of December 31, 2001 and 2000, respectively.

                                 SCANSOFT, INC.

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

           AS OF SEPTEMBER 30, 2002 AND DECEMBER 31, 2001 AND FOR THE


                 NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

                                 SCANSOFT, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                                      (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE DATA)
                                          ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  14,382      $  14,324
  Accounts receivable, less allowances of $7,650 and $6,273,
     respectively...........................................       15,868         12,464
  Receivables from related party............................        1,238          1,802
  Inventory.................................................        1,562            507
  Prepaid expenses and other current assets.................        2,853          1,614
                                                                ---------      ---------
     Total current assets...................................       35,903         30,711
  Goodwill..................................................       63,308         65,231
  Other intangible assets, net..............................       36,035         43,301
  Property and equipment, net...............................        2,933          2,150
  Other assets..............................................        1,091            677
                                                                ---------      ---------
TOTAL ASSETS................................................    $ 139,270      $ 142,070
                                                                =========      =========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................        5,541          5,320
  Accrued expenses..........................................       11,695         14,471
  Deferred revenue..........................................          955          1,375
  Note payable..............................................          227            227
  Other current liabilities.................................        1,720             --
                                                                ---------      ---------
     Total current liabilities..............................       20,138         21,393
Deferred revenue............................................          278          2,534
Long-term note payable, net of current portion..............        3,101          3,273
Other liabilities...........................................          819            336
                                                                ---------      ---------
     Total liabilities......................................       24,336         27,536
                                                                ---------      ---------
Commitments and contingencies (Note 10, 11 and 12)
Stockholders' equity:
  Preferred stock, $0.001 par value; 40,000,000 shares
     authorized; 3,562,238 shares issued and outstanding
     (liquidation preference $4,631)........................        4,631          4,631
  Common stock, $0.001 par value; 140,000,000 shares
     authorized; 65,334,366 and 62,754,211 shares issued and
     63,216,988 and 62,098,211 shares outstanding,
     respectively...........................................           65             63
  Additional paid-in capital................................      269,822        264,893
  Treasury stock, at cost; 2,117,378 and 656,000 shares,
     respectively...........................................       (8,031)        (1,031)
  Deferred compensation.....................................         (199)          (276)
  Accumulated other comprehensive income (loss).............           12           (487)
  Accumulated deficit.......................................     (151,366)      (153,259)
                                                                ---------      ---------
     Total stockholders' equity.............................      114,934        114,534
                                                                ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $ 139,270      $ 142,070
                                                                =========      =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                               --------------------------
                                                                  2002           2001
                                                               ----------     -----------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                     SHARE AMOUNTS)
                                                                      (UNAUDITED)
Revenue, third parties......................................    $74,598        $ 38,773
Revenue, related party......................................      3,586           5,357
                                                                -------        --------
  Total revenue.............................................     78,184          44,130
                                                                -------        --------
Costs and expenses:
  Cost of revenue...........................................     12,937           9,215
  Cost of revenue from amortization of intangible assets....      7,494          10,536
  Research and development..................................     21,310          10,016
  Selling, general and administrative.......................     32,051          18,944
  Amortization of goodwill and other intangible assets......      1,446           9,964
  Restructuring and other charges...........................      1,041              --
                                                                -------        --------
Total costs and expenses....................................     76,279          58,675
                                                                -------        --------
Income (loss) from operations...............................      1,905         (14,545)
Other income (expense), net.................................       (178)           (126)
                                                                -------        --------
Income (loss) before income taxes...........................      1,727         (14,671)
Provision for (benefit from) income taxes...................       (166)           (162)
                                                                -------        --------
Net income (loss)...........................................    $ 1,893        $(14,509)
                                                                =======        ========
Net income (loss) per share: basic..........................    $  0.03        $  (0.30)
                                                                =======        ========
Net income (loss) per share: diluted........................    $  0.03        $  (0.30)
                                                                =======        ========
Weighted average common shares: basic.......................     67,116          48,638
                                                                =======        ========
Weighted average common shares: diluted.....................     72,451          48,638
                                                                =======        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               2002       2001
                                                              -------   --------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 1,893   $(14,509)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    1,535      1,395
     Allowances for returns and bad debts...................    1,246     (1,460)
     Amortization of intangible assets......................    8,940     20,500
     Non-cash portion of restructuring and other charges....      113         --
     Gain on disposal or sale of property and equipment.....      (30)       (89)
     Deferred compensation..................................       77         --
     Changes in operating assets and liabilities, net of
      effects of acquisitions:
       Accounts receivable..................................   (4,234)      (147)
       Inventory............................................   (1,003)       335
       Prepaid expenses and other assets....................   (1,189)       613
       Other assets.........................................     (273)        --
       Accounts payable.....................................     (292)      (799)
       Accrued expenses.....................................    2,162     (1,117)
       Deferred revenue.....................................   (2,682)     1,371
                                                              -------   --------
Net cash provided by operating activities...................    6,263      6,093
                                                              -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........   (2,090)      (563)
  Proceeds from sale of property and equipment..............       42        344
  Payments of acquisition-related liabilities...............   (2,360)        --
  Cash paid for acquisition.................................     (500)        --
  Other.....................................................       --         62
                                                              -------   --------
Net cash used in investing activities.......................   (4,908)      (157)
                                                              -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short-term borrowings.........................       --     (3,400)
  Payments of capital lease obligation......................     (238)        --
  Purchase of treasury stock................................   (7,000)      (521)
  Payments of notes payable related to acquisition..........     (586)        --
  Payments under deferred payment agreement.................   (1,824)        --
  Proceeds from private placement of common stock, net of
     issuance costs.........................................    5,690      4,995
  Proceeds from the issuance of common stock upon exercise
     of options.............................................    2,545         --
                                                              -------   --------
Net cash provided by (used in) financing activities.........   (1,413)     1,074
                                                              -------   --------
Effects of exchange rate changes on cash and cash
  equivalents...............................................      116       (312)
                                                              -------   --------
Net increase in cash and cash equivalents...................       58      6,698
Cash and cash equivalents at beginning of period............   14,324      2,571
                                                              =======   ========
Cash and cash equivalents at end of period..................  $14,382   $  9,269
                                                              =======   ========
Supplemental disclosure of noncash investing activities:
Shares issued in connection with the purchase of assets
  (Note 5)..................................................  $   600   $     --
                                                              =======   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                   UNAUDITED





1.  BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements of ScanSoft, Inc. (the "Company", "we" or "ScanSoft") have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, these interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position at September 30, 2002 and 2001 and the results of operations and cash flows for the nine months ended September 30, 2002 and 2001. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in the footnotes prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2002.



     The results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002, or any future period.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates and assumptions included in the financial statements are revenue recognition, including estimating valuation allowances (specifically sales returns and other allowances), the recoverability of intangible assets, including goodwill, and valuation allowances for deferred tax assets. Actual amounts could differ significantly from these estimates.



     Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.



     On December 12, 2001, the Company acquired certain assets of Lernout & Hauspie Speech Products N.V. and certain of its affiliates. On December 27, 2001, the Company filed a Form 8-K reporting the transaction as an acquisition of assets. As previously disclosed, the Company had ongoing discussions with the SEC regarding historical financial statement requirements related to the acquisition. Following these discussions, the Company concluded that, for purposes of Rule 3-05 of Regulation S-X, the L&H transaction was an acquisition of a business and not an acquisition of assets. In connection with these discussions, the Company also concluded that the transaction should be reported as the acquisition of a business for accounting purposes rather than the acquisition of assets, as previously reported. On August 14, 2002, the Company filed a Form 10-Q/A to restate the financial statements as of and for the quarter ended March 31, 2002 to reflect the impact of the change in the accounting for the acquisition. As a result of the change in accounting, $23.0 million of the purchase price previously allocated to tangible and other intangible assets has been reclassified to goodwill and amortization expense has been reduced by $0.6 million. The restatement had no material effect on the financial position or results of operations as of or for the year ended December 31, 2001.

                                 SCANSOFT, INC.

     A summary of the impact of this restatement on the consolidated financial statements as of and for the unaudited three-month period ended March 31, 2002 is as follows:



                                                                  THREE MONTHS ENDED
                                                                    MARCH 31, 2002
                                                              ---------------------------
                                                              AS PREVIOUSLY
                                                                REPORTED      AS RESTATED
(IN THOUSANDS, EXCEPT PER SHARE DATA)                         -------------   -----------
Statement of Operations:
  Amortization of goodwill and other intangible assets......     $ 5,111        $ 4,499
  Loss from operations......................................      (3,213)        (2,601)
  Net loss..................................................     $(3,494)       $(2,882)
  Net loss per share -- basic and diluted...................     $ (0.06)       $ (0.05)



                                                                    MARCH 31, 2002
                                                              ---------------------------
                                                              AS PREVIOUSLY
                                                                REPORTED      AS RESTATED
                                                              -------------   -----------
Balance Sheet:
  Goodwill, net.............................................    $  42,200      $  65,231
  Other intangible assets, net..............................       62,638         40,476
  Property and equipment, net...............................        2,838          2,582
  Accumulated deficit.......................................     (156,753)      (156,141)



2.  RECENT ACCOUNTING PRONOUNCEMENTS



     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30), for segments of a business to be disposed of. However, SFAS 144 retains the requirement of APB 30 that entities report discontinued operations separately from continuing operations and extends that reporting requirement to "a component of an entity" that either has been disposed of or is classified as "held for sale." SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. The Company adopted the provisions of SFAS 144 in 2002 and its adoption had no impact on its financial position or results of operations.



     In November 2001, the Emerging Issues Task Force ("EITF"), a committee of the FASB, reached a consensus on EITF Issue 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" (EITF 01-9). EITF 01-9 presumes that consideration from a vendor to a customer or reseller of the vendor's products is a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the

                                 SCANSOFT, INC.

vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established, in which case such amounts may be recorded as operating expenses. The Company implemented EITF 01-9 on January 1, 2002. The implementation resulted in a $0.3 million reduction to net revenue and a corresponding reduction to selling, general and administrative expenses for the nine months ended September 30, 2002. Additionally, it resulted in the reclassification of $0.8 million from selling, general and administrative expenses to net revenue for the nine months ended September 30, 2001.



     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect the adoption of SFAS 146 will have a material impact on its financial position or results of operations.



3.  BALANCE SHEET COMPONENTS



     The following table summarizes key balance sheet components (in thousands):



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
Inventory:
  Raw materials.............................................     $    --        $   107
  Finished goods............................................       1,562            400
                                                                 -------        -------
                                                                 $ 1,562        $   507
                                                                 =======        =======
Other accrued expenses:
  Accrued compensation......................................     $ 2,483        $ 2,775
  Accrued sales and marketing...............................       1,566          1,160
  Accrued restructuring.....................................         732            634
  Accrued royalties.........................................         491            750
  Accrued professional fees.................................         525            571
  Accrued acquisition liabilities...........................       1,800          6,065
  Accrued income taxes and other............................       4,098          2,516
                                                                 -------        -------
                                                                 $11,695        $14,471
                                                                 =======        =======



     During the nine months ended September 30, 2002, the Company entered into settlement agreements related to certain contractual liabilities assumed in connection with the acquisition of the majority of the speech and language technology operations of L&H (L&H acquisition), which occurred on December 12, 2001. Upon settlement of these liabilities, $1.9 million of the assumed liabilities recorded at the date of acquisition were reversed with a corresponding reduction recorded to the carrying value of goodwill.

                                 SCANSOFT, INC.

4.  GOODWILL AND OTHER INTANGIBLE ASSETS



     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, including how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment; intangible assets with finite useful lives will continue to be amortized over their useful lives.



     The Company adopted SFAS 142 on January 1, 2002 and discontinued the amortization of goodwill (including acquired workforce) of approximately $65.2 million. Upon adoption, the Company reclassified $31,000 of previously amortizable acquired workforce to goodwill. The Company had previously been recording amortization expense on goodwill and acquired workforce of $10.4 million annually or $2.6 million per quarter.



     Under SFAS 142, the Company was required to complete a transitional impairment test on all goodwill effective as of January 1, 2002 on a reporting unit basis. A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business and discrete financial information is prepared and regularly reviewed by management. The Company determined that it operates in one reporting unit and, therefore, has completed the transitional goodwill impairment test on an enterprise-wide basis.



     SFAS 142 provides for a two-step impairment test to identify potential goodwill impairment. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test, which determines the amount of goodwill impairment, is unnecessary.



     The fair value of the reporting unit was determined using the Company's market capitalization as of January 1, 2002. As the fair value of the reporting unit as of January 1, 2002 was in excess of the carrying amount of the net assets, the Company concluded that its goodwill was not impaired, and no impairment charge was recorded. The Company will complete additional goodwill impairment analyses at least annually or more frequently when events and circumstances occur indicating that the recorded goodwill might be impaired. The Company will perform its annual assessment during the fourth quarter of 2002.



     Intangible assets are amortized on a straight-line basis over their estimated useful lives of three to twelve years. As required, upon adoption of SFAS 142, the Company reassessed the useful lives of its intangible assets and has determined that no adjustments were required.



     The following summary reflects the consolidated results of operations as if SFAS 142 had been adopted at the beginning of the periods presented (in thousands, except net income (loss) per share amounts):



                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                               -------------------
                                                                2002        2001
                                                               ------     --------
Net income (loss):
  Reported net income (loss)................................   $1,893     $(14,509)
  Effect of goodwill amortization...........................       --        7,790
                                                               ------     --------
  Adjusted net income (loss)................................   $1,893     $ (6,719)
                                                               ======     ========

                                 SCANSOFT, INC.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                               -------------------
                                                                2002        2001
                                                               ------     --------
Basic net income (loss) per share:
  Reported basic net income (loss) per share................   $ 0.03     $  (0.30)
  Effect of goodwill amortization...........................       --          .16
                                                               ------     --------
  Adjusted basic net income (loss) per share................   $ 0.03     $  (0.14)
                                                               ======     ========
Diluted net income (loss) per share:
  Reported diluted net income (loss) per share..............   $ 0.03     $  (0.30)
  Effect of goodwill amortization...........................       --          .16
                                                               ------     --------
  Adjusted diluted net income (loss) per share..............   $ 0.03     $  (0.14)
                                                               ======     ========



     Other intangible assets consist of the following (in thousands):



                                                 GROSS CARRYING   ACCUMULATED    NET CARRYING
                                                     AMOUNT       AMORTIZATION      AMOUNT
                                                 --------------   ------------   ------------
SEPTEMBER 30, 2002
Patents and core technology....................     $48,130         $17,343        $30,787
Completed technology...........................      16,340          16,340             --
Trademarks.....................................       7,461           2,573          4,888
Non-competition agreement......................       4,048           4,048             --
Acquired favorable lease.......................         553             553             --
OEM relationships..............................       1,100             740            360
Other..........................................         200             200             --
                                                    -------         -------        -------
                                                    $77,832         $41,797        $36,035
                                                    =======         =======        =======
DECEMBER 31, 2001
Patents and core technology....................     $46,456         $11,771        $34,685
Completed technology...........................      16,340          14,714          1,626
Trademarks.....................................       7,461           1,784          5,677
Non-competition agreement......................       4,048           3,646            402
Acquired favorable lease.......................         553             355            198
OEM relationships..............................       1,100             524            576
Assembled workforce............................         374             270            104
Other..........................................         200             167             33
                                                    -------         -------        -------
                                                    $76,532         $33,231        $43,301
                                                    =======         =======        =======



     The balances of patents and core technology, trademarks and assembled workforce at December 31, 2001 reflect the impact of the restatement described in Note 1. As a result of the restatement $16.6 million and $2.9 million and $3.3 million of patents and core technology, trademarks and assembled workforce, respectively, were reallocated to goodwill.

                                 SCANSOFT, INC.

     Aggregate amortization expense was $8.9 million ($7.5 included in cost of revenue) for the nine months ended September 30, 2002. Estimated amortization expense for each of the five succeeding fiscal years as of September 30, 2002 is as follows (in thousands):



                        YEAR ENDING                           AMOUNT
                        -----------                           -------
Remainder of 2002...........................................  $ 2,212
2003........................................................    8,847
2004........................................................    7,977
2005........................................................    3,576
2006........................................................    2,327
2007........................................................    2,284
Thereafter..................................................    8,812
                                                              -------
Total.......................................................  $36,035
                                                              =======



5.  ACQUISITION



     On February 22, 2002, the Company entered into a definitive asset purchase agreement (the "Purchase Agreement") to acquire certain assets and intellectual property from L&H Holdings USA, Inc. The transaction was completed on March 21, 2002. Pursuant to the Purchase Agreement, the Company acquired patents and core technology associated with the Audiomining assets of the speech and language technology assets of L&H and paid $1.5 million in total consideration to L&H as follows: $0.5 million in cash, 121,359 shares of the Company's common stock valued at $0.6 million (based on the average of the closing share price of the Company's stock 5 days before and after the date the transaction was completed) and a 9% promissory note in the principal amount of $0.4 million (the "Note"), with principal and interest to be repaid in full on July 31, 2002. The Company incurred $0.2 million of acquisition related costs. The purchase price including acquisition costs of $1.7 million was allocated to core technology.



     On July 31, 2002, the Company repaid all amounts due under the Note, which included principal and interest of $414,000.



6.  RESTRUCTURING AND OTHER CHARGES



     In January 2002, the Company announced, and in March 2002 completed, a restructuring plan to consolidate facilities, worldwide sales organizations, research and development teams and other personnel following the December 12, 2001 L&H acquisition. As a result, the Company exited facilities in both North America and Europe, eliminating 21 employee positions, including 12 in research and development and 9 in selling, general and administrative functions. In the first quarter of 2002, the Company recorded a restructuring charge in the amount of $0.6 million for severance payments to these employees, and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the facilities, including the write-off of previously recorded assembled workforce of $0.1 million.



     During the nine months ended September 30, 2002, the Company paid a total of $0.7 million in severance payments, of which $0.6 million related to the March 2002 restructuring and $0.1 million related to severance paid to the former Caere President and CEO, pursuant to a 2000 restructuring.



     At September 30, 2002, the remaining restructuring accrual from the current and prior restructuring activities amounted to $0.7 million. This balance is comprised of $0.2 million of lease exit costs resulting

                                 SCANSOFT, INC.

from the 2002 restructuring and $0.5 million of severance to the former Caere President and CEO. The severance due to the former Caere President and CEO will be paid through March 2005.



     The following table sets forth activity under the 2002 and 2000 restructuring actions (in thousands):



                    RESTRUCTURING AND OTHER CHARGES RESERVE



                                                              EMPLOYEE     LEASE
                                                              RELATED    EXIT COSTS   TOTAL
                                                              --------   ----------   ------
Balance at December 31, 2001................................   $ 634       $  --      $  634
Restructuring and other charges for March 2002
  restructuring.............................................     576         465       1,041
Non cash write-offs.........................................      --        (113)       (113)
Cash payments...............................................    (722)       (108)       (830)
                                                               -----       -----      ------
Balance at September 30, 2002...............................   $ 488       $ 244      $  732
                                                               =====       =====      ======



7.  DEFERRED PAYMENT AGREEMENT



     In connection with the Caere acquisition in the first quarter of 2000 and pursuant to a concurrent non-competition and consulting agreement, the Company agreed to pay in cash to the former Caere President and CEO, a current member of the Board of Directors of the Company, on the second anniversary of the merger, March 13, 2002, the difference between $13.50 and the closing price per share of ScanSoft common stock at that time, multiplied by 486,548. On March 5, 2002, the Company negotiated a deferred payment agreement with the former Caere President and CEO to terminate this agreement. Under the terms of the deferred payment agreement, the Company paid $1.0 million in cash on March 5, 2002 and agreed to make future cash payments totaling $3.3 million, with such amounts payable in equal quarterly installments of approximately $0.4 million over the following two years. During the nine months ended September 30, 2002, the Company paid two quarterly installments under this agreement totaling $0.8 million.



     The total consideration of this agreement was accounted for in the original Caere purchase price and had no effect on the results of operations. The remaining liability at September 30, 2002 is $2.4 million, of which $1.6 million is included in other current liabilities and $0.8 million is included in other long-term liabilities.



8.  NET INCOME (LOSS) PER SHARE



     Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Basic net income per share for the nine months ended September 30, 2002 includes the assumed conversion of the Series B Preferred Stock, which participates in dividends with common stock when and if declared as well as the weighted average impact of vested restricted stock shares. Diluted net income (loss) per share is computed based on (i) the weighted average number of common shares outstanding, (ii) the assumed conversion of the Series B Preferred Stock, and (iii) the effect, when dilutive, of outstanding stock options, warrants, and unvested shares of restricted stock using the treasury stock method.

                                 SCANSOFT, INC.

     The following is a reconciliation of the shares used in the computation of basic and diluted net income (loss) per share (in thousands):



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                               -----------------
                                                                2002       2001
                                                               ------     ------
Basic net income (loss) per share:
  Weighted average number of common shares outstanding......   63,554     48,638
  Assumed conversion of Series B Preferred Stock............    3,562         --
                                                               ------     ------
Weighted average common shares: basic.......................   67,116     48,638
                                                               ======     ======

Effect of dilutive common equivalent shares:
  Stock options.............................................    4,772         --
  Warrants..................................................      468         --
  Unvested restricted stock.................................       95         --
                                                               ------     ------
Weighted average common shares: diluted.....................   72,451     48,638
                                                               ======     ======



     For the nine months ended September 30, 2002, stock options to purchase 1,655,604 shares, of common stock were outstanding but were excluded from the calculation of diluted net income per share because the options' exercise prices were greater than the average market price of the Company's common stock during the period.



     Potential common shares, including stock options, unvested restricted stock, preferred shares and warrants at September 30, 2001 were approximately 16,544,500. These potential common shares were excluded from the calculation of diluted net loss per share as their inclusion would have been antidilutive for the period presented.



9.  COMPREHENSIVE INCOME (LOSS)



     Total comprehensive income (loss), net of taxes, was $2.4 million for the nine months ended September 30, 2002, and was ($14.8) million for the nine months ended September 30, 2001. Total comprehensive income (losses) consisted of net income or losses and foreign currency translation adjustments for the respective periods.



10.  COMMITMENTS AND CONTINGENCIES



     In December 2001, the Company was sued for patent infringement initiated by the Massachusetts Institute of Technology and Electronics For Imaging, Inc. The Company was one of more than 200 defendants named in this suit. Damages are sought in an unspecified amount. The Company filed an Answer and Counterclaim on July 1, 2002. The Company cannot predict the outcome of the claim, nor can it make any estimate of the amount of damages, if any, for which it will be held responsible in the event of a negative conclusion of the claim. The Company believes this claim has no merit, and it intends to defend the action vigorously.



     As a normal incidence of the nature of the Company's business, various claims, charges and litigation have been asserted or commenced against the Company arising from or related to employee relations and other business matters. Management does not believe these claims will have a material effect on the financial position or results of operations of the Company.

                                 SCANSOFT, INC.

11.  EQUITY TRANSACTIONS



     On April 12, 2002, the Company completed a private placement of 1.0 million shares of common stock at a purchase price of $6.00 per share with SF Capital Partners Ltd., resulting in proceeds, net of issuance costs, of $5.7 million.



     In September of 2002, the Company repurchased 1,461,378 shares of common stock from L&H Holdings USA, Inc. and Lernout & Hauspie Speech Products N.V. (collectively, L&H) at $4.79 per share for a total consideration of $7.0 million. The price per share was based on the greater of $4.79 or the twenty day trading average beginning August 14, 2002, which was $4.67. These shares represented a portion of the common shares that were issued to L&H in connection with the December 12, 2001 acquisition of certain of L&H's speech and language technology operations and the March 21, 2002 acquisition of the AudioMining assets of L&H Holdings USA, Inc. The Company agreed to issue 150,000 shares of its common stock to L&H if it does not complete an underwritten public offering of the shares held by L&H by December 15, 2002. The Company further agreed to issue an additional 150,000 shares of its common stock to L&H if it does not complete an underwritten public offering by February 15, 2003. The Company also will be required to issue an additional 100,000 shares of its common stock to L&H if, by February 15, 2003, it fails to file a registration statement to register the shares remaining unsold. Additionally, if the consummation of the offering does not occur by January 1, 2003, the outstanding principal and interest under the $3.5 million promissory note that was issued in connection with the acquisition of L&H operations would become immediately due and payable. The value ascribed to the potential right to acquire additional shares of the Company's common stock was valued at $0.3 million using a probability-weighted, Black-Scholes valuation model and recorded as a credit to additional paid-in capital, with a corresponding reduction in additional paid-in capital because the Company has an accumulated deficit. Accordingly, the right had no net effect on the Company's financial position or results of operations.



12.  SUBSEQUENT EVENTS



     On October 7, 2002, the Company signed a definitive agreement with Royal Philips Electronics (Philips) to acquire its Speech Processing Telephony and Voice Control business units and related intellectual property. Under the agreement, the Company will pay Philips $3.0 million in cash, issue a $4.9 million note due December 31, 2003 bearing 5.0% interest per annum and issue a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of the Company's common stock at $6.00 per share. The Company expects to close the transaction in the first quarter of 2003.



     On October 21, 2002, the Company filed with the Securities and Exchange Commission two registration statements. The first registration statement was filed in connection with a proposed underwritten public offering of 7.0 million shares of the Company's common stock, of which 6.0 million shares are being offered by Lernout & Hauspie Speech Products N.V. and L&H Holdings USA, Inc. and
1.0 million shares are being offered by the Company. The second registration statement provides for the registration of 9.0 million shares of the Company's common stock on behalf of three large institutional investors. These shares will not be included in the proposed underwritten public offering and are being registered pursuant to registration rights agreements previously entered into by the Company.



     On October 31, 2002, the Company entered into a two year Loan and Security Agreement (the "Loan Agreement") with Silicon Valley Bank (the "Bank") that consisted of a $10,000,000 revolving loan (the "Credit Facility"). Borrowings under the Credit Facility will bear interest at the Bank's prime rate plus 0.375% or 0.75%, which is determined by the Company's fixed charge coverage ratio, as defined in the Loan Agreement. The maximum aggregate amount of borrowings outstanding at any one time will be limited to the lesser of $10,000,000 or a borrowing base. The borrowing base will be equal to either 80% or 70% of eligible accounts receivable, as defined in the Loan Agreement, which is determined by the

                                 SCANSOFT, INC.

Company's fixed charge coverage ratio. Pursuant to the Loan Agreement, the Company will be required to maintain certain financial and non-financial covenants, the most restrictive of which is a quarterly minimum fixed charge coverage ratio of 1.25 to 1.00. Borrowings under the Loan Agreement are collateralized by substantially all of the Company's personal property, predominantly its accounts receivable, but not its intellectual property.

    COMBINED FINANCIAL STATEMENTS OF THE PHILIPS SPEECH PROCESSING TELEPHONY

          AND VOICE CONTROL DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.

                          INDEPENDENT AUDITORS' REPORT



The Supervisory Board of Royal Philips Electronics N.V.



     We have audited the accompanying combined balance sheets of Philips Speech Processing Telephony and Voice Control (A division of Royal Philips Electronics N.V.) as of December 31, 2001 and September 29, 2002, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for the year ended December 31, 2001 and the nine-month period ended September 29, 2002. These combined financial statements are the responsibility of Philips Speech Processing Telephony and Voice Control's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Philips Speech Processing Telephony and Voice Control (A division of Royal Philips Electronics N.V.) as of December 31, 2001 and September 29, 2002, and the results of its operations and its cash flows for the year ended December 31, 2001 and the nine-month period ended September 29, 2002, in conformity with generally accepted accounting principles in the United States of America.



                                                               /s/ KPMG
                                          ACCOUNTANTS N.V.
                                          Eindhoven, The Netherlands


November 15, 2002

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL



                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



                            COMBINED BALANCE SHEETS



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
                                          ASSETS
CURRENTS ASSETS:
  Cash......................................................         23             12
  Accounts receivable, net (Notes 3 and 16).................      3,036          4,580
  Receivables from related parties (Note 13)................        512            724
  Inventory, net (Note 4)...................................        662            773
  Deferred income taxes (Notes 9 and 13)....................         25              0
  Other current assets (Note 5).............................        240            618
TOTAL CURRENT ASSETS........................................      4,498          6,707
                                                                 ------          -----
Property, plant and equipment, net (Notes 6 and 15).........        521            388
Intangible assets, net (Note 7).............................        184            135
                                                                 ------          -----
TOTAL ASSETS................................................      5,203          7,230
                                                                 ======          =====

                   LIABILITIES AND NET INVESTMENT OF THE PHILIPS GROUP
CURRENT LIABILITIES:
  Accounts payable..........................................        850            672
  Deferred income...........................................      1,481          1,141
  Payables to related parties (Note 13).....................      1,541          2,023
  Deferred income tax liability (Notes 9 and 13)............         17             17
  Other accrued liabilities (Note 8)........................      2,153          2,349
TOTAL CURRENT LIABILITIES...................................      6,042          6,202
                                                                 ------          -----
Long-term provisions (Note 10)..............................        269            338
TOTAL LIABILITIES...........................................      6,311          6,540
                                                                 ------          -----
Commitments and contingencies (Note 14).....................
NET INVESTMENT OF THE PHILIPS GROUP.........................     (1,108)           690
TOTAL LIABILITIES AND NET INVESTMENT OF THE PHILIPS GROUP...      5,203          7,230
                                                                 ======          =====



    The accompanying notes are an integral part of these combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL



                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



            COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS



                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,     SEPTEMBER 29,
                                                                  2001             2002
                                                              ------------   -----------------
                                                                   IN THOUSANDS OF EURO'S
Revenue, third parties......................................     15,801            12,548
Revenue, related parties....................................      2,890               389
                                                                -------           -------
  Total revenue.............................................     18,691            12,937
                                                                -------           -------
Cost of sales...............................................      3,288             1,731
GROSS PROFIT................................................     15,403            11,206
                                                                -------           -------
Operating expenses:
  Selling and marketing.....................................     15,066             8,581
  Research and development (Note 13)........................     13,512             7,874
  General and administrative (Note 13)......................      3,877             2,935
Total operating expenses....................................     32,455            19,390
OPERATING LOSS..............................................    (17,052)           (8,184)
Interest revenue, net (Note 13).............................          2                 6
LOSS BEFORE INCOME TAXES....................................    (17,050)           (8,178)
Income tax benefit (Note 9).................................      1,364               245
NET LOSS....................................................    (15,686)           (7,933)
                                                                =======           =======
Components of other comprehensive income:
  Foreign currency translation adjustments..................         58               (95)
COMPREHENSIVE LOSS..........................................    (15,628)           (8,028)
                                                                =======           =======



    The accompanying notes are an integral part of these combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL



                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



               CHANGES IN THE NET INVESTMENT OF THE PHILIPS GROUP



                                                               NET INVESTMENT OF THE
                                                                   PHILIPS GROUP
                                                               ---------------------
                                                                  IN THOUSANDS OF
                                                                      EURO'S
BALANCE DECEMBER 31, 2000...................................              972
Net cash transfer from Philips..............................           13,548
Components of comprehensive income:
  Net loss..................................................          (15,686)
  Foreign currency translation adjustments..................               58
BALANCE DECEMBER 31, 2001...................................           (1,108)
Net cash transfer from Philips..............................            9,826
Components of comprehensive income:
  Net loss..................................................           (7,933)
  Foreign currency translation adjustments..................              (95)
BALANCE SEPTEMBER 29, 2002..................................              690



    The accompanying notes are an integral part of these combined financial statements

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL



                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



                       COMBINED STATEMENTS OF CASH FLOWS



                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,     SEPTEMBER 29,
                                                                  2001             2002
                                                              ------------   -----------------
                                                                   IN THOUSANDS OF EURO'S
Cash flows from operating activities:
Net loss....................................................    (15,686)          (7,933)
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities
  Deferred taxation.........................................     (1,260)              25
  Depreciation and amortization.............................        607              266
  Change in assets and liabilities:
     Accounts receivable, net...............................      1,033           (1,544)
     Related parties, net...................................          2              270
     Inventory, net.........................................        851             (111)
     Other current assets...................................        207             (378)
     Accounts payable.......................................        (69)            (178)
     Deferred income and other accrued liabilities..........        (30)            (144)
     Long-term provisions...................................         85               69
Effect of exchange rate changes.............................        (38)              (6)
NET CASH USED IN OPERATING ACTIVITIES.......................    (14,298)          (9,664)
Cash flows from investing activities:
  Purchases of property, plant and equipment................       (201)             (84)
NET CASH USED IN INVESTING ACTIVITIES.......................       (201)             (84)
Cash flows from financing activities:
  Net cash transferred from Philips.........................     13,606            9,731
Effect of exchange rate changes.............................          4              (59)
NET CASH PROVIDED BY FINANCING ACTIVITIES...................     13,610            9,672
Effect of exchange rate changes.............................         34               65
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (855)             (11)
Cash and cash equivalents, beginning of period..............        878               23
Cash and cash equivalents, end of period....................         23               12
Supplementary information:
Cash received from Philips for income taxes.................      9,897              105
Cash received from (paid to) Philips for interest...........       (576)               2



    The accompanying notes are an integral part of these combined financial statements

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



                   NOTES TO THE COMBINED FINANCIAL STATEMENTS


                    DECEMBER 31, 2001 AND SEPTEMBER 29, 2002



1.  DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION



 DESCRIPTION OF THE COMPANY



     PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL (PSP), a division of Royal Philips Electronics N.V. (Philips and Philips Group) is active in the field of speech processing technology. Starting from the traditional tape-recorded dictation Philips in the past two decades has become a global leader in the field of speech processing, offering a wide portfolio of state-of-the-art products and technologies. Philips Speech Processing Telephony is offering speech-enabled services including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony vendors and carriers. Philips Speech Processing Voice Control is operating on the market for speech-enabled automotive and mobile products. It offers a product portfolio including small footprint speech recognition engines for embedded applications like voice controlled climate, navigation and entertainment features within cars as well as voice dialing within mobile phones. With presence in Aachen, Germany, Dallas, USA, and Taipei, Taiwan PSP is able to cover the global market with products supporting more than 40 languages and that can process a vocabulary of more than one million words.



     Royal Philips Electronics N.V., the Netherlands, and ScanSoft, Inc., of Peabody, MA, USA entered into a purchase agreement in which ScanSoft acquires the business, employees and intellectual property of Philips Speech Processing Telephony and Philips Speech Processing Voice Control . The transaction is expected to close during the first quarter of 2003. See note 17 for additional disclosure of the transaction.



 BASIS OF PRESENTATION



     The combined financial statements reflect the financial position, results of operations, changes in net investment of the Philips Group, and cash flows of the PSP business unit of Philips as if PSP had been a separate entity for all periods presented. The combined financial statements have been prepared using Philips' historical basis for PSP's assets and liabilities and results of operations, which have been stated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany transactions and balances have been eliminated in preparation of the combined financial statements.



     Corporate overheads have been allocated to PSP from Philips at central, regional and local levels for amounts, including directors remuneration, marketing, management information systems, accounting and financial reporting, treasury, human resources, legal, tax and security, based on the net sales of PSP compared to the consolidated net sales of Philips. Management believes these allocations are reasonable. However, the costs of these services charged to PSP are not necessarily indicative of the costs that would have been incurred had PSP operated as an entity independent of Philips, or as an autonomous public company, for all periods presented.



     PSP purchases components used in the production process, as well as equipment and supplies under collective purchase agreements and purchase conditions negotiated by Philips. Management believes that the benefits derived from such agreements and conditions would unlikely have been obtained had PSP been a stand-alone company.



     The pension and other postretirement benefit costs attributable to PSP have been based on the charge incurred by individual operations in respect of specific plans of which employees of PSP are members. For the purposes of presentation of the combined financial statements, the participation in the Philips plans has been treated as participation in various multi-employer plans. The charges included in the combined financial statements reflect the arrangements of Philips and are therefore not necessarily indicative of the pension and other postretirement benefit costs had PSP been a stand-alone company. During the year

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



ended December 31, 2001, PSP has benefited from contribution holidays with respect to certain over-funded Philips pension plans. During 2002 no contribution holidays existed anymore. Upon divestment, PSP will not benefit from any contribution holidays, as the employees will no longer participate in Philips' plans.



     Because in the past PSP was not a separate legal group of companies or a separate holding company within the Philips Group of companies, the proportion of share capital and reserves attributable to PSP has been shown in the combined balance sheets as part of the "Net investment of the Philips Group". For the purpose of these combined financial statements, interest charge is calculated based on the average rate of interest for long-term debt paid by Philips and the average amount of net investment of the Philips Group invested in PSP during the reporting periods, taking into account the debt-to-equity ratio reported by Philips during the reporting periods. In addition, PSP has a number of short-term balances with other Philips Group businesses. These balances arise from trading transactions and services or other items and have been aggregated on the combined balance sheets under the headings "Receivables from related parties" and "Payables to related parties".



     Historically, PSP's operations have been included in the combined income tax returns filed by Philips in each of the countries where PSP is located (country fiscal unity). Income tax expense in these combined financial statements has been calculated on an as if separate tax return basis. The current tax expense is assumed to be settled within the financial period following the period in which it arises. Tax effects that may arise from PSP's divestment from the Philips Group have not been reflected in PSP's combined financial statements.



     Other significant features of the PSP divestment from Philips are described in Note 17.



     The financial information included herein is not necessarily indicative of the combined results of operations, financial position, changes in the net investment of the Philips Group and cash flows of PSP in the future or what they would have been for the periods presented had PSP been a separate stand-alone entity.



 REPORTING CURRENCY



     The Euro is used as reporting currency. The financial statements of foreign operations are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items are translated at average rates during the period.



2.  SUMMARY OF ACCOUNTING POLICIES



  CASH AND CASH EQUIVALENTS



     Historically, Philips manages cash and cash equivalents on a centralized basis. Cash receipts associated with PSP's business are transferred to Philips on a daily basis and Philips funds PSP's disbursements. These cash transactions are reflected in the caption "Net investment of the Philips Group". In certain countries, however, PSP has dedicated bank accounts, operating under periodic cash pooling with Philips. Furthermore, PSP entities have small amounts of petty cash.



 ACCOUNTS RECEIVABLE



     Accounts receivables are stated at face value, net of allowances for doubtful accounts.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



 INVENTORY



     Finished goods inventories are valued at the lower of cost, as determined by the first-in, first-out (FIFO) method, or net realizable value. Provision is made for obsolescence. Work in process comprises deferred costs on uncompleted contracts.



 PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Costs related to maintenance activities are expensed in the period in which they are incurred. Following are the expected useful lives of the assets:



Machines and installations..................................  from 5 to 10 years
Other fixed assets..........................................  from 3 to 5 years



 INTANGIBLE ASSETS



     Intangible assets consists of acquired intellectual property rights consisting of computer software for resale, which is being amortized on the straight-line method over 5 years.



 IMPAIRMENT OF LONG-LIVED ASSETS



     Through December 31, 2001, PSP evaluated the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". Whenever adverse events or changes in business climate result in the expected undiscounted future cash flows from the related asset being less than the carrying value of the asset, an impairment loss would be recognized for the excess of the carrying value of the assets over the expected discounted future cash flows.



     On January 1, 2002, PSP adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 amends existing guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held-for-sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The adoption of SFAS No. 144 on January 1, 2002 did not have an impact on the Company's combined financial statements.



 INCOME TAXES



     Historically, PSP's operations have been included in the combined income tax returns filed by Philips in each of the countries where PSP is located (country fiscal unity). Income tax expense in these combined financial statements has been calculated on an as if separate tax return basis.



     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets, including assets arising from loss carry forwards, are recognized if it is more likely than not that the asset will be realized.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



 REVENUE RECOGNITION



     PSP recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-9, and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements. Revenue from the sale of hardware and software to end users is recognized upon delivery, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectibility of the related receivable is reasonably assured.



     Revenue from royalties on sales of PSP's products by original equipment manufacturers to third parties is recognized upon delivery to the third party when such information is available, or when notified by the reseller that such royalties are due as a result of a sale, provided that collectibility of the related receivable is reasonably assured. Revenue from maintenance contracts is recognized ratably over the contract term.



     Revenue from development of custom software is recognized on a completed contract basis. Accordingly, all project costs and progress payments are deferred until the project is complete. Any anticipated losses are recognized immediately.



 RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS



     Under SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Once established, these costs would be capitalized. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technologies. In the year ended December 31, 2001 and the nine-month period ended September 29, 2002, costs eligible for capitalization were not material.



 PENSION AND OTHER POSTRETIREMENT BENEFITS



     PSP accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, "Employers Accounting for Pensions" and SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions", respectively. These plans are generally part of pension and postretirement benefit plans within Philips, and are accounted for by PSP as multi-employer plans.



 STOCK-BASED COMPENSATION



     PSP applies SFAS No. 123, "Accounting for Stock-Based Compensation", which allows companies which have stock-based compensation arrangements with employees to continue to apply the existing accounting required by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and to provide pro forma disclosure of the accounting results of applying the fair value method of SFAS No. 123. PSP accounts for stock-based compensation arrangements (related to Philips stock options granted to PSP employees) under the intrinsic value method of APB Opinion No. 25.



 USE OF ESTIMATES



     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts in the financial statements and the accompanying

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



notes. While management bases its assumptions and estimates on the facts and circumstances known at the balance sheet date, actual results could materially differ from those estimates.



 ACCOUNTING STANDARDS NOT YET ADOPTED



     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires PSP to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. PSP also records a corresponding asset, which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. PSP is required to adopt SFAS No. 143 on January 1, 2003. PSP believes that the adoption of SFAS No. 143 will not have a material impact on its financial statements.



     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections to existing pronouncements that are not substantive in nature. SFAS No. 145 will be adopted on January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, "Accounting for Leases", which will be adopted as required for transactions occurring subsequent to May 15, 2002. PSP believes that the adoption of SFAS No. 145 will not have a material impact on its financial statements.



     In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease, and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. PSP believes that the adoption of SFAS No. 146 will not have a material impact on its financial statements.



3.  ACCOUNTS RECEIVABLE



     Accounts receivable consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Trade accounts receivable...................................      4,503          5,751
Allowance for doubtful accounts.............................     (1,467)        (1,171)
Total accounts receivable, net..............................      3,036          4,580

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



4.  INVENTORY



     Inventory consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Work in process.............................................       606            568
Finished goods..............................................       225            235
Allowance for obsolescence..................................      (169)           (30)
Total inventory, net........................................       662            773



5.  OTHER CURRENT ASSETS



     Other current assets consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Royalties receivable........................................       22             418
Prepaid expenses and sundry receivables.....................      218             200
Total Other current assets..................................      240             618



6.  PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Machines and installations..................................      1,374          1,243
Other fixed assets..........................................      3,730          3,805
Accumulated depreciation....................................     (4,583)        (4,660)
Total property, plant and equipment, net....................        521            388



7.  INTANGIBLE ASSETS



     Intangible assets consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Computer software for resale, gross.........................      230             208
Accumulated amortisation....................................      (46)            (73)
Intangible asset, net.......................................      184             135



     Amortization of computer software costs was E46 thousand and E27 thousand for the year ended December 31, 2001 and the nine-month period ended September 29, 2002, respectively. The estimated amortisation expense for the next three years is E36 thousand per year.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



8.  OTHER ACCRUED LIABILITIES



     Other accrued liabilities consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Salaries and wages, holiday allowance, year-end payment.....     1,245           1,376
Accrued holiday rights......................................       335             377
Obligation towards former stock holders.....................       196             177
Accrued sales tax...........................................        56              49
Accrued commercial costs....................................        83              92
Others......................................................       238             278
Total other accrued liabilities.............................     2,153           2,349



9. INCOME TAXES



     Historically, PSP's operations have been included in the combined income tax returns filed by Philips in each of the countries where PSP is located (country fiscal unity). The income tax expense reported and the determination of deferred tax assets to be realized in PSP's combined financial statements is based on an as if separate tax return basis.



     The following table presents the principal reasons for the difference between the effective income tax rate and statutory income tax rate in the
Netherlands:



                                                         YEAR ENDED       NINE MONTHS ENDED
                                                      DECEMBER 31, 2001   SEPTEMBER 29, 2002
                                                      -----------------   ------------------
                                                                  IN PERCENTAGES
Statutory income tax rate in the Netherlands........          35%                 35%
Foreign rate differentials..........................           4%                  3%
Change in valuation allowance.......................         (31)%               (34)%
Others..............................................           0%                 (1)%
Effective income tax rate...........................           8%                  3%

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     The income tax expense is as follows:



                                                         YEAR ENDED       NINE MONTHS ENDED
                                                      DECEMBER 31, 2001   SEPTEMBER 29, 2002
                                                      -----------------   ------------------
                                                              IN THOUSANDS OF EURO'S
Income (loss) before income taxes:
  The Netherlands...................................             0                   0
  Foreign...........................................       (17,050)             (8,178)
Income tax benefit (expense):
Current taxes
  The Netherlands...................................             0                   0
  Foreign...........................................           105                 270
Deferred taxes
  The Netherlands...................................             0                   0
  Foreign...........................................         1,259                 (25)
Income tax benefit..................................         1,364                 245



     The sources of differences between the financial accounting and tax basis of PSP's assets and liabilities that give rise to the net deferred tax assets are as follows:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Deferred tax assets:
  Doubtful accounts.........................................         84              76
  Accrued compensation......................................        131             194
  Taxes other than income taxes.............................         84              20
  Jubilee provision.........................................         19              21
  Others....................................................        174             144
  Property, plant and equipment.............................        110              92
  Net operating losses......................................     29,436          31,330
TOTAL GROSS DEFERRED TAX ASSETS.............................     30,038          31,877
Valuation allowance.........................................    (29,978)        (31,842)
NET DEFERRED TAX ASSETS.....................................         60              35
Deferred tax liabilities:
  Fixed assets..............................................         27              27
  Accruals..................................................         17              17
  Others....................................................          8               8
TOTAL GROSS DEFERRED LIABILITIES............................         52              52
NET DEFERRED TAX ASSETS (LIABILITIES).......................          8             (17)



     Based upon an as if separate tax return basis, as at September 29, 2002 PSP has incurred E22.1 million of operating loss carry forwards expiring at various dates through 2022 and E56.8 million of operating loss carry forwards with no expiration date.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     The valuation allowance for deferred tax assets as of December 31, 2001 and September 29, 2002 was E30.0 million and E31.8 million, respectively. The net change in total valuation allowance for the year ended December 31, 2001 and the nine-month period ended September 29, 2002 was an increase of E4.1 million and E1.8 million, respectively. In assessing the realizability of deferred tax assets, PSP considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. PSP considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that PSP will realize the benefits of those deductible differences for which a valuation allowance has not been recorded.



10.  LONG-TERM PROVISIONS



     Long-term provisions consisted of the following:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Provision for pensions......................................      199             265
Provision for jubilee benefit obligations...................       70              73
Total long-term provisions..................................      269             338



11.  PENSION AND OTHER POST RETIREMENT COSTS



     Employees of PSP participate in various defined benefit and defined contribution pension plans of the Philips Group. For the purposes of the preparation of these combined financial statements, PSP's participation in the Philips plans has been treated as participation in various multi-employer plans. Accordingly, the charges included in the combined financial statements may not be indicative of the pension and other post retirement costs had PSP been a stand alone entity.



     Pension premium charged for the year ended December 31, 2001 and the nine-month period ended September 29, 2002 were E86 thousand and E102 thousand, respectively.



     In addition to receiving pension benefits, PSP employees in certain countries participate in other postretirement benefit plans of the Philips Group. These other postretirement benefits under SFAS No. 106 are recorded at the country central level and charged out to the various local entities as part of human resource overhead (surcharge on salaries paid). The charge to PSP is approximately E13 thousand and E32 thousand for the year ended December 31, 2001 and the nine-month period ended September 29, 2002, respectively.



12.  EQUITY INCENTIVE PLANS



  EXISTING PHILIPS INCENTIVE PLANS



     Philips has granted stock options on its ordinary shares to members of PSP's management and certain key employees under either a Euro (EUR) denominated plan or a United States Dollar (USD) denominated plan. Under Philips' plans, options are granted with an exercise price equal to the fair market value of the underlying ordinary shares on the date of grant. Options are subject to vesting periods typically of three years and expirations of five or ten years. A limited number of options have also been

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



granted under variable plans, subject to achievement of certain financial objectives during multi-year performance cycles. Exercise of all options is restricted by Philips' rules on insider trading.



 STOCK-BASED COMPENSATION



     Pro forma net income information, as required by SFAS No. 123, has been determined as if PSP had accounted for employee share options granted to PSP's employees by Philips under SFAS No. 123's fair value method. The pro forma amounts below are not necessarily representative of the effects of share-based awards on future net income because the plans eventually adopted by PSP after divestment from Philips may differ from Philips share options plans. Accordingly future grants of employee stock options to PSP's employees may not be comparable to awards made to employees while PSP was a part of Philips.



     The pro forma effect of recognizing compensation expense in accordance with SFAS No. 123 would have been as follows:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
Net loss, as reported.......................................    (15,686)        (7,933)
Pro forma net loss..........................................    (15,802)        (8,112)



     The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                  (EUR -- DENOMINATED)
Risk-free interest rate.....................................      4.66%          4.83%
Expected dividend yield.....................................       1.2%           1.2%
Expected option life........................................      5 yrs.         5 yrs.
Expected stock price volatility.............................        49%            53%



                                                                  (USD -- DENOMINATED)
Risk-free interest rate.....................................      4.77%          4.62%
Expected dividend yield.....................................       1.2%           1.2%
Expected option life........................................      5 yrs.         5 yrs.
Expected stock price volatility.............................        49%            49%



     The assumptions were used for these calculations only and do not necessarily represent an indication of management's expectations of future development.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     The following table summarizes information about the number of Philips share options granted to PSP's employees, those outstanding at December 31, 2001 and September 29, 2002 and changes during the period:



     Fixed option plans:



                                           DECEMBER 31, 2001           SEPTEMBER 29, 2002
                                       --------------------------   -------------------------
                                                 WEIGHTED AVERAGE            WEIGHTED AVERAGE
                                       SHARES     EXERCISE PRICE    SHARES    EXERCISE PRICE
                                       -------   ----------------   ------   ----------------
                                                     (IN EUR)                    (IN EUR)
Options outstanding, beginning of
  period.............................    3,200        43.18          9,325        33.77
Options granted......................    6,125        28.85          6,336        34.78
Options exercised....................
Options forfeited....................
Options outstanding, end of period...    9,325        33.77         15,661        34.18
Weighted average fair value of
  options granted during the year in
  EUR................................    14.75                       16.27
                                                     (IN USD)                    (IN USD)
Options outstanding, beginning of
  period.............................   24,500        40.61         16,700        29.57
Options granted......................   11,950        25.68          8,892        30.70
Options exercised....................
Options forfeited....................  (19,750)       40.90         (1,250)       42.28
Options outstanding, end of period...   16,700        29.57         24,342        29.33
Weighted average fair value of
  options granted during the year in
  USD................................    11.90                       13.48



     Variable option plans:



                                           DECEMBER 31, 2001           SEPTEMBER 29, 2002
                                       --------------------------   -------------------------
                                                 WEIGHTED AVERAGE            WEIGHTED AVERAGE
                                       SHARES     EXERCISE PRICE    SHARES    EXERCISE PRICE
                                       -------   ----------------   ------   ----------------
                                                     (IN EUR)                    (IN EUR)
Options outstanding, beginning of
  period.............................    3,200        43.18          9,325        33.77
Options granted......................    6,125        28.85
Options exercised....................
Options forfeited....................
Options outstanding, end of period...    9,325        33.77          9,325        33.77
Weighted average fair value of
  options granted during the year in
  EUR................................    14.75
                                                     (IN USD)                    (IN USD)
Options outstanding, beginning of
  period.............................   22,500        42.00         14,700        30.20
Options granted......................   11,950        25.68
Options exercised....................
Options forfeited....................  (19,750)       40.90         (1,250)       42.28
Options outstanding, end of period...   14,700        30.20         13,450        29.08
Weighted average fair value of
  options granted during the year in
  USD................................    11.90

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     The following table summarizes information about stock options outstanding at September 29, 2002:



     Fixed option plans:



                                      OPTIONS OUTSTANDING
                       --------------------------------------------------           OPTIONS EXERCISABLE
                                                             WEIGHTED       -----------------------------------
                           NUMBER                            AVERAGE            NUMBER
                       OUTSTANDING AT                       REMAINING       EXERCISABLE AT
                       SEPTEMBER 29,    EXERCISE PRICE   CONTRACTUAL LIFE   SEPTEMBER 29,    WEIGHTED PRICE PER
YEAR OF GRANT               2002          PER SHARE          (YEARS)             2002              SHARE
-------------          --------------   --------------   ----------------   --------------   ------------------
                                        (PRICE IN EUR)                                         (PRICE IN EUR)
2000.................       3,200        42.90 - 45.90         7.99                --               --
2001.................       6,125        24.35 - 29.14         8.57                --               --
2002.................       6,336                34.78         9.54                --               --
                                        (PRICE IN USD)                                        (PRICE IN USD)
1999.................       2,000                24.96         6.75             2,000             24.96
2000.................       3,000        36.65 - 43.05         7.71                --               --
2001.................      10,450                25.68         8.54                --               --
2002.................       8,892                30.70         9.54                --               --
TOTAL................      40,003                                               2,000



     Variable option plans:



                                      OPTIONS OUTSTANDING
                       --------------------------------------------------           OPTIONS EXERCISABLE
                                                             WEIGHTED       -----------------------------------
                           NUMBER                            AVERAGE            NUMBER
                       OUTSTANDING AT                       REMAINING       EXERCISABLE AT
                       SEPTEMBER 29,    EXERCISE PRICE   CONTRACTUAL LIFE   SEPTEMBER 29,    WEIGHTED PRICE PER
    YEAR OF GRANT           2002          PER SHARE          (YEARS)             2002              SHARE
    -------------      --------------   --------------   ----------------   --------------   ------------------
                                        (PRICE IN EUR)                                         (PRICE IN EUR)
2000.................       3,200        42.90 - 45.90         7.99                --               --
2001.................       6,125        24.35 - 29.14         8.57                --               --
                                        (PRICE IN USD)                                        (PRICE IN USD)
2000.................       3,000        36.65 - 43.05         7.71                --               --
2001.................      10,450                25.68         8.54                --               --
TOTAL................      22,775

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



13.  TRANSACTIONS WITH RELATED PARTIES



     PSP sells products to and purchases certain products and services from Philips in the normal course of business. Transactions between PSP and Philips are effected at prices that are intended to reflect the market value of the products and services involved. The following table summarizes transactions between PSP and Philips:



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
STATEMENT OF OPERATIONS:
Sales to Philips group......................................     2,890             389
Interest revenue............................................         2               6
Corporate overhead allocation...............................       308             178
Corporate Research..........................................     3,058           1,458



                                                              DECEMBER 31,   SEPTEMBER 29,
                                                                  2001           2002
                                                              ------------   -------------
                                                                 IN THOUSANDS OF EURO'S
BALANCE SHEET:
Income taxes receivable (included in Receivables from
  related parties)..........................................       105             270
Trade accounts receivable from Philips Group................       512             724
Trade accounts payable to Philips Group.....................     1,541           2,023
Deferred income taxes.......................................         8             (17)



     Interest revenue in these combined financial statements is calculated based on the average rate of interest for long-term debt paid by Philips and the average amount of net investment of the Philips Group invested in PSP during the reporting periods, taking into account the debt-to-equity ratio reported by Philips during the reporting periods.



     Income tax expense has been calculated on an as if separate tax return basis. Tax effects that may arise from PSP's divestment from the Philips Group have not been reflected in PSP's combined financial statements.



     Corporate overheads have been allocated to PSP from Philips at central, regional and local levels for amounts including, but not limited to, directors remuneration, marketing, management information systems, accounting and financial reporting, treasury, human resources, legal, tax and security, based on the net sales of PSP compared to the consolidated net sales of Philips. Management believes these allocations are reasonable. However, the costs of these services charged to PSP are not necessarily indicative of the costs that would have been incurred had PSP operated as an entity independent of Philips.



     Philips Corporate Research is contracted by PSP to perform certain research and development projects; the projects are determined on a yearly basis. The fee charged is reported under Research & Development expenses.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



14.  COMMITMENTS AND CONTINGENCIES



     PSP is potentially subject to lawsuits, claims and proceedings, which arise in the ordinary course of business. There are no such matters pending that PSP expects to be material in relation to its business, financial condition or results of operations.



  RENT AGREEMENTS



     PSP has entered into certain short-term contracts to rent office and warehouse facilities. The rent charged to income amounted to E1,112 thousand and E827 thousand for the year ended December 31, 2001 and the nine-month period ended September 29, 2002 respectively, of which E181 thousand and E201 thousand respectively relates to charges from Philips based on square meters occupied.



     The table below presents the amounts of rent payable under the present contracts for the upcoming periods.



                                                              RENT AMOUNT
                                                              -----------
                                                                  IN
                                                               THOUSANDS
                                                               OF EURO'S
Remainder of year 2002......................................      218
Year 2003...................................................      779
Year 2004...................................................      531
Year 2005...................................................      531
Year 2006...................................................      133
Year 2007 and later.........................................        0



15.  GEOGRAPHICAL INFORMATION



     PSP operates and derives its revenue from all major regions in the world. The geographical location of property, plant and equipment and the geographical origin of revenues are as follows:



                                                  AMERICAS   EUROPE   ASIA PACIFIC   TOTAL
                                                  --------   ------   ------------   ------
                                                           IN THOUSANDS OF EURO'S
December 31, 2001
Net sales.......................................   7,883     9,446       1,362       18,691
Property, plant and equipment, net..............     129       378          14          521
September 29, 2002
Net sales.......................................   7,194     5,400         343       12,937
Property, plant and equipment, net..............      60       322           6          388



16.  CONCENTRATION OF RISKS AND FINANCIAL INSTRUMENTS



  CONCENTRATION OF CREDIT RISK



     Credit risk represents the risk that a loss would be recognized at the reporting date if counter parties failed completely to perform as contracted. Financial instruments which potentially subject PSP to a concentration of credit risk consist principally of accounts receivable. Management believes it has adequately provided for the collection risk in PSP's trade accounts receivable by recording an allowance for doubtful accounts which reduces such amounts to their net realizable value.



     Due to the project nature of the speech processing business, PSP derives a substantial portion of its revenues from a limited number of customers. In the year 2001 and the nine-month period ended

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



September 29, 2002, two and three customers, respectively accounted for more than 10% of revenues each, and in the aggregate for 28% and 32% of revenues, respectively.



  FINANCIAL INSTRUMENTS



     PSP's earnings, cash flows, and financial position are exposed to foreign currency risk from foreign currency denominated receivables, payables, forecasted transactions, as well as net investments in certain foreign operations. These items are denominated in various foreign currencies, including mainly the U.S. Dollar.



     PSP periodically assesses its foreign currency exchange risk exposure. As USA customers are invoiced from Dallas, USA, in US Dollars and European customers are invoiced from Aachen, Germany, in Euro the currency risk exposure is very limited. Accordingly, PSP does not enter into any hedging activities or purchase derivative instruments.



     During 2001, PSP recorded a net foreign currency transaction profit of E23 thousand and during the nine-month period ended September 29, 2002, a loss was recorded of E9 thousand, which is included in cost of sales.



  FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES



     The carrying values of accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.



17.  SUBSEQUENT EVENTS



     On October 7, 2002, Royal Philips Electronics N.V. and ScanSoft, Inc. signed a purchase agreement for the sale of PSP's business, assets and liabilities. All employees of PSP are expected to be hired by ScanSoft. The legal closing is expected to take place in the first quarter of 2003.



     To provide for an orderly transfer and transition of PSP from Philips to ScanSoft, various agreements will be executed that cover a wide range of matters, including but not limited to:



     - the transfer by Philips to ScanSoft of the business, employees, assets and liabilities associated with PSP's business (Purchase Agreement, Local Asset Transfer Agreements);



     - the transfer or license by Philips to ScanSoft of certain intellectual property rights (Technology Transfer and License Agreement, Trademark Transfer and License Agreement);



     - the provision by Philips of certain corporate and local human resource management, finance and accounting, housing, information technology and other services to ScanSoft (Transition Services Agreement).



  STOCK INCENTIVE PLANS



     The Philips stock options granted to the PSP employees will not be converted into options for shares of ScanSoft. Upon closing, PSP employees with outstanding exercisable options will have a limited period of time to exercise these options and all unvested options will be cancelled. In addition, ScanSoft has assumed no obligation towards the beneficiaries or towards Philips with respect to these outstanding Philips' stock options.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



  PENSIONS AND OTHER POSTRETIREMENT BENEFITS



     In most countries PSP's employees have pension entitlements as part of their benefit packages, and as it is common practice that in offering transferring employees equivalent benefit packages, this equivalence also extends to pension rights. In fact there exists a compulsory European Directive obliging member states to implement legislation in each EC country to the effect that in case of transfer of a business, all pension entitlements will transfer with the transferred employees. In the Netherlands, this law has become effective on July 1, 2002.



     In some countries, the pension entitlements are part of a state scheme; in many countries, however, the entitlements are specifically related to Philips, and will require a per country approach on how to deal with pension rights going forward and the treatment of accrued rights in the past. There are legal requirements which will dictate a transfer of pension liabilities, but also if there is not a strict legal requirement, in many cases taking into account the justified interest of employees will be a precondition for a smooth transition process in terms of consultation with works council and unions.



     Pension entitlement for PSP's employees may be funded by way of a separate pension fund, with an insurance company or by way of a book reserve system.



     In case a book reserve system is used by Philips in a country, the pension liabilities will transfer to ScanSoft and Philips shall include a provision in the local balance sheet which is equal to the actuarial present value of pension rights accrued up to the effective date as calculated under the relevant local book reserve system concerned.



     In case of a dedicated Philips pension fund, transferred employees will either get a premium free policy or there will be a collective transfer of liabilities and assets under the terms and rules set by the pertaining pension fund.

                            FINANCIAL STATEMENTS OF
                THE SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS

                   OF LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ScanSoft, Inc.:

     We have audited the accompanying statement of assets and liabilities of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V. (the "Business" as defined in Note 1) as of September 30, 2001 and the related statement of revenue and direct operating expenses for the nine months ended September 30, 2001 (herein referred to as the "financial statements"). These financial statements are the responsibility of the management of ScanSoft, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the Business' results of operations and financial position.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities as of September 30, 2001 and the revenue and direct operating expenses (as described in Note 1 to the financial statements) for the nine months ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ PricewaterhouseCoopers LLP

September 6, 2002
Boston, Massachusetts

                  SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                               ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $767...................................................  $ 7,703
Inventory...................................................      138
Prepaid expenses and other current assets...................      126
Property and equipment, net.................................    4,160
Intangible assets, net of accumulated amortization of
  $1,734....................................................    8,448
                                                              -------
  Total assets..............................................  $20,575
                                                              =======

              LIABILITIES AND PARENT COMPANY INVESTMENT
Accounts payable............................................    4,694
Accrued liabilities.........................................    4,383
                                                              -------
  Total liabilities.........................................    9,077
Commitments and contingencies (Note 7)
Parent company investment...................................   11,498
                                                              -------
  Total liabilities and parent company investment...........  $20,575
                                                              =======

   The accompanying notes are an integral part of these financial statements.

                  SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

               STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)


Revenue.....................................................  $ 34,173
Direct operating expenses:
  Cost of revenue...........................................     4,439
  Cost of revenue from amortization of intangible assets....     1,734
  Research and development..................................    28,440
  Selling, general and administrative.......................    32,742
                                                              --------
     Total direct operating expenses........................    67,355
                                                              --------
Excess of direct operating expenses over revenue............  $(33,182)
                                                              ========


   The accompanying notes are an integral part of these financial statements.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION


     General. The accompanying financial statements have been prepared pursuant to the transaction described below and present the assets and liabilities and the revenue and direct operating expenses of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V. ("L&H"), hereinafter defined as the "Business" or "SLT." SLT was a provider of speech and language software, which included the RealSpeak text-to-speech technology, Dragon speech recognition software and other speech and voice-related technologies aimed at the telecommunications, automotive and mobile device markets. L&H did not maintain SLT as a separate business unit, but rather operated the Business within Lernout & Hauspie Speech Products N.V. and several of its subsidiaries, the most significant of which was L&H Holdings USA. In November 2000, Lernout & Hauspie Speech Products N.V. and L&H Holdings USA, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. L&H NV also filed a bankruptcy proceeding in Icper, Belgium. In order to facilitate the sale of its assets in connection with the bankruptcy proceedings, L&H segregated the SLT operations into eight speech and language technology asset groups.



     On December 7, 2001, ScanSoft, Inc. ("ScanSoft") entered into an Asset Purchase Agreement (the "Purchase Agreement") to acquire certain assets and intellectual property and assume certain liabilities of the Speech and Language Technologies operations of L&H. The acquisition was conducted in a closed auction proceeding and approved by the United States bankruptcy court on December 11, 2001. The acquisition was completed on December 12, 2001.


     Pursuant to the Purchase Agreement, ScanSoft acquired three of the eight asset groups of SLT: Dragon Naturally Speaking ("DNS"), Text to Speech ("TTS") and Automated Speech Recognition ("ASR"), which represented the majority of the revenue-generating assets of SLT. The net assets acquired by ScanSoft consisted of (1) patents, trademarks, trade names and products associated with the acquired speech and language technology assets of L&H; (2) customer contracts and relationships and certain obligations associated with such contracts; (3) rights to accounts receivable related to the customer contracts acquired; and
(4) certain inventory, fixed assets and other liabilities. ScanSoft also hired 223 employees of the research and development, sales and marketing and general and administrative organizations of SLT. ScanSoft paid total consideration of $41.3 million as follows: $10.0 million in cash, 7.4 million shares of ScanSoft common stock valued at $27.8 million (based on the average of the closing share price of the common stock 3 days before and after the proposed acquisition was announced) and a 9% promissory note in the principal amount of $3.5 million to be repaid in installments of $0.1 million of principal and interest quarterly commencing on March 15, 2002. All remaining principal and interest on the note is due and payable on December 15, 2004.

     On August 13, 2002, the U.S. Bankruptcy Court for the District of Delaware approved, without objection, ScanSoft's agreement with representatives of L&H Holdings USA and Lernout & Hauspie Speech Products N.V. to repurchase shares of ScanSoft common stock worth $7.0 million at a share price equal to the average of the closing price for the 20 trading days beginning August 14, 2002, but no less than $4.79 per share. In addition, ScanSoft agreed to issue up to 300,000 shares of common stock to the holders of approximately six million shares remaining in the event that Scansoft does not offer the remaining shares in a public offering by February 15, 2003, and 100,000 shares of common stock if ScanSoft has not registered the remaining shares by February 15, 2003.

     Basis of Presentation. As described above, L&H did not operate SLT as a separate business unit, therefore, complete financial statements historically were not prepared for SLT. The accompanying financial statements were derived from the historical accounting records of L&H in order to present the statement of assets and liabilities as of September 30, 2001, and the statement of revenue and direct operating expenses for the nine months ended September 30, 2001, in accordance with accounting

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

principles generally accepted in the United States of America. As noted above, the three asset groups acquired by ScanSoft represented the majority of the revenue-generating assets of SLT. Accordingly, the statement of assets and liabilities and the statement of revenue and direct operating expenses reflect all of the eight technology asset groups. All other assets, liabilities, revenues, and operating expenses of L&H were excluded from the financial statements, as they were not directly attributable to SLT.

     Direct operating expenses are comprised primarily of employee-related expenses, including employee salaries and benefits, and other direct costs related to the operations of the Business such as cost of revenue, advertising, depreciation and amortization. Direct operating expenses also include other operating expenses, including facilities and related costs, which were allocated to the Business based on the number of employees dedicated to the Business. Additionally, the Business relied on L&H for certain administrative, management and other support services, and the related expenses were also allocated to the Business based on the number of employees dedicated to the Business. Management believes the method used to allocate the direct operating expenses and other infrastructure and support costs is reasonable. L&H did not segregate indirect corporate expenses and interest income (expense); accordingly these items are not included in the financial statements of the Business. The statement of assets and liabilities includes liabilities which existed at the time of bankruptcy filing. No adjustment to reflect the ultimate settlement of these liabilities subsequent to September 30, 2001 has been reflected in these financial statements. The financial statements are therefore stated at historical cost.

     The financial statements were prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations and are not intended to be a complete presentation of the Business' financial position, results of operations and cash flows. The historical net assets and historical revenue and direct operating expenses of the Business could differ from those that would have resulted had the Business operated autonomously or as an entity independent of L&H. Furthermore, the financial statements reflect all of the operations of the Business; however, as described above, ScanSoft did not acquire all of the net assets of SLT, did not retain a significant number of personnel directly related to historical operations of the Business, and did not continue to operate the facilities previously used by the Business. Consequently, the historical operating results may not be indicative of the results of operations of the Business in the future.

     As described above, L&H did not maintain SLT as a separate business unit. More specifically, SLT was defined by L&H during 2001 in connection with bankruptcy proceedings. Since L&H did not have a policy of allocating certain assets and liabilities and income and expense balances to the Business, such amounts, as described above, have not been included in the financial statements. Consequently, a full balance sheet, statement of operations and stockholders' equity are impractical to prepare. Furthermore, a statement of cash flows is not presented because the Business did not maintain a cash balance and was dependent upon L&H for financing the cash flows of the operations.

     In accordance with Rule 3-06 of Regulation S-X, the statement of revenue and direct operating expenses is presented for the nine months ended September 30, 2001 in satisfaction of the requirement for one year of audited financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue was derived primarily from the sale of software products to end-users through distribution partners and value added resellers (VARs), royalty revenues from OEM partners, and license fees from direct sales of products to end-users.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     SLT applied the provisions of Statement of Position 97-2 "Software Revenue Recognition," as amended by Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" to all transactions involving the sale of software products. In addition, SLT applied the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

     SLT sold software products to distributors and resellers who in turn sold the products to retailers and VARs. Title and risk-of-loss passed to the distributor upon shipment, at which time payment was generally due. Revenue from sales of products to distributors and resellers was recognized (i) upon shipment by the distributor or reseller to the VAR or (ii) upon shipment by the retailer to end-users of the products. Agreements with distributors and resellers provided for rights of return which, in the case of VARs, generally lapsed upon shipment to the VARs, and, in the case of sales to retailers, upon shipment to end-users. Provisions for product returns were recorded as a reduction of revenue.

     From late 2000 to mid-2001, SLT changed the distribution channel of its retail products from traditional distributors and resellers to republishers. Republishers had sole responsibility for the marketing, manufacturing and distribution of SLT's products to retailers. Under the republishing arrangements, SLT earned a royalty based on the sale price of its products by republishers to retailers, as reported by republishers. Republishing arrangements generated proportionately lower revenue than did traditional distribution channels since the seller received a royalty in lieu of the full sales price. Similarly, the direct costs, primarily manufacturing and marketing, were proportionately lower under republisher agreements than under agreements with traditional distributors and resellers.


     SLT entered into royalty-bearing agreements with original equipment manufacturers (OEMs) and recognized revenue for royalty fees based on actual royalties earned and reported.


     Revenue from the direct sales of licenses of SLT's software products to end-users was recognized upon delivery, provided that no significant obligations remained, evidence of the arrangement existed, the fees were fixed or determinable, and collectibility was reasonably assured.

     For arrangements with multiple elements (e.g., undelivered maintenance and support bundled with perpetual licenses), SLT allocated revenue to the delivered elements of the arrangement using the residual value method, deferring revenue for undelivered elements based on evidence of the fair value of those undelivered elements, which was specific to SLT. The vendor specific objective evidence of fair values for the ongoing maintenance and support obligations was based upon substantive renewal rates stated in the contractual arrangements. Maintenance and support revenue, which was not significant to the results of operations, was recognized ratably over the service period.

     SLT also entered into fixed-fee contracts for software and related services, which included significant customization or modification of the software. As a result, SLT recognized revenue on the percentage-of-completion basis of accounting. Under the percentage-of-completion basis of accounting, revenue was recognized as the work progressed in amounts estimated to equal the actual progress on the contract. In applying this method, SLT measured each project's percentage-of-completion by the ratio of labor hours incurred to date to the estimated total labor hours for the project. Losses on contracts were recorded in the period they are determined, and the related obligations to perform the remaining services were included in accrued liabilities. For contracts in which SLT was unable to reasonably estimate the cost to complete the contract, SLT recognized revenue upon completion of the contract.

INVENTORY

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market value. At September 30, 2001, inventory consisted primarily of finished goods.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major improvements are capitalized, while expenditures for maintenance, repairs, and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in results of operations. Depreciation was computed using the straight-line method over the estimated useful lives of the assets for computer equipment, software, furniture, fixtures and office equipment. Leasehold improvements are depreciated over the term of the lease.

INTANGIBLE ASSETS


     Intangible assets represent the original fair value of intangible assets resulting from prior business or asset acquisitions, adjusted for impairment charges to reduce the carrying value to its fair value at the time of the impairment charge. Intangible assets were amortized using the straight-line method over their estimated useful lives of 5 years. Amortization expense amounted to $1.7 million for the nine months ended September 30, 2001. This amount is included in cost of revenue.


IMPAIRMENT OF LONG-LIVED ASSETS

     The recoverability of long-lived assets is evaluated upon indication of possible impairment by measuring the carrying value of the assets against the related undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value by recording an impairment charge based on the excess of the carrying value of the assets over the discounted estimated cash flows.

RESEARCH AND DEVELOPMENT

     Research and development costs were expensed as incurred.

FOREIGN CURRENCY TRANSLATION

     The functional currencies for the Business were the U.S. Dollar and the Euro as determined by the location of the operation. The financial information recorded in the Euro was translated to U.S. dollars using the average exchange rate for the nine months ended September 30, 2001. Translation gains and losses were recorded as non-operating expense and therefore are not included in the statement of revenues and direct operating expenses.

INCOME TAXES

     No provision for income taxes was provided in the accompanying statement of revenue and direct operating expenses because, on a separate return basis, the business would have generated a taxable loss. No tax benefit resulting from such taxable loss was recorded due to the uncertainty of realizing such tax benefit.

     There are no net deferred tax assets reflected in the accompanying statement of assets and liabilities because, on a separate return basis, a full valuation allowance would have been recorded due to the uncertainty of realization of the net assets.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CONCENTRATION OF CREDIT RISK

     SLT sold its software products and services to channel partners or customers located mainly in North America, Europe, and Asia-Pacific. SLT did not require collateral from its customers. For the nine months ended September 30, 2001, no customer accounted for more than 10% of revenue. At September 30, 2001, two customers accounted for 21% and 17% of net accounts receivable, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at September 30, 2001 (in thousands):

                                                              USEFUL LIVES
                                                                IN YEARS
                                                              ------------
Computer equipment and software.............................     3           $ 19,108
Furniture, fixtures and office equipment....................    5-7             5,633
Leasehold improvements......................................     6              2,724
                                                                             --------
                                                                               27,465
Accumulated depreciation....................................                  (23,305)
                                                                             --------
                                                                             $  4,160
                                                                             ========

     Depreciation expense associated with property and equipment was $5.1 million for the nine months ended September 30, 2001.

4.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable at September 30, 2001 include $3.7 million of liabilities that existed prior to the bankruptcy filings during 2000.

     Accrued liabilities were comprised of the following at September 30, 2001 (in thousands):

Accrued employee compensation and benefits..................  $2,546
Obligations to perform services under customer development
  contracts.................................................   1,283
Accrued expenses............................................     554
                                                              ------
     Total accrued liabilities..............................  $4,383
                                                              ======

5.  INTERCOMPANY COST ALLOCATIONS AND PARENT COMPANY INVESTMENT

     Certain costs are allocated to the Business by the Parent, primarily related to certain facilities, infrastructure and support services. The estimated costs of such services have been allocated to the financial statements of the Business based on employee headcount of the Business proportionate to the headcount of the Parent. Management believes these allocations are reasonable. See Note 1.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Business obtained financing for its day-to-day operations from L&H (the "Parent"). Parent company investment represents these investments made by the Parent. Interest expense associated with the Parent's general corporate debt has not been included in the financial statements because amounts were neither charged nor allocated to the Business.

6.  EMPLOYEE BENEFIT PLANS

     Employee benefit costs included in direct operating expenses comprise the cost of medical, dental, life insurance and other benefit costs. For U.S. employees, employee benefit costs included employer contributions to a retirement savings plan under Section 401(k) of the Internal Revenue Service, which covered substantially all U.S. employees who met minimum age and service requirements. Employer contributions represented a match of 50% of contributions made by employees through payroll deductions in amounts allowed up to 3% of an employee's salary. The employer contribution was capped at 50% of the statutory maximums. The 401(k) employer contribution associated with the SLT employees for the nine months ended September 30, 2001 was approximately $150,000.

7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Operating leases for facilities were entered into by L&H. The Business' operations were conducted from several of these facilities which also supported other operations of L&H. Rent expense allocated to the Business was approximately $3.0 million for the nine months ended September 30, 2001.

COMMITMENTS AND CONTINGENCIES

     L&H entered into arrangements with third-parties under which L&H granted rights to the manufacturing, marketing and distribution of certain products of the Business. Under certain of these agreements, L&H granted rights to future products. As a result of the bankruptcy proceedings, and more specifically the transfer to ScanSoft of the rights to the same products and technologies, certain of these third parties claimed that L&H breached their respective contracts. Subsequent to the acquisition of the Business by ScanSoft, L&H, ScanSoft and certain of these third parties entered into settlement agreements which required payments by each of the parties. The total amount due to the third parties amounted to approximately $2.2 million, of which L&H was obligated for approximately $0.7 million. No amounts have been recorded in the historical financial statements of the Business at September 30, 2001 because the financial obligation arose in connection with the acquisition by ScanSoft on December 12, 2001.

     L&H established a Key Employee Retention Plan ("KERP") in order to retain certain employees during 2001. Under the KERP, L&H was obligated to make payments to employees, including SLT employees, only upon termination of employment due to the acquisition by a third party of the assets of L&H. The maximum KERP obligation related to SLT employees totaled $3.0 million at September 30, 2001.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  SEGMENT INFORMATION

     SLT operated in one segment. The revenue and related cost of revenue SLT attributed to geographic areas (based on the location in which the sale was invoiced) was as follows for the nine months ended September 30, 2001 (in thousands):


                                                            NORTH
                                                           AMERICA   EUROPE    TOTAL
                                                           -------   ------   -------
Revenue..................................................  $25,105   $9,068   $34,173
Cost of revenue..........................................    3,315    1,124     4,439
Cost of revenue from amortization of intangible assets...       --    1,734     1,734
Property and equipment, net..............................    3,135    1,025     4,160


9.  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations and No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, including how goodwill and other intangible assets should be accounted for after they have been initially recognized. In addition, SFAS 142 includes provisions for the reclassification of certain existing recognized intangible assets, such as acquired workforce, into goodwill. SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment; intangible assets with finite useful lives will continue to be amortized over their useful lives. SFAS 142 also provides specific guidance for testing goodwill for impairment. The statement is effective for acquisitions that are completed after June 30, 2002 and for existing acquisitions on January 1, 2002. The statement would not have had a significant impact on the Business' financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and provides a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The statement would not have had a significant impact on the Business' financial position or results of operations.


     In November 2001, the Emerging Issues Task Force ("EITF"), a committee of the FASB, reached a consensus on EITF Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)("EITF 01-9"). EITF 01-9 presumes that consideration from a vendor to a customer or reseller of the vendor's products is a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established, in which case such amounts may be recorded as operating expenses. EITF 01-9 would not have had a significant impact on the Business' results of operations.


     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The statement would not have had a significant impact on the Business' financial position or results of operations.

                                 SCANSOFT, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 SCANSOFT, INC.



               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



     On October 7, 2002, ScanSoft, Inc. ("ScanSoft") entered into a definitive agreement with Royal Philips Electronics ("Philips") to acquire the Philips Speech Processing Telephony and Voice Control business units ("PSP") and related intellectual property. Under the agreement, ScanSoft will pay $3.0 million in cash, issue a $4.9 million note due December 31, 2003 and bearing 5.0% interest per annum and issue a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. The transaction is expected to close in early 2003.



     On December 12, 2001, ScanSoft acquired substantially all of the speech and language technologies operations ("SLT") of Lernout & Hauspie Speech Products N.V. and certain of its affiliates ("L&H"). Consideration for the transaction comprised $10 million in cash, a $3.5 million note due December 15, 2004 and 7.4 million shares of our common stock having a value of $27.8 million. The operations acquired include text-to-speech, speech recognition and dictation, and voice control technologies.



     The unaudited pro forma financial information as of and for the nine months ended September 30, 2002 gives effect to the acquisition of PSP as if ScanSoft and PSP had been combined as of January 1, 2002 for statement of operations purposes and as of September 30, 2002 for balance sheet purposes. The SLT acquisition was consummated on December 12, 2001. Therefore, the balance sheet impact of the acquisition is reflected in the historical balance sheet of ScanSoft as of September 30, 2002.



     The unaudited pro forma combined statement of operations for the year ended December 31, 2001 gives effect to the acquisition by ScanSoft of SLT and the proposed acquisition of PSP as if the acquisitions had occurred on January 1, 2001, combining the statement of operations of ScanSoft and the statement of operations of PSP for the year ended December 31, 2001 and the statement of revenues and direct operating expenses of SLT for the nine months ended September 30, 2001 in satisfaction of one year of financial information in accordance with Rule 3-06 of Regulation S-X.



     The unaudited pro forma adjustments related to the acquisition of PSP are based on estimates and assumptions that are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the acquisition of PSP are derived from the estimates of the price to be paid for the acquisition and the estimated fair values of the assets acquired and liabilities assumed. The final determination of purchase price, fair value of the net assets acquired and resulting goodwill may differ significantly from that reflected in the pro forma statement of operations and balance sheet. No significant transactions occurred between ScanSoft and PSP or SLT and PSP for the year ended December 31, 2001 or for the nine months ended September 30, 2002 and no amounts were due to or from ScanSoft or PSP as of September 30, 2002.



     The historical PSP financial information has been derived from the audited financial statements of PSP included in this Registration Statement and have been translated from euros to US dollars using the exchange rates in effect at the end of the period for the balance sheet and using average exchange rates for the respective periods for the statements of operations.



     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated as of January 1, 2001 or January 1, 2002, as applicable, for the statements of operations or September 30, 2002, for the balance sheet, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements of ScanSoft, PSP, and SLT and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ScanSoft included elsewhere in this Registration Statement.

                                 SCANSOFT, INC.



                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                               SEPTEMBER 30, 2002



                                                                        PRO FORMA         PRO FORMA
                                                 SCANSOFT      PSP     ADJUSTMENTS         COMBINED
                                                ----------   -------   ------------       ----------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                               ASSETS
Current assets:
  Cash and cash equivalents...................  $  14,382    $   12      $(2,012)(1)      $  12,382
  Accounts receivable, net....................     15,868     4,462                          20,330
  Receivables from related parties............      1,238       705         (705)(2)          1,238
  Inventory...................................      1,562       753                           2,315
  Prepaid expenses and other current assets...      2,853       602                           3,455
                                                ---------    ------      -------          ---------
     Total current assets.....................     35,903     6,534       (2,717)            39,720
Goodwill......................................     63,308                 27,560(1)          90,868
Other intangible assets, net..................     36,035       132        7,728(1)(2)       43,895
Property and equipment, net...................      2,933       378                           3,311
Other assets..................................      1,091                                     1,091
                                                ---------    ------      -------          ---------
Total Assets..................................  $ 139,270    $7,044      $32,571          $ 178,885
                                                =========    ======      =======          =========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................      5,541       655                           6,196
  Accrued expenses............................     11,695                  2,000(1)          13,695
  Deferred revenue............................        955     1,112                           2,067
  Note payable................................        227                                       227
  Payables to related parties.................         --     1,971       (1,971)(1)(2)          --
  Other current liabilities...................      1,720     2,305          814(1)(2)        4,839
                                                ---------    ------      -------          ---------
     Total current liabilities................     20,138     6,043          843             27,024
Deferred revenue..............................        278                                       278
Convertible debt..............................         --                 27,500(1)          27,500
Long-term note payable, net of current
  portion.....................................      3,101                  4,900(1)           8,001
Other liabilities.............................        819       329                           1,148
                                                ---------    ------      -------          ---------
     Total liabilities........................     24,336     6,372       33,243             63,951
                                                ---------    ------      -------          ---------
Stockholders' equity:
  Preferred stock, $0.001 par value;
     40,000,000 shares authorized; 3,562,238
     shares issued and outstanding
     (liquidation preference $4,631)..........      4,631                                     4,631
  Common stock, $0.001 par value; 140,000,000
     shares authorized; 65,334,366 shares
     issued and 63,216,988 shares outstanding,
     respectively.............................         65                                        65
  Additional paid-in capital..................    269,822                                   269,822
  Treasury stock, at cost; 2,117,378 shares...     (8,031)                                   (8,031)
  Deferred compensation.......................       (199)                                     (199)
  Accumulated other comprehensive income......         12                                        12
  Net Investment of the Philips Group.........         --       672         (672)(2)             --
  Accumulated deficit.........................   (151,366)                                 (151,366)
                                                ---------    ------      -------          ---------
     Total stockholders' equity...............    114,934       672         (672)           114,934
                                                ---------    ------      -------          ---------
Total Liabilities and Stockholders' Equity....  $ 139,270    $7,044      $32,571          $ 178,885
                                                =========    ======      =======          =========



  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                                            PRO FORMA       PRO FORMA
                                                           ADJUSTMENTS     ADJUSTMENTS       PRO FORMA
                          SCANSOFT     SLT        PSP          SLT             PSP           COMBINED
                          --------   --------   --------   -----------     -----------       ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue, third
  parties...............  $ 56,647   $ 34,173   $ 14,165     $(3,329)(12)    $    --         $101,656
Revenue, related
  party.................     7,208         --      2,591          --              --            9,799
                          --------   --------   --------     -------         -------         --------
  Total revenue.........    63,855     34,173     16,756      (3,329)             --          111,455
                          --------   --------   --------     -------         -------         --------
Costs and expenses:
  Cost of revenue.......    12,849      4,439      2,948                          --           20,236
  Cost of revenue from
     amortization of
     intangible
     assets.............    14,192      1,734         --         100(7)          589(3)(4)     16,615
  Research and
     development........    13,968     28,440     12,114                          --           54,522
  Selling general and
     administrative.....    26,449     32,742     16,982                                       76,173
  Amortization of
     goodwill and other
     intangible
     assets.............    13,328         --         --                         889(3)        14,217
                          --------   --------   --------     -------         -------         --------
Total costs and
  expenses..............    80,786     67,355     32,044         100           1,478          181,763
                          --------   --------   --------     -------         -------         --------
Loss from operations....   (16,931)   (33,182)   (15,288)     (3,429)         (1,478)         (70,308)
Other (expense) income,
  net...................      (263)        --          2        (315)(9)        (226)(5)(6)      (802)
                          --------   --------   --------     -------         -------         --------
Loss before income
  taxes.................   (17,194)   (33,182)   (15,286)     (3,744)         (1,704)         (71,110)
Provision for (benefit
  from) income taxes....      (317)        --     (1,223)         --           1,223(8)          (317)
                          --------   --------   --------     -------         -------         --------
Net loss................  $(16,877)  $(33,182)  $(14,063)    $(3,744)        $(2,927)        $(70,793)
                          ========   ========   ========     =======         =======         ========
Pro forma net loss per
  common share(10):
Basic and diluted.......  $  (0.34)                                                          $  (1.25)
                          ========                                                           ========
Weighted average common
  shares used in pro
  forma net loss per
  share calculation(10):
Basic and diluted.......    49,693                             6,989(11)                       56,682



  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002



                                                                        PRO FORMA        PRO FORMA
                                                  SCANSOFT     PSP     ADJUSTMENTS       COMBINED
                                                  --------   -------   -----------       ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue, third parties..........................  $74,598    $11,633     $    --          $86,231
Revenue, related party..........................    3,586        361          --            3,947
                                                  -------    -------     -------          -------
  Total revenue.................................   78,184     11,994          --           90,178
                                                  -------    -------     -------          -------
Costs and expenses:
  Cost of revenue...............................   12,937      1,605          --           14,542
  Cost of revenue from amortization of
     intangible assets..........................    7,494         --         442(3)(4)      7,936
  Research and development......................   21,310      7,300          --           28,610
  Selling general and administrative............   32,051     10,676                       42,727
  Amortization of goodwill and other intangible
     assets.....................................    1,446         --         667(3)         2,113
  Restructuring and other charges...............    1,041                                   1,041
                                                  -------    -------     -------          -------
Total costs and expenses........................   76,279     19,581       1,109           96,969
                                                  -------    -------     -------          -------
Income (loss) from operations...................    1,905     (7,587)     (1,109)          (6,791)
Other (expense) income, net.....................     (178)         6        (180)(5)(6)      (352)
                                                  -------    -------     -------          -------
Income (loss) before income taxes...............    1,727     (7,581)     (1,289)          (7,143)
Provision for (benefit from) income taxes.......     (166)      (227)        227(8)          (166)
                                                  -------    -------     -------          -------
Net income (loss)...............................  $ 1,893    $(7,354)    $(1,516)         $(6,977)
                                                  =======    =======     =======          =======
Pro forma net loss per common share(10):
  Basic.........................................  $  0.03                                 $ (0.11)
                                                  =======                                 =======
  Diluted.......................................  $  0.03                                 $ (0.11)
                                                  =======                                 =======
Shares used in pro forma net loss per share
  calculation(10):
  Basic.........................................   67,116                                  63,554
  Diluted.......................................   72,451                                  63,554



  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.



                     NOTES TO UNAUDITED PRO FORMA COMBINED


                              FINANCIAL STATEMENTS



1.  ACQUISITIONS



     On October 7, 2002, ScanSoft, Inc. ("ScanSoft") entered into a definitive agreement with Royal Philips Electronics ("Philips") to acquire the Philips Speech Processing Telephony and Voice Control business units ("PSP") and related intellectual property. Under the agreement, we will pay $3.0 million in cash, issue a $4.9 million note due December 31, 2003 and bearing 5.0% interest per annum and issue a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. The transaction is expected to close in early 2003.



     On December 7, 2001, ScanSoft entered into an Asset Purchase Agreement (the "Purchase Agreement") to acquire certain assets and intellectual property and assume certain liabilities of L&H. The assets were purchased and liabilities assumed in a closed auction proceeding. The transaction was approved by United States bankruptcy court on December 11, 2001. The transaction was completed on December 12, 2001, and ScanSoft's results of operations include the activities related to the acquisition since that date.



     Pursuant to the Purchase Agreement, ScanSoft acquired patents, trademarks, trade names, products and customer contracts associated with certain of the speech and language technology assets of L&H. In addition, ScanSoft obtained rights to accounts receivable related to the customer contracts acquired and certain fixed assets. ScanSoft also hired 223 of the approximately 500 remaining employees from L&H. Scansoft did not acquire any significant property and equipment or assume any leases for property and equipment or facilities. ScanSoft paid $41.3 million in total consideration to the creditors as follows:
$10.0 million in cash. 7.4 million shares of ScanSoft's common stock valued at $27.8 million (based on the average of the closing share price of our stock 3 days before and after the proposed acquisition was announced), and a 9% promissory note in the principal amount of $3.5 million, to be repaid quarterly in installments of $0.1 million of principal and interest commencing on March 15, 2002, for a total of eleven payments. All remaining principal and interest on the note is due and payable on December 15, 2004. ScanSoft incurred approximately $1.0 million of costs related to the acquisition.



     On August 13, 2002, the U.S. Bankruptcy Court for the District of Delaware approved, without objection, ScanSoft's agreement with representatives of L&H Holdings USA. and Lernout & Hauspie Speech Products N.V. to repurchase shares of ScanSoft common stock worth $7.0 million at a share price equal to the average of the closing price for the 20 trading days beginning August 14, 2002, but no less than $4.79 per share. In addition, ScanSoft agreed to issue 150,000 shares of common stock to the holders of approximately six million shares remaining in the event ScanSoft does not offer the remaining shares in a public offering by December 15, 2002. ScanSoft further agreed to issue an additional 150,000 shares of common stock to the holders of approximately six million shares remaining in the event ScanSoft does not offer the remaining shares in a public offering by February 15, 2003, and 100,000 shares of common stock if ScanSoft has not registered the remaining shares by February 15, 2003. Additionally, if the consummation of this offering does not occur by January 1, 2003, the outstanding principal and interest under the $3.5 million promissory note that ScanSoft issued in connection with the acquisition of the L&H operations would become immediately due and payable.



2. PRO FORMA ADJUSTMENTS



     Pro forma adjustments reflect only those adjustments which are factually determinable and, with respect to the PSP acquisition, do not include the impact of contingencies which will not be known until

                                 SCANSOFT, INC.



                     NOTES TO UNAUDITED PRO FORMA COMBINED


                      FINANCIAL STATEMENTS -- (CONTINUED)



the later of the closing of the transaction or the resolution of the contingency. Pro forma adjustments include the following:



          (1) Adjustments to record the purchase accounting for the assets to be acquired and the liabilities to be assumed of PSP, subject to adjustment pending the completion of a post-closing review of the purchased net assets and resolution of certain contingencies. The pro forma information assumes that ScanSoft will pay $3.0 million in cash, issue a $4.9 million note due December 31, 2003 and bearing 5.0% interest per annum and issue a $27.5 million three-year, zero-interest debenture, convertible at any time into shares of our common stock at $6.00 per share. ScanSoft also has accounted for $2.0 million for anticipated transaction fees, which include legal, accounting, due diligence, tax structuring and filing fees. The fair value of convertible debenture was preliminarily determined to be $27.5 million based on the present value of the expected cash outflows using ScanSoft's incremental borrowing rate and the results of a Black-Scholes option pricing calculation for the value of the conversion feature, using a fair value of ScanSoft common stock of $3.50 per share, the closing price of ScanSoft's common stock just prior to the parties entering into the acquisition agreement. The final fair value of the convertible debt will be determined at the closing date of the transaction using the price of ScanSoft's common stock at that time.



          The convertible debenture has a fixed conversion rate of $6.00 per share. If Scansoft's common stock as of the closing date has a value that exceeds the fixed $6.00 conversion ratio, a beneficial conversion feature will be deemed to exist. For each $1.00 that the price of the common stock exceeds $6.00, ScanSoft will incur a beneficial conversion feature of $4.6 million which would be amortized to interest expense over the term of the debt using the effective interest method.



          Under the terms of the purchase agreement, the purchase price is subject to adjustment based on a comparison of net assets at the closing date to the net assets of PSP set forth in the agreement. Also, as a result of the legal requirements related to labor matters in certain countries in which PSP operates, primarily Germany, severance costs associated with the restructuring actions described below are anticipated. ScanSoft will assume the legal obligations of Philips with respect to severance benefits of the PSP employees. Philips will reimburse ScanSoft for the costs associated with restructuring actions related to German employees up to 5.0 million euro through December 31, 2003. At the closing date, or as soon as practicable thereafter, ScanSoft will record a liability for restructuring costs and a related receivable for amounts to be reimbursed by Philips. To the extent that the total costs exceed 5.0 million euro as of or at any time prior to December 31, 2003, Philips will reimburse ScanSoft for one-third of the excess costs and ScanSoft will be responsible for the remaining two-thirds of any excess costs. The adjustment for any excess costs will be recorded as additional purchase consideration and recorded as goodwill.



          The acquisition of PSP by ScanSoft will give rise to the elimination of certain PSP personnel and excess facilities. ScanSoft anticipates headcount reductions across all functional areas of the combined company. The total costs associated with the anticipated restructuring actions will be dependent upon the outcome of required negotiations with local labor councils, primarily in Germany. ScanSoft anticipates that the negotiations with the local labor councils will be completed within one quarter of the transaction's closing. ScanSoft has not recorded pro forma balance sheet adjustments related to the anticipated restructuring actions in accordance with Emerging Issue Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" because the amount of any payments to be incurred by ScanSoft cannot be factually determined prior to the closing.



          ScanSoft believes these planned restructuring actions are an integral component of the acquisition plan to enable the benefits of the combined companies to be optimized and the benefits of the

                                 SCANSOFT, INC.



                     NOTES TO UNAUDITED PRO FORMA COMBINED


                      FINANCIAL STATEMENTS -- (CONTINUED)



     acquisition to be realized. ScanSoft expects to complete these restructuring efforts within one year of the closing.



          A summary of the preliminary purchase price allocation is as follows (in thousands):



  Estimated consideration:
     Cash...................................................   $ 3,000
     Note payable...........................................     4,900
     Convertible debenture..................................    27,500
     Transaction costs......................................     2,000
                                                               -------
       Total estimated purchase consideration...............   $37,400
                                                               =======
  Preliminary allocation of the purchase consideration:
     Net tangible assets acquired...........................   $ 1,980
     Identifiable intangible assets.........................     7,860
     Goodwill...............................................    27,560
                                                               -------
                                                               $37,400
                                                               =======



          ScanSoft believes that the $7.9 million of identifiable intangible assets will be allocated to patents and core technology and completed technology in the amount of $6.1 million and the remaining $1.8 million to customer relationships and other contractual agreements. The $3.0 million in cash is payable as follows: $2 million upon closing of the acquisition and $1.0 million no later than December 31, 2003.



          (2) Adjustments to eliminate historical assets and liabilities of PSP that will not be acquired or assumed by ScanSoft including the $12,000 of cash, $0.7 million of amounts due from Philips, $0.1 million of purchased software, $2.0 million of payables to Philips, $0.2 million of other liabilities and $0.7 million of net investment of the Philips Group which will not be acquired or assumed by ScanSoft.



          (3) Adjustment to record amortization expense for the identifiable intangible assets. Finalization of the allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed is preliminary pending completion of the transaction and collection of data to evaluate estimates of future revenues and earnings to determine a discounted cash flow valuation of certain intangibles that meet the separate recognition criteria of SFAS No. 141. ScanSoft expects this process and subsequent allocation of purchase price to be complete within 90 days of the closing of the transaction.



          ScanSoft's preliminary assessment is that the weighted average useful life of the patents and core technology and completed technology will be approximately 10 years and other acquired identifiable intangible assets will be approximately 2 years. The pro forma adjustments for amortization are based on the weighted average useful life using the straight-line method. A change in the allocation between patents and core technology and completed technology and goodwill of $1,000,000 would result in a change in pro forma annual amortization expense of approximately $0.1 million. A change in the allocation between the other acquired identifiable intangible assets and goodwill of $1,000,000 would result in a change in pro forma annual amortization of expense of approximately $0.5 million. An increase in the weighted average useful life of the patents and core technology and completed from ten years to eleven years would result in a decrease in the pro forma amortization expense of less of than $0.1 million for both the year ended December 31, 2001 and the nine months ended

                                 SCANSOFT, INC.



                     NOTES TO UNAUDITED PRO FORMA COMBINED


                      FINANCIAL STATEMENTS -- (CONTINUED)



     September 30, 2002. A decrease in the weighted average useful life of the patents, core technology and completed from ten years to nine years would result in an immaterial decrease in the pro forma amortization expense of less of than $0.1 million for both the year ended December 31, 2001 and the nine months ended September 30, 2002. An increase in the weighted average useful life of the other acquired identifiable intangible assets from two years to three years would result in a change in pro forma annual amortization expense of approximately $0.3 million and $0.2 million for the year ended December 31, 2001 and the nine months ended September 30, 2002.



          (4) Adjustment to eliminate amortization expense related to intangible assets of PSP existing prior to the proposed acquisition which will not be acquired by ScanSoft. Amortization expense of $41,000 and $25,000 was eliminated for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.



          (5) Adjustment to record interest expense on the $4.9 million promissory note to be issued as partial purchase consideration for the acquisition, bearing interest at five percent per year, as if the consideration was issued on January 1, 2001. Interest expense for the year ended December 31, 2001 and for the nine months ended September 30, 2002 would have been $224,000 and $174,000, respectively.



          (6) Adjustment to eliminate interest recorded on intercompany balances between PSP and Philips. Interest income adjusted totaled $2 thousand and $6 thousand for the year ended December 31, 2001 and for the nine months ended September 30, 2002, respectively.



          (7) Adjustment to eliminate amortization expense included in the historical financial statements of SLT of $1.7 million and to record the amortization of the fair value of other intangible assets recorded in the acquisition as if the acquisition had occurred on January 1, 2001. Intangible assets recorded in connection with the SLT acquisition included $17.9 million of patents and core technology, $3.1 million of trademarks and tradenames and $21.4 million of goodwill. In accordance with SFAS No. 142, no goodwill amortization is reflected for ScanSoft's goodwill resulting from the acquisition of SLT. Other intangible assets are amortized using the straight-line method over their estimated useful lives of ten years for patents and core technology and twelve years for trademarks and tradenames.



          (8) Adjustment to eliminate income tax benefits recorded by PSP in its historical statements of operations which would not have been realized by ScanSoft had the acquisition occurred on January 1, 2001.



          (9) Adjustment to record additional interest expense related to the note payable issued in partial consideration for the SLT acquisition as if the acquisition had occurred on January 1, 2001. The interest rate on the note is 9%. The outstanding principal balance is assumed to be the original principal balance of $3.5 million based on the payment schedule included in the note agreement. The accompanying unaudited pro forma combined statement of operations does not assume any permitted prepayments of principal.



          (10) The pro forma net loss per share and the shares used in pro forma net loss per share do not include the effects of the assumed conversion to common stock of the convertible debenture to be issued to Philips as partial purchase consideration for the PSP acquisition because the impact would be antidilutive. The total shares of common stock to be issued upon conversion of the debenture would be 4,583,333.



          (11) Adjustment to reflect the 7.4 million shares of common stock issued to L&H in connection with the SLT acquisition as if the acquisition had occurred on January 1, 2001.



          (12) Adjustment to eliminate historical SLT revenues associated with the five asset group ScanSoft did not acquire. No pro forma adjustments have been made to the operating expenses of SLT because it is impracticable to determine the amounts with individual asset groups of SLT.

                                PROSPECTUS LOGO

                                [ScanSoft Logo]

                                7,034,406 Shares

                                  Common Stock

Thomas Weisel Partners LLC
                                  Adams, Harkness & Hill, Inc.

                                                           Investec Inc.


--------------------------------------------------------------------------------

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the filing of this Registration Statement. All amounts, other than the SEC registration fee, are estimates and are subject to future contingencies.


SEC registration fee........................................  $3,593
Blue Sky fees and expenses..................................       *
Printing and filing costs...................................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Transfer Agent and Registrar Fees...........................       *
Miscellaneous expenses......................................       *
                                                              ------
          Total.............................................  $    *
                                                              ======


---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation eliminates the liability of our directors to us for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to us or our stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether we would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. We currently have secured such insurance on behalf of our officers and directors.

     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. Subject to certain conditions, these agreements, among other things, indemnify our directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ScanSoft, arising out of such person's services as a director or officer of our company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

     (a) On March 2, 1999, in connection with the acquisition of ScanSoft (then a wholly owned subsidiary of Xerox Imaging Systems) by Visioneer, Inc., Xerox Corporation was issued 11,853,602 shares of our common stock and 3,562,238 shares of non-voting Series B Preferred Stock. Additionally, Xerox was issued a ten-year warrant, which at November 15, 2002 was exercisable for the purchase of up to 525,732 shares of our common stock. Xerox represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares and the warrant, and appropriate legends were affixed to the share certificates and warrant issued in the transaction. Additionally, Xerox had access, through its relationship with us, to information about us.


     (b) On April 25, 2001, we sold the State of Wisconsin Investment Board ("SWIB") 4,761,905 shares of our common stock, at a price of $1.05 per share. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. SWIB represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, SWIB had access, through its relationship with us, to information about us.

     (c) On November 12, 2001, we issued 262,200 shares of our common stock at a price per share of $2.67 to Bear, Stearns & Co., Inc. ("Bear Stearns"). We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares. The shares were issued pursuant to a Settlement and Release Agreement. We, as successor-in-interest to Caere Corporation, and Bear Stearns are parties to an engagement letter dated September 9, 1999 (the "Bear Engagement Letter"). Pursuant to the terms of the Bear Engagement Letter, Bear Stearns was to receive certain payments from us as compensation for its role as financial advisor with respect to certain transactions (the "Original Bear Payment"). Bear Stearns agreed to accept payment other than the Original Bear Payment as payment in full to satisfy fees and expenses due from us to Bear Stearns, including 262,200 shares of common stock. Bear Stearns represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, Bear Stearns had access, through its relationship with us, to information about us.

     (d) On December 12, 2001, in connection with the acquisition of the speech and language assets of Lernout & Hauspie N.V. and related entities ("L&H"), L&H was issued 7,400,000 shares of our common stock. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. L&H represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, L&H had access, through its relationship with us, to information about us.

     (e) On December 13, 2001, we sold SWIB 3,500,000 shares of our common stock, at a price of $3.10 per share. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. SWIB represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, SWIB had access, through its relationship with us, to information about us.

     (f) On December 28, 2001, we agreed to issue to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") 65,100 shares of our common stock at a price per share of $5.16. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. The shares were issued pursuant to a Settlement and Termination Agreement. We and Merrill Lynch are parties to an engagement letter dated December 13, 1999 (the "Merrill Engagement Letter"). Pursuant to the terms of the Merrill Engagement Letter, Merrill Lynch was to receive certain payments from us as compensation for its role as financial advisor with respect to certain transactions (the "Original ML Payment"). Merrill Lynch agreed to accept payment other than the Original ML Payment as payment in full to satisfy fees and expenses due by us to Merrill Lynch, including 65,100 shares of our common stock. Merrill Lynch represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, Merrill Lynch had access, through its relationship with us, to information about us.

     (g) On March 21, 2002, in connection with the acquisition of the AudioMining assets of L&H Holdings USA, Inc. ("L&H Holdings"), L&H Holdings was issued 121,359 shares of our common stock. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. L&H Holdings represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, L&H Holdings had access, through its relationship with us, to information about us.


     (h) On April 12, 2002, we sold SF Capital Partners Ltd. ("SF Capital") 1,000,000 shares of our common stock, at a price of $6.00 per share. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares on the basis that the transaction did not involve a public offering, and appropriate legends were affixed to the share certificates issued in the transaction. SF Capital represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and that it is an "accredited investor" as that term is defined in Rule 501 under the Securities Act. Additionally, SF Capital had access, through its relationship with us, to information about us.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS


  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
 1.1          Underwriting Agreement
 2.1(1)       Agreement and Plan of Merger, dated December 2, 1998,
              between Visioneer, Inc., a Delaware corporation, and
              Registrant.
 2.2(2)       Agreement and Plan of Reorganization, dated January 15,
              2000, by and among Registrant, Scorpion Acquisitions
              Corporation, a Delaware corporation and a wholly-owned
              subsidiary of Registrant, and Caere Corporation, a Delaware corporation.
 2.3(3)       Asset Purchase Agreement, dated as of December 7, 2001, by and among the Registrant and Lernout & Hauspie Speech
              Products N.V., a corporation organized and existing under
              the laws of the Kingdom of Belgium, L&H Holdings USA, a
              Delaware corporation that is a wholly-owned subsidiary of
              L&H, and certain other parties.
 2.4          Purchase Agreement, dated October 7, 2002, between
              Koninklijke Philips Electronics N.V. and the Registrant.
 3.1(4)       Amended and Restated Certificate of Incorporation of
              Registrant.
 3.2(5)       Bylaws of Registrant.
 4.1(6)       Specimen Common Stock Certificate.
 4.2(7)       Preferred Shares Rights Agreement, dated as of October 23,
              1996, between the Registrant and U.S. Stock Transfer
              Corporation, including the Certificate of Designation of
              Rights, Preferences and Privileges of Series A Participating
              Preferred Stock, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C,
              respectively.
 4.3(1)       Common Stock Purchase Warrant.
 4.4(1)       Registration Rights Agreement, dated March 2, 1999, between the Registrant and Xerox Corporation.
 4.5          Form of Lock-up Agreement between the underwriters and
              officers and directors of the Registrant (Included in
              Exhibit 1.1 above).
 4.6#         Registration Rights Agreement, dated December 12, 2001, as amended and restated on March 21, 2002, between the
              Registrant, Lernout & Hauspie Speech Products N.V., and
              certain other parties.

  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
 4.7#         Share Purchase Agreement, dated as of December 13, 2001,
              between the Registrant and the State of Wisconsin Investment
              Board, as amended.
 4.8#         Registration Rights Agreement, dated December 28, 2001,
              between Registrant and Merrill Lynch, Pierce, Fenner & Smith
              Incorporated (Included in Exhibit 10.23 below).
 4.9#         Share Purchase Agreement, dated as of April 12, 2002,
              between the Registrant and SF Capital Partners Ltd.
 4.10#        Agreement for the sale and purchase of certain shares of
              ScanSoft, Inc. held by Lernout & Hauspie Speech Products
              N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
              Products N.V. and L&H Holdings USA (Reference is hereby made to Exhibit 10.24).
 4.11#        Lock-Up Agreement, dated September 16, 2002, by and between
              Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
              Paul A. Ricci.
 4.12#        Lock-Up Agreement, dated September 16, 2002, by and between
              Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
              Michael K. Tivnan.
 4.13#        Form of Lock-Up Agreement, dated September 16, 2002, by and between Lernout & Hauspie Speech Products N.V., L&H Holdings
              USA and each of the Registrant's Named Executive Officers, directors and Robert J. Weideman.
 4.14         Form of Lock-up Agreement between the underwriters and
              certain stockholders of the Registrant (Included in Exhibit
              1.1 above).
 5.1          Opinion of Counsel as to the validity of the Shares.
10.1(5)       Form of Indemnification Agreement.
10.2(8)**     1995 Directors' Stock Option Plan, as amended.
10.3(9)       LZW Paper Input System Patent License Agreement, dated
              October 20, 1995, between the Registrant and Unisys
              Corporation.
10.4(9)       Patent License agreement, dated November 13, 1995, between the Registrant and Wang Laboratories, Inc.
10.5(10)      Software Distribution Agreement, dated April 26, 1995,
              between Xerox Imaging Systems, Inc. and Tech Data
              Corporation.
10.6(10)      Assignment, Assumption, Renewal and Modification Agreement,
              dated June 18, 1997, between Xerox Imaging Systems, Inc.,
              the Registrant and Tech Data Product Management, Inc.
10.7(10)      Distribution Agreement, dated September 22, 1993, between
              Ingram Micro, Inc. and Xerox Imaging Systems, Inc., as
              amended.
10.8(20)      Gold Disk Bundling Agreement: Pagis SE & Pagis Pro, dated
              June 29, 1998, between Xerox Corporation, through its
              Channels Group, and the Registrant, as amended.
10.9(20)      Gold Disk Bundling Agreement, dated March 25, 1998, between
              Xerox Corporation, Office Document Products Group and the
              Registrant.
10.10(11)**   Caere Corporation 1992 Non-Employee Directors' Stock Option
              Plan.
10.11(12)**   Stand Alone Stock Option Agreement Number 1, dated as of
              August 21, 2000, by and between the Registrant and Paul A.
              Ricci.
10.12(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Paul A. Ricci.
10.13(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Michael K. Tivnan.
10.14(14)     Lease Agreement, dated December 18, 2000, by and between
              James M. Salar, as trustee of the JMS Realty Trust, and the
              Registrant.
10.15(21)     Gold Disk Bundling Agreement, dated as of September 30,
              1999, as amended by Amendment Number 1, dated as of January
              1, 2000, between the Registrant and Xerox Corporation.

  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
10.16(15)     Termination Agreement, dated March 5, 2002, by and between the Registrant and Robert Teresi.
10.17#**      1993 Incentive Stock Option Plan, as amended.
10.18#**      1995 Employee Stock Purchase Plan, as amended and restated
              on April 27, 2000.
10.19#**      1997 Employee Stock Option Plan, as amended.
10.20(16)**   1998 Stock Option Plan.
10.21(8)**    2000 Stock Option Plan.
10.22#        Settlement and Release Agreement, dated as of November 12,
              2001, between the Registrant and Bear, Stearns & Co. Inc.
10.23#        Settlement and Termination Agreement, dated as of December
              28, 2001, between the Registrant and Merrill Lynch, Pierce,
              Fenner & Smith Incorporated.
10.24#        Agreement for the sale and purchase of certain shares of
              ScanSoft, Inc. held by Lernout & Hauspie Speech Products
              N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
              Products N.V. and L&H Holdings USA, Inc.
10.25(19)     Loan and Security Agreement, dated as of October 31, 2002, between the Registrant and Silicon Valley Bank.
10.26**       Vesting Agreement, dated June 24, 1999, between the
              Registrant and Wayne Crandall.
10.27**       Letter, dated July 7, 2000, from the Registrant to Ben
              Wittner regarding certain employment matters.
10.28(18)**   Amendment No. 1, dated July 26, 2001, to Employment
              Agreement, dated August 21, 2000, by and between the
              Registrant and Paul A. Ricci.
21.1(17)      Subsidiaries of the Registrant.
23.1          Consent of Counsel (Included in Exhibit 5.1 above).
23.2          Consent of PricewaterhouseCoopers LLP.
23.3          Consent of PricewaterhouseCoopers LLP.
23.4          Consent of KPMG Accountants N.V.
24.1#         Power of Attorney.


---------------


   # Previously filed.


  ** Denotes Management compensatory plan or arrangement.

 (1) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-70603) filed with the Commission on January 14, 1999.

 (2) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-96487) filed with the Commission on February 9, 2000.

 (3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on December 27, 2001.

 (4) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission on May 11, 2001.

 (5) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 333-98356) filed with the Commission on October 19, 1995.

 (6) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form 8-A (No. 0-27038) filed with the Commission on December 6, 1995.

 (7) Incorporated by reference from the Registrant's current Report on Form 8-K dated October 31, 1996.

 (8) Incorporated by reference from the Registrant's Definitive Proxy Statement, filed with the Commission on April 30, 2002.

 (9) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form S-1 (No. 33-98356) filed with the Commission on November 15, 1995.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on April 5, 1999.

(11) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-33464) filed with the Commission on March 29, 2000.

(12) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-49656) filed with the Commission on November 9, 2000.

(13) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed with the Commission on November 13, 2000.

(14) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001.

(15) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on March 7, 2002.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-74343) filed with the Commission on March 12, 1999.

(17) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.


(18) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the Commission on November 7, 2001.



(19) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Commission on November 14, 2002.



(20) Incorporated by reference from the Registrant's Amendment No. 2 to Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on February 8, 2000.



(21) Incorporated by reference from the Registrant's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on August 8, 2001.


       (B) FINANCIAL STATEMENT SCHEDULES

     The schedule listed below and the Report of Independent Accountants on Financial Statement Schedule are filed as part of this Registration Statement.


                                                              PAGE
                                                              ----
Report of Independent Accountants on Financial Statement
  Schedule..................................................  F-32
Schedule II -- Valuation and Qualifying Accounts and
  Reserves..................................................  F-33


     All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS


     (a) The undersigned Registrant hereby undertakes that:



          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peabody, State of Massachusetts, on the 6th day of December, 2002.


                                          SCANSOFT, INC.


                                          By: /s/   RICHARD S. PALMER

                                            ------------------------------------

                                                     Richard S. Palmer


                                                  Chief Financial Officer


                                               (Principal Financial Officer)



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----
*                                                     Chairman of the Board, Chief     December 6, 2002
------------------------------------------------     Executive Officer and Director
Paul A. Ricci                                         (Principal Executive Officer)


              /s/ RICHARD S. PALMER                      Chief Financial Officer       December 6, 2002
 ------------------------------------------------     (Principal Financial Officer)
                Richard S. Palmer


             /s/ GERALD C. KENT, JR.                      Vice President, Chief        December 6, 2002
 ------------------------------------------------        Accounting Officer and
               Gerald C. Kent, Jr.                        Controller (Principal
                                                           Accounting Officer)


*                                                        Director, President and       December 6, 2002
------------------------------------------------         Chief Operating Officer
Michael K. Tivnan


*                                                               Director               December 6, 2002
------------------------------------------------
Robert J. Frankenberg


*                                                               Director               December 6, 2002
------------------------------------------------
Katharine A. Martin


*                                                               Director               December 6, 2002
------------------------------------------------
Mark B. Myers


*                                                               Director               December 6, 2002
-----------------------------------------
Robert G. Teresi


*By: /s/ RICHARD S. PALMER
-----------------------------------------------
     Richard S. Palmer
     Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
 1.1          Underwriting Agreement
 2.1(1)       Agreement and Plan of Merger, dated December 2, 1998,
              between Visioneer, Inc., a Delaware corporation, and
              Registrant.
 2.2(2)       Agreement and Plan of Reorganization, dated January 15,
              2000, by and among Registrant, Scorpion Acquisitions
              Corporation, a Delaware corporation and a wholly-owned
              subsidiary of Registrant, and Caere Corporation, a Delaware corporation.
 2.3(3)       Asset Purchase Agreement, dated as of December 7, 2001, by and among the Registrant and Lernout & Hauspie Speech
              Products N.V., a corporation organized and existing under
              the laws of the Kingdom of Belgium, L&H Holdings USA, a
              Delaware corporation that is a wholly-owned subsidiary of
              L&H, and certain other parties.
 2.4          Purchase Agreement, dated October 7, 2002, between
              Koninklijke Philips Electronics N.V. and the Registrant.
 3.1(4)       Amended and Restated Certificate of Incorporation of
              Registrant.
 3.2(5)       Bylaws of Registrant.
 4.1(6)       Specimen Common Stock Certificate.
 4.2(7)       Preferred Shares Rights Agreement, dated as of October 23,
              1996, between the Registrant and U.S. Stock Transfer
              Corporation, including the Certificate of Designation of
              Rights, Preferences and Privileges of Series A Participating
              Preferred Stock, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C,
              respectively.
 4.3(1)       Common Stock Purchase Warrant.
 4.4(1)       Registration Rights Agreement, dated March 2, 1999, between the Registrant and Xerox Corporation.
 4.5          Form of Lock-up Agreement between the underwriters and
              officers and directors of the Registrant (Included in
              Exhibit 1.1 above).
 4.6#         Registration Rights Agreement, dated December 12, 2001, as amended and restated on March 21, 2002, between the
              Registrant, Lernout & Hauspie Speech Products N.V., and
              certain other parties.
 4.7#         Share Purchase Agreement, dated as of December 13, 2001,
              between the Registrant and the State of Wisconsin Investment
              Board, as amended.
 4.8#         Registration Rights Agreement, dated December 28, 2001,
              between Registrant and Merrill Lynch, Pierce, Fenner & Smith
              Incorporated (Included in Exhibit 10.23 below).
 4.9#         Share Purchase Agreement, dated as of April 12, 2002,
              between the Registrant and SF Capital Partners Ltd.
 4.10#        Agreement for the sale and purchase of certain shares of
              ScanSoft, Inc. held by Lernout & Hauspie Speech Products
              N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
              Products N.V. and L&H Holdings USA (Reference is hereby made to Exhibit 10.24).
 4.11#        Lock-Up Agreement, dated September 16, 2002, by and between
              Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
              Paul A. Ricci.
 4.12#        Lock-Up Agreement, dated September 16, 2002, by and between
              Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
              Michael K. Tivnan.
 4.13#        Form of Lock-Up Agreement, dated September 16, 2002, by and between Lernout & Hauspie Speech Products N.V., L&H Holdings
              USA and each of the Registrant's Named Executive Officers, directors and Robert J. Weideman.

  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
 4.14         Form of Lock-up Agreement between the underwriters and
              certain stockholders of the Registrant (Included in Exhibit
              1.1 above).
 5.1          Opinion of Counsel as to the validity of the Shares.
10.1(5)       Form of Indemnification Agreement.
10.2(8)**     1995 Directors' Stock Option Plan, as amended.
10.3(9)       LZW Paper Input System Patent License Agreement, dated
              October 20, 1995, between the Registrant and Unisys
              Corporation.
10.4(9)       Patent License agreement, dated November 13, 1995, between the Registrant and Wang Laboratories, Inc.
10.5(10)      Software Distribution Agreement, dated April 26, 1995,
              between Xerox Imaging Systems, Inc. and Tech Data
              Corporation.
10.6(10)      Assignment, Assumption, Renewal and Modification Agreement,
              dated June 18, 1997, between Xerox Imaging Systems, Inc.,
              the Registrant and Tech Data Product Management, Inc.
10.7(10)      Distribution Agreement, dated September 22, 1993, between
              Ingram Micro, Inc. and Xerox Imaging Systems, Inc., as
              amended.
10.8(20)      Gold Disk Bundling Agreement: Pagis SE & Pagis Pro, dated
              June 29, 1998, between Xerox Corporation, through its
              Channels Group, and the Registrant, as amended.
10.9(20)      Gold Disk Bundling Agreement, dated March 25, 1998, between
              Xerox Corporation, Office Document Products Group and the
              Registrant.
10.10(11)**   Caere Corporation 1992 Non-Employee Directors' Stock Option
              Plan.
10.11(12)**   Stand Alone Stock Option Agreement Number 1, dated as of
              August 21, 2000, by and between the Registrant and Paul A.
              Ricci.
10.12(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Paul A. Ricci.
10.13(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Michael K. Tivnan.
10.14(14)     Lease Agreement, dated December 18, 2000, by and between
              James M. Salar, as trustee of the JMS Realty Trust, and the
              Registrant.
10.15(21)     Gold Disk Bundling Agreement, dated as of September 30,
              1999, as amended by Amendment Number 1, dated as of January
              1, 2000, between the Registrant and Xerox Corporation.
10.16(15)     Termination Agreement, dated March 5, 2002, by and between the Registrant and Robert Teresi.
10.17#**      1993 Incentive Stock Option Plan, as amended.
10.18#**      1995 Employee Stock Purchase Plan, as amended and restated
              on April 27, 2000.
10.19#**      1997 Employee Stock Option Plan, as amended.
10.20(16)**   1998 Stock Option Plan.
10.21(8)**    2000 Stock Option Plan.
10.22#        Settlement and Release Agreement, dated as of November 12,
              2001, between the Registrant and Bear, Stearns & Co. Inc.
10.23#        Settlement and Termination Agreement, dated as of December
              28, 2001, between the Registrant and Merrill Lynch, Pierce,
              Fenner & Smith Incorporated.

  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
10.24#        Agreement for the sale and purchase of certain shares of
              ScanSoft, Inc. held by Lernout & Hauspie Speech Products
              N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
              Products N.V. and L&H Holdings USA, Inc.
10.25(19)     Loan and Security Agreement, dated as of October 31, 2002, between the Registrant and Silicon Valley Bank.
10.26**       Vesting Agreement, dated June 24, 1999, between the
              Registrant and Wayne Crandall.
10.27**       Letter, dated July 7, 2000, from the Registrant to Ben
              Wittner regarding certain employment matters.
10.28(18)**   Amendment No. 1, dated July 26, 2001, to Employment
              Agreement, dated August 21, 2000, by and between the
              Registrant and Paul A. Ricci.
21.1(17)      Subsidiaries of the Registrant.
23.1          Consent of Counsel (Included in Exhibit 5.1 above).
23.2          Consent of PricewaterhouseCoopers LLP.
23.3          Consent of PricewaterhouseCoopers LLP.
23.4          Consent of KPMG Accountants N.V.
24.1#         Power of Attorney.


---------------


   # Previously filed.


  ** Denotes Management compensatory plan or arrangement.

 (1) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-70603) filed with the Commission on January 14, 1999.

 (2) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-96487) filed with the Commission on February 9, 2000.

 (3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on December 27, 2001.

 (4) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission on May 11, 2001.

 (5) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 333-98356) filed with the Commission on October 19, 1995.

 (6) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form 8-A (No. 0-27038) filed with the Commission on December 6, 1995.

 (7) Incorporated by reference from the Registrant's current Report on Form 8-K dated October 31, 1996.

 (8) Incorporated by reference from the Registrant's Definitive Proxy Statement, filed with the Commission on April 30, 2002.

 (9) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form S-1 (No. 33-98356) filed with the Commission on November 15, 1995.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on April 5, 1999.

(11) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-33464) filed with the Commission on March 29, 2000.

(12) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-49656) filed with the Commission on November 9, 2000.

(13) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed with the Commission on November 13, 2000.

(14) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001.

(15) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on March 7, 2002.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-74343) filed with the Commission on March 12, 1999.

(17) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.


(18) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the Commission on November 7, 2001.



(19) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Commission on November 14, 2002.



(20) Incorporated by reference from the Registrant's Amendment No. 2 to Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on February 8, 2000.



(21) Incorporated by reference from the Registrant's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on August 8, 2001.